Exhibit 10.8

CONFORMED CREDIT AGREEMENT

(Incorporating First Amendment dated October 12, 2018,

Second Amendment dated October 4, 2019,

Third Amendment dated September 8, 2020,

Fourth Amendment dated October 7, 2021,

Fifth Amendment dated January 28, 2022,

Sixth Amendment dated February 14, 2022,

Seventh Amendment dated May 13, 2022

and Eighth Amendment dated September 19, 2022)

ABL CREDIT AND GUARANTY AGREEMENT

dated as of July 18, 2018,

among

QUALTEK BUYER, LLC (f/k/a BCP QUALTEK BUYER, LLC)

BCP QUALTEK MERGER SUB, LLC

(to be merged with and into QUALTEK LLC (f/k/a QUALTEK USA, LLC),

CERTAIN SUBSIDIARIES OF QUALTEK USA, LLC,

as Guarantors,

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

PNC CAPITAL MARKETS LLC,

as Sole Lead Arranger and Sole Bookrunner

$130,000,000 Senior Secured ABL Credit Facility

i

4.3. Due Authorization	148
4.4. No Conflict	148
4.5. Governmental Approvals	148
4.6. Binding Obligation	149
4.7. Historical Financial Statements; Pro Forma Financial Statements	149
4.8. No Material Adverse Change	149
4.9. Adverse Proceedings	149
4.10. Payment of Taxes	149
4.11. Properties	150
4.12. Environmental Matters	151
4.13. Borrowing Base Certificate	151
4.14. Governmental Regulation	151
4.15. Federal Reserve Regulations	151
4.16. Employee Matters	152
4.17. Employee Benefit Plans	152
4.18. Solvency	153
4.19. Compliance with Laws	153
4.20. Disclosure	153
4.21. Collateral Matters	154
4.22. Insurance	155
4.23. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	156

SECTION 5. AFFIRMATIVE COVENANTS	156
5.1. Financial Statements and Other Reports	157
5.2. Existence	162
5.3. Payment of Taxes and Claims	162
5.4. Maintenance of Properties	162
5.5. Insurance	163
5.6. Books and Records; Inspections	164
5.7. Use of Proceeds	164
5.8. Compliance with Laws	165
5.9. Environmental Matters	165
5.10. Subsidiaries	166
5.11. Additional Collateral	166
5.12. Further Assurances	166
5.13. Field Examinations and Inventory Appraisals	167
5.14. Senior Indebtedness	168
5.15. Post-Closing Matters	168
5.16. Representation and Warranty Insurance Proceeds	168
5.17. Cash Management Systems.	169

SECTION 6. NEGATIVE COVENANTS	171
6.1. Indebtedness	171
6.2. Liens	178
6.3. No Further Negative Pledges	182
6.4. Restricted Junior Payments	183
6.5. Restrictions on Subsidiary Distributions	189

ii

6.6. Investments	190
6.7. Fixed Charge Coverage Ratio	195
6.8. Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries	196
6.9. Sales and Leasebacks	200
6.10. Transactions with Affiliates	201
6.11. Conduct of Business	203
6.12. Hedge Agreements	203
6.13. Amendments or Waivers of Organizational Documents and Certain Agreements	203
6.14. Fiscal Year	204
6.15. Holding Company	204

SECTION 7. GUARANTEE	206
7.1. Guarantee of the Obligations	206
7.2. Indemnity by Holdings and the Borrower; Contribution by the Guarantors	206
7.3. Liability of Guarantors Absolute	208
7.4. Waivers by the Guarantors	210
7.5. Guarantors’ Rights of Subrogation, Contribution, Etc	211
7.6. Continuing Guarantee	211
7.7. Authority of the Guarantors or the Borrower	212
7.8. Financial Condition of the Credit Parties	212
7.9. Bankruptcy, Etc	212

SECTION 8. EVENTS OF DEFAULT	213
8.1. Events of Default	213
8.2. Permitted Holders’ Right to Cure	217

SECTION 9. AGENTS	218
9.1. Appointment of Agents	218
9.2. Powers and Duties	219
9.3. General Immunity	219
9.4. Agents Entitled to Act in Individual Capacity	222
9.5. Lenders’ and Issuing Banks’ Representations, Warranties and Acknowledgments	223
9.6. Right to Indemnity	224
9.7. Successor Administrative Agent and Collateral Agent	225
9.8. Collateral Documents and Obligations Guarantee	225
9.9. Withholding Taxes	230
9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	230
9.11. ERISA Representation	231

SECTION 10. MISCELLANEOUS	233
10.1. Notices	233
10.2. Expenses	235
10.3. Indemnity	236
10.4. Set-Off	237
10.5. Amendments and Waivers	238
10.6. Successors and Assigns; Participations	242
10.7. Independence of Covenants	250

iii

10.8. Survival of Representations, Warranties and Agreements	250
10.9. No Waiver; Remedies Cumulative	251
10.10. Marshalling; Payments Set Aside	251
10.11. Severability	252
10.12. Independent Nature of Lenders’ Rights	252
10.13. Headings	252
10.14. APPLICABLE LAW	252
10.15. CONSENT TO JURISDICTION	253
10.16. WAIVER OF JURY TRIAL	253
10.17. Confidentiality	254
10.18. Usury Savings Clause	255
10.19. Counterparts	256
10.20. Effectiveness; Entire Agreement	256
10.21. PATRIOT Act	256
10.22. Electronic Execution of Assignments and Certain Other Documents	256
10.23. No Fiduciary Duty	257
10.24. Permitted Intercreditor Agreements	257
10.25. Acknowledgment and Consent to Bail-In of EEA Financial Institutions	259
10.26. Acknowledgement Regarding Any Supported QFCs	260

iv

SCHEDULES:	1.1(a)	Closing Date Material Real Estate Assets
	1.1(b)	Existing Letters of Credit
	2.1	Commitments
	4.2	Equity Interests and Ownership
	4.11(b)	Real Estate
	4.22	Insurance
	5.15	Post-Closing Matters
	6.1	Indebtedness
	6.2	Liens
	6.3	Negative Pledges
	6.5	Restrictions on Subsidiary Distributions
	6.6	Investments
	6.10	Affiliate Transactions
	10.1	Notices

EXHIBITS:	A	ABL Intercreditor Agreement
	B	Assignment Agreement
	C	Closing Date Certificate
	D	Compliance Certificate
	E	Conversion/Continuation Notice
	F	Counterpart Agreement
	G	Funding Notice
	H	Intercompany Indebtedness Subordination Agreement
	I	Pledge and Security Agreement
	J	Solvency Certificate
	K-1	Collateral Questionnaire
	K-2	Supplemental Collateral Questionnaire
	L-1	Form of US Tax Certificate for Non-US Lenders that are not Partnerships for US Federal Income Tax Purposes
	L-2	Form of US Tax Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
	L-3	Form of US Tax Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
	L-4	Form of US Tax Certificate for Non-US Lenders that are Partnerships for US Federal Income Tax Purposes
	M-1	Revolving Promissory Note
	M-2	Swing Line Promissory Note
	N	Borrowing Base Certificate

v

ABL CREDIT AND GUARANTY AGREEMENT dated as of July 18, 2018, among QUALTEK BUYER, LLC (f/k/a BCP QUALTEK BUYER, LLC), a Delaware limited liability company (“Holdings”), BCP QUALTEK MERGER SUB, LLC, a Delaware limited liability company (“Merger Sub”), to be merged with and into QUALTEK LLC (f/k/a QUALTEK USA, LLC), a Delaware limited liability company (the “Acquired Company”), CERTAIN SUBSIDIARIES OF THE BORROWER party hereto, as Guarantors, the LENDERS party hereto and PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), as Administrative Agent and Collateral Agent.

RECITALS

A.On the Closing Date, pursuant to the terms of the Merger Agreement, Merger Sub will acquire the Acquired Company as described in the Merger Agreement and, immediately thereafter, Merger Sub will merge with and into the Acquired Company, with the Acquired Company surviving the merger as a wholly owned Subsidiary of Holdings (the “Merger”).

B.To fund a portion of the consideration for the Merger Transactions, the Investors will directly or indirectly contribute (such contribution in accordance with this paragraph, the “Equity Contribution”) to the Borrower or a direct or indirect parent of the Borrower cash and/or rollover equity in exchange for common equity of the Borrower or a direct or indirect parent of the Borrower and the amount of such contributed cash and/or rollover equity will not be less than an amount (the “Required Minimum Equity Contribution Amount”) equal to 40% of the sum of (i) the aggregate gross proceeds of the loans under the Term Credit Agreement received by the Borrower on the Closing Date, (ii) the aggregate gross proceeds of the Loans received by the Borrower on the Closing Date (excluding amounts up to $10 million borrowed for working capital needs of Holdings, the Borrower and its Subsidiaries), (iii) the aggregate principal amount of any other Indebtedness for borrowed money incurred to fund any portion of (or assumed in connection with) the Transactions and (iv) the amount of such cash and rollover equity contributed, in each case, on the Closing Date (the sum of clauses (i) through (iv), the “Capitalization Amount”); provided that (x) the portion of the Equity Contribution consisting of new cash (as opposed to equity rolled over) shall be at least 35% of the Capitalization Amount, and (y) after giving effect to the Transactions, as of the Closing Date, the Sponsor Investors will control, directly or indirectly (whether by contract or otherwise), not less than a majority of the voting Equity Interests of the Borrower.

C.To consummate the Transactions, the Borrower has requested that the Lenders extend credit in the form of a senior secured asset-based revolving credit facility consisting of Revolving Commitments in an aggregate initial amount of $65,000,000, subject to increase as provided herein.

D.On the Closing Date, the Borrower will also obtain loans and commitments under the Term Credit Agreement.

E.The Lenders and the Issuing Banks have agreed to make Credit Extensions to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1.  Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement in substantially the form set forth in Exhibit A, with such changes therefrom as may be agreed to by the Administrative Agent or as are contemplated or permitted by Section 10.24.

“ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Account” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Account Debtor” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Acquired Business” means Acquired Company and its Subsidiaries.

“Acquired Business Representations” means the representations and warranties made by or with respect to the Acquired Business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub or any of its Affiliates has the right (taking into account any applicable cure provisions) under the Merger Agreement not to consummate the Merger, or to terminate Merger Sub’s or such Affiliate’s obligations under the Merger Agreement, as a result of a breach of such representations and warranties.

“Acquired Company” as defined in the preamble hereto.

“Acquired Company Material Adverse Effect” has the meaning assigned to the term “Company Material Adverse Change” in the Merger Agreement.

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Acquisition Consideration” means, with respect to any Acquisition, (a) the purchase consideration for such Acquisition, whether paid in Cash or other property (valued at the fair value thereof, as determined reasonably and in good faith by an Authorized Officer of the Borrower), but excluding any component thereof consisting of Equity Interests in the Borrower (other than Disqualified Equity Interests), and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any earn-outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Person or assets acquired, provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established by the Borrower or any Restricted Subsidiary in respect thereof at the time of the consummation of such Acquisition, and (b) the aggregate amount of Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with such Acquisition.

2

“Activation Notice” as defined in Section 5.17(b).

“Administrative Agent” means PNC Bank, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Administrative Agent Account” means any deposit account designated by the Administrative Agent as the “Administrative Agent Account” by written notice to the Borrower.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary or any property of Holdings, the Borrower or any Restricted Subsidiary.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Arranger and (d) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2(b).

“Agreement” means this ABL Credit and Guaranty Agreement dated as of July 18, 2018.

“Anti-Corruption Laws” as defined in Section 4.23.

“Anti-Terrorism Law” shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b.

3

“Anticipated Cure Deadline” has the meaning set forth in Section 8.2(a).

“Applicable Commitment Fee Rate” means, on any day, with respect to the commitment fees payable hereunder at any time, the applicable rate per annum set forth below, based upon the Quarterly Average Facility Utilization for the Fiscal Quarter most recently ended prior to such day.

Category	Quarterly Average Facility Utilization	Applicable Commitment Fee Rate
Category 1	≥ 50%	0.25%
Category 2	< 50%	0.375%

The Applicable Commitment Fee Rate (a) shall be the applicable rate per annum set forth in Category 2 above through and including the last day of the first full Fiscal Quarter commencing after the Closing Date and (b) thereafter, shall be determined at the commencement of each subsequent Fiscal Quarter, with any changes to the Applicable Commitment Fee Rate resulting from a change in Quarterly Average Facility Utilization becoming effective on the first day of each such Fiscal Quarter; provided that, notwithstanding the foregoing, if a Default or Event of Default shall have occurred and be continuing at the commencement of a Fiscal Quarter, the Applicable Commitment Fee Rate shall be deemed to be the applicable rate per annum set forth in Category 2 above until such time as no Default or Event of Default shall have occurred and be continuing.

“Applicable Margin” means, on any day, with respect to any Base Rate Loan or BSBY Rate Loan, the applicable rate per annum set forth below under the caption “Applicable Margin for Base Rate Loans” or “Applicable Margin for BSBY Rate Loans”, as the case may be, based upon the Quarterly Average Excess Availability for the Fiscal Quarter most recently ended prior to such day:

(a) At any time other than a Seasonal Increase Period:

Category	Quarterly Average Excess Availability	Applicable Margin for Base Rate Loans	Applicable Margin for BSBY Rate Loans
Category 1	≥ 66.7%	1.25%	2.25%
Category 2	≥ 33.3% but < 66.7%	1.50%	2.50%
Category 3	< 33.3%	1.75%	2.75%

4

(b) During a Seasonal Increase Period:

Category	Quarterly Average Excess Availability	Applicable Margin for Base Rate Loans	Applicable Margin for BSBY Rate Loans
Category 1	≥ 66.7%	1.50%	2.50%
Category 2	≥ 33.3% but < 66.7%	1.75%	2.75%
Category 3	< 33.3%	2.00%	3.00%

The Applicable Margin (a) shall be the applicable rate per annum set forth in Category 3 above through and including the last day of the first full Fiscal Quarter commencing after the Third Amendment Effective Date and (b) thereafter, shall be determined at the commencement of each subsequent Fiscal Quarter, with any changes to the Applicable Margin resulting from a change in Quarterly Average Excess Availability becoming effective on the first day of each such Fiscal Quarter; provided that the Applicable Margin shall be deemed to be the applicable rate per annum set forth in Category 3 above if the Borrower shall have failed to timely deliver any Borrowing Base Certificate required to have been delivered by it hereunder until the first Business Day after the delivery of such Borrowing Base Certificate (and thereafter the Applicable Margin shall be determined in accordance with the other provisions hereof). If any Borrowing Base Certificate shall prove to have been inaccurate, at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder and provided such inaccuracy is discovered within one year after the date on which the applicable Borrowing Base Certificate was delivered, and such inaccuracy shall have resulted in the payment of interest or letter of credit fees hereunder at rates lower than those that were in fact applicable for any period had there been no such inaccuracy, then (x) the Borrower shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for the applicable period and (y) the Borrower shall promptly pay to the Administrative Agent, for distribution to the Lenders at such time, the accrued interest and letter of credit fees that should have been paid but was not paid as a result of such inaccuracy; provided that payment of interest or letter of credit fees at rates lower than those that were in effect applicable as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default pursuant to Section 8.1(a), and such amount payable shall be calculated without giving effect to any additional interest payable on overdue amounts under Section 2.10 if paid promptly on demand. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Section 2.10 or 8.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent that is distributed to any Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 10.1(b), including the Credit Management Module of PNC Bank’s PINNACLE® System or any other equivalent electronic system agreed to by the Administrative Agent.

“Arranger” means PNC Capital Markets LLC, in its capacity as the sole lead arranger and sole bookrunner for the credit facilities initially established under this Agreement.

5

“Assignment Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee, in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Assignment Effective Date” as defined in Section 10.6(b).

“AT&T” means AT&T Mobility, LLC, AT&T Services, Inc., New Cingular Wireless PCS, LLC, and DIRECTV, LLC, or any of their respective affiliates, or any affiliate of AT&T, Inc.

“Authorized Officer” means, with respect to any Person, any Financial Officer of such Person or any individual holding the position of chief executive officer, president, chief administrative officer, vice president (or the equivalent thereof) or secretary of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Availability” means, at any time, an amount equal to the lesser of (a) the sum of (i) the Maximum Credit minus (ii) the aggregate Maximum Undrawn Amount of all Letters of Credit, and (b) the Borrowing Base then in effect.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily BSBY Floating Rate in effect on such day plus one percent (1.0%), so long as a Daily BSBY Floating Rate is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than one percent, then such rate shall be deemed to be one percent. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

6

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benchmark” shall mean, initially, the BSBY Screen Rate; provided that, if a replacement of the Benchmark has occurred pursuant to Section 2.18(f), then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall also include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) The sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) The sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) The sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Available Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition; provided further, that if the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Credit Documents.

7

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) For purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment*
One-Month	0.11448% (11.448 basis points)
Six-Months	0.42826% (42.826 basis points)
Three-Months	0.26161% (26.161 basis points)
• * These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf

(2) For purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable corresponding tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to Section 2.18(f) hereof, which date shall be at least 30 days from the date of the Term SOFR Notice.

8

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, accounting or stating that (1), such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark, or (2) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored or (3) with respect to the BSBY Screen Rate, either all Available Tenors of such BSBY Screen Rate or the BSBY Screen Rate itself have failed to comply with International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Bloomberg” shall mean Bloomberg Index Services Limited (or a successor administrator.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of Holdings, the Borrower or any of their respective Subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (other than a limited number of senior employees in connection with the relevant Person’s internal legal, compliance, risk management and/or credit practices) (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or any of their respective Subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arranger in accordance with clause (a) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name.

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“Borrower” means (a) prior to the consummation of the Merger, Merger Sub, and (b) upon and after the consummation of the Merger, the Acquired Company.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of BSBY Rate Loans, as to which a single Interest Period is in effect, (b) a Swing Line Loan or (c) a Protective Advance.

“Borrowing Base” means, at any time, an amount equal to:

(a) the product of (i) 85% multiplied by (ii) Eligible Receivables of the Credit Parties at such time; plus

(b) the product of (i) 85% multiplied by (ii) Eligible Unbilled Receivables of the Credit Parties at such time; provided that the amount included in the Borrowing Base at any time under this clause (b) shall not exceed, in the aggregate, 75% of the aggregate Borrowing Base (excluding, for purposes of such calculation, clause (d) below); plus

(c) the product of (i) 50% multiplied by (ii) the Inventory Value of the Eligible Inventory of the Credit Parties at such time; provided that the amount included in the Borrowing Base at any time under this clause (c) shall not exceed the greater of (A) $7,500,000 and (B) an amount equal to 10% of the aggregate Revolving Commitment of all Lenders at such time; minus

(d) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit; minus

(e) Reserves; minus

(f) Priority Payables;

provided that, notwithstanding the foregoing, (x) prior to the Temporary Borrowing Base Termination Date, the Borrowing Base (excluding, for purposes of this clause (x), clause (d) above) shall be deemed to be $60,000,000, and (y) if the Initial ABL Collateral Reports have not been delivered to the Administrative Agent, along with a duly completed Borrowing Base Certificate, by the date referenced in clause (b) of the definition of “Temporary Borrowing Base Termination Date”, the Borrowing Base shall be deemed to be calculated solely with respect to the assets of the Credit Parties (excluding any assets of any Credit Party that were acquired in connection with any Specified Tuck-In Acquisition) on and after such date until the date that the Initial ABL Collateral Reports are delivered to the Administrative Agent, along with a duly completed Borrowing Base Certificate.

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The Administrative Agent will have the right to modify eligibility criteria (if the effect thereof is to reduce the Borrowing Base then in effect) and establish and modify Reserves, in each case in its Permitted Discretion, and any modified eligibility criteria or newly-established or modified Reserves shall become effective on the third Business Day after the Administrative Agent provides written notice thereof to the Borrower (which notice shall include a description in reasonable detail of the basis for such determination); provided that (a) the Administrative Agent shall be available during such period to discuss any such proposed modification or Reserve with the Borrower and, without limiting the right of the Administrative Agent to modify eligibility criteria or to establish or modify Reserves in its Permitted Discretion, the Borrower may take such action as may be required so that the circumstances, conditions, events or contingencies that are the basis for such modification or such Reserve no longer exist, in a manner and to the extent satisfactory to the Administrative Agent in its Permitted Discretion, (b) the Administrative Agent shall not establish a general “availability block” (it being understood and agreed that satisfaction of the conditions to Credit Extensions set forth in Section 3.2 shall not be considered a general “availability block” for purposes of this clause (b)), and (c) any standard of eligibility or Reserve established or modified by the Administrative Agent shall bear a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such standards of eligibility or Reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith. After the Temporary Borrowing Base Termination Date, subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust the Borrowing Base or any component thereof, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.1(k) or pursuant to the definition of the term “Unrestricted Subsidiary” or 6.8(b)(xiv)).

“Borrowing Base Certificate” means a Borrowing Base Certificate, substantially in the form of Exhibit N (with such changes thereto as may be reasonably required by the Administrative Agent from time to time to reflect the components of, or Reserves against, the Borrowing Base as provided for hereunder), together will all attachments and supporting documentation contemplated thereby, signed and certified as accurate and complete by a Financial Officer of the Borrower.

“Borrowing Base Reporting Date” means (a) the last day of each calendar month or (b) during any Cash Dominion Period, the last day of each week.

“BSBY Floor” shall mean zero.

“BSBY Rate” shall mean, for any BSBY Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate two (2) Business Days prior to the first day of such Interest Period and having a term comparable to such Interest Period; provided that if the rate is not published on such determination date, then the rate per annum for purposes of this clause (a) shall be the BSBY Screen Rate on the first Business Day immediately prior thereto, by (ii) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, further, that if the BSBY Rate, determined as provided above, would be less than the BSBY Floor, then the BSBY Rate shall be deemed to be the BSBY Floor.

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The BSBY Rate shall be adjusted with respect to any BSBY Rate Loan that is outstanding on the effective date of any change in the BSBY Reserve Percentage as of such effective date and the Administrative Agent shall give prompt notice to the Borrower of the BSBY Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“BSBY Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“BSBY Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the BSBY Rate.

“BSBY Reserve Percentage” shall mean, as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to BSBY Screen Rate funding.

“BSBY Screen Rate” shall mean the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to closed for business in the State of New York; provided that, for purposes of any direct or indirect calculation or determination of the BSBY Screen Rate, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Canadian Benefit Plan” means any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health, hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, that is applicable to any current or former employee, director, officer, shareholder, consultant or independent contractor of the Borrower or any Restricted Subsidiary, or any dependent of any of them, except a Canadian Pension Plan or a Statutory Plan.

“Canadian Pension Plan” means a “pension plan” or “plan” within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada, that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of the Borrower or any Restricted Subsidiary.

“Capitalization Amount” as defined in the Recitals hereto.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in conformity with GAAP. The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

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“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Dominion Period” means each period (a) commencing on any day when a Specified Event of Default shall have occurred and continuing until the first day thereafter on which no Specified Event of Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate to that effect from an Authorized Officer of the Borrower, or (b) commencing on any day when Excess Availability, for five consecutive Business Days, is less than the greater of (i) $9,750,000 and (ii) 15% of the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect and continuing until the first day thereafter on which Excess Availability, for at least 20 consecutive calendar days, shall equal or exceed the greater of (i) $9,750,000 and (ii) 15% of the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America, in each case maturing within two years after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above; (f) shares of any money market mutual fund that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; (g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and (h) marketable corporate bonds for which an active trading market exists and price quotations are available, in each case maturing within two years after such date and issued by Persons that are not Affiliates of the Borrower and where such Persons (i) in the case of any such bonds maturing more than 12 months from the date of the acquisition thereof, have a long-term credit rating of at least AA- from S&P or Aa3 from Moody’s or (ii) in the case of any such bonds maturing less than or equal to 12 months from the date of the acquisition thereof, have a long-term credit rating of at least A+ from S&P or A1 from Moody’s, provided that the portfolio of any such bonds included as Cash Equivalents at any time shall have a weighted average maturity of not more than 360 days.

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“Cash Management Services” means cash management and related services provided to the Borrower or any Restricted Subsidiary, including treasury, depository, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, debit cards, stored value cards and commercial cards (including so-called “‘purchase cards”, “procurement cards” or “p-cards”) arrangements.

“Cash Management Services Provider” means any Person that (a) is, or was on the Closing Date, an Agent, the Arranger or any Affiliate of any of the foregoing, whether or not such Person shall have been an Agent, the Arranger or any Affiliate of any of the foregoing at the time the applicable agreement in respect of Cash Management Services was entered into, (b) is a counterparty to an agreement in respect of Cash Management Services in effect on the Closing Date and is a Lender or an Affiliate of a Lender as of the Closing Date or (c) becomes a counterparty after the Closing Date to an agreement in respect of Cash Management Services at a time when such Person is a Lender or an Affiliate of a Lender.

“CCAA” Companies' Creditors Arrangement Act (Canada).

“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Internal Revenue Code and (b) each Subsidiary of any such controlled foreign person; provided that, each Discretionary Guarantor that would otherwise be a CFC pursuant to this definition shall be deemed not to be a CFC.

“CFC Holding Company” means each Domestic Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than assets that consist (directly or indirectly through disregarded entities or partnerships) of Equity Interests or indebtedness (as determined for United States tax purposes) in one or more CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

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“Change of Control” means the earliest to occur of:

(a) any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to beneficially own (within the meaning of Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, Equity Interests representing a majority of the total voting power of all of the outstanding voting Equity Interests of Holdings;

(b) any time upon and after the consummation of a Qualifying IPO, the acquisition by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, of beneficial ownership (within the meaning of Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (i) 35% of the total voting power of all of the then outstanding voting Equity Interests of Holdings and (ii) the percentage of the total voting power of all of the then outstanding voting Equity Interests of Holdings owned, directly or indirectly, beneficially by the Permitted Holders;

(c) the Borrower ceasing to be a directly or indirectly wholly-owned Restricted Subsidiary of Holdings; or

(d) a “Change of Control” (or equivalent term) as defined in the Term Credit Agreement shall occur or a “change of control” (or equivalent term) as defined in the definitive documentation for any other Indebtedness that constitutes Material Indebtedness shall occur.

“Chattel Paper” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Claiming Guarantor” as defined in Section 7.2(b).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swing Line Loans or Protective Advances.

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.

“Collateral” means, collectively, all of the property (including Equity Interests) on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

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“Collateral Access Agreement” means an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral until the Obligations have been paid in full and this Agreement shall have been terminated and shall authorize the Collateral Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.

“Collateral Agent” means PNC Bank, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from Holdings and each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b) the Collateral Agent shall have received from Holdings and each Designated Subsidiary either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents, opinions and certificates with respect to such Designated Subsidiary of the type referred to in paragraphs (b), (i), (m) and (r) of Section 3.1;

(d) all Equity Interests in the Borrower and all Equity Interests held directly by the Borrower or any other Guarantor Subsidiary shall have been pledged pursuant to the Pledge and Security Agreement (provided that the Credit Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holding Company or (ii) Equity Interests constituting Excluded Property) and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e) (i) all Indebtedness owed by any Credit Party to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Obligations pursuant to the Intercompany Indebtedness Subordination Agreement, (ii) all Indebtedness of any Person (other than Holdings, the Borrower or a Restricted Subsidiary) in a principal amount of $2,000,000 or more that is owing to any Credit Party shall be evidenced by a promissory note and (iii) all the promissory notes referred to in clause (ii) above, and all promissory notes evidencing any Indebtedness of the Borrower or any Restricted Subsidiary that is owing to any Credit Party, shall, in each case, have been pledged pursuant to the Pledge and Security Agreement, and the Collateral Agent shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank;

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(f) all instruments and documents, including UCC financing statements (and, in the case of Liens granted by any Discretionary Guarantor, financing statements or other filings required by local law), required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(g) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Estate Asset, duly executed and delivered by the record owner of such Material Real Estate Asset (and in the event any Material Real Estate Asset subject to a Mortgage pursuant to this definition is located in a jurisdiction that imposes mortgage recording taxes or any similar taxes, fees or charges, the amount secured by such Mortgage shall be limited to the fair market value of such Material Real Estate Asset (as determined reasonably and in good faith by the Borrower)), (ii) if reasonably requested by the Collateral Agent, a policy or policies of title insurance or a marked up commitment or signed pro forma therefor (each, a “Mortgage Policy”) issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, which policies shall be in form and substance reasonably satisfactory to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) where applicable, a completed Flood Certificate with respect to each Material Real Estate Asset, which Flood Certificate shall be addressed to the Collateral Agent and shall otherwise comply with the Flood Program, (iv) if such Material Real Estate Asset is a Flood Hazard Property, (A) a written acknowledgement from the applicable Credit Party of receipt of written notification from the Collateral Agent as to the existence of such Material Real Estate Asset and as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program and (B) if such Material Real Estate Asset is located in a community that participates in the Flood Program, evidence that the applicable Credit Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program and (v) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset; and

(h) with respect to each deposit account and each securities account maintained by any Credit Party with any depository bank or securities intermediary (other than (i) any deposit account or securities account that constitutes Excluded Property and (ii) deposit accounts the daily balance in which does not at any time exceed $1,000,000 for any such account or $2,000,000 for all such accounts), the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement; provided that each Collection Lockbox, Collection Deposit Account and Concentration Deposit Account shall be subject to a Control Agreement as and to the extent required by Section 5.17; and

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(i) if any Discretionary Guarantor is or becomes domiciled (for purposes of the Civil Code of Quebec) in the Province of Quebec or, at any time, has tangible assets located in the Province of Quebec that have a fair market value of in excess of $2,000,000, such Discretionary Guarantor shall deliver to the Collateral Agent, for the benefit of the Secured Parties, a Quebec deed of hypothec and related ancillary documents and opinions that are required by the Collateral Agent, acting reasonably, and all filings, registrations and recordations shall be made to perfect (or cause to be opposable) the Liens created thereby to the extent required by, and with the priority required by, the Collateral Documents.

Notwithstanding anything herein to the contrary, the foregoing definition shall not require (a) compliance with the requirements of clauses (g), (h) and (i) above prior to the date that is 90 days after the Closing Date (or such later date as the Collateral Agent may agree to in writing), or (b) the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, any particular assets of the Credit Parties, or the provision of any Obligations Guarantee by any Subsidiary, if and for so long as the Collateral Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such deliverables (including the cost of obtaining flood insurance, if required), or providing such Obligations Guarantee (taking into account any adverse tax consequences to Holdings and the Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, surveys or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary:

(a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower;

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(b) the Collateral and Guarantee Requirement shall not apply to any of the following assets (collectively, the “Excluded Property”; each capitalized term used in this clause (b) but not defined in this Agreement having the meaning given to it in the Pledge and Security Agreement): (i) any Leasehold Property and any Real Estate Asset that is not a Material Real Estate Asset, (ii) any motor vehicles and other assets subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by the filing of UCC financing statements or an equivalent thereof in appropriate form in the applicable jurisdiction, (iii) any Commercial Tort Claim as to which the claim thereunder is less than $2,000,000, (iv) any Deposit Account (including any Cash or Cash Equivalents maintained or credited therein) (A) that is a disbursement account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses, (B) the funds in which consist solely of funds held by any Credit Party in trust for any director, officer or employee of the Borrower or any of the Subsidiaries or any employee benefit plan maintained by the Borrower or any of the Subsidiaries and (C) the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for an Acquisition or any other Investment permitted hereunder, (v) (A) any assets (including any governmental licenses, state or local franchises, charters or authorizations) if, for so long and to the extent a security interest may not be granted in such assets as a matter of applicable law and (B) any lease, license, contract or other agreement or any rights or interests thereunder if, for so long and to the extent the grant of a security interest therein would (x) constitute or result in (1) the unenforceability of any right, title or interest of the applicable Credit Party in or (2) a breach or termination pursuant to the terms of, or a default under, such lease, license, contract or other agreement or (y) require a consent, approval, license or authorization not obtained from a Governmental Authority or third party, except, in each case under this clause (v), to the extent that such law or the terms in such lease, license, contract or other agreement providing for such prohibition, breach, right of termination or default or requiring such consent, approval, license or authorization is ineffective under the UCC or other applicable law, provided that this clause (v) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is expressly deemed effective under the UCC or other applicable law, (vi) any asset owned that is subject to a Lien securing a purchase money, project financing or finance lease obligation or a Capital Lease Obligation (or any Refinancing Indebtedness in respect thereof) if (1) the contract or other agreement under which such Lien is granted (or the documentation providing for such obligation) prohibits the creation of any other Lien on such property or (2) a grant of any other Lien on such property would otherwise be prohibited by, constitute a breach or default under, result in the termination of, give rise to a right on the part of any party thereto (other than Holdings or any of its Subsidiaries) to terminate or requires any consent of any party thereto (other than Holdings or any of its Subsidiaries) under, such contract or agreement, in each case to the extent both such Lien and such obligation secured thereby are permitted under the Credit Documents, except, in each case under this clause (vi), to the extent that such contract or other agreement providing for such prohibition, breach, right of termination or default or requiring such consent is ineffective under the UCC or other applicable law; provided that this clause (vi) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is expressly deemed effective under the UCC or other applicable law, (vii) any licenses or state or local franchises, charters and authorizations of a Governmental Authority if, for so long and to the extent the grant of a security interest therein is prohibited or restricted by applicable law, except, in each case under this clause (vii), to the extent that such prohibition or restriction is ineffective under the UCC or other applicable law, (viii) Margin Stock and Equity Interests in any Person that is not a wholly owned Restricted Subsidiary; provided that, in the case of any Equity Interests in any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, such exclusion shall only apply if, for so long and to the extent the Organizational Documents of such Person or any related joint venture, shareholders’ or similar agreement prohibits or restricts such pledge without the consent of any Person other than the Borrower or a Restricted Subsidiary (it being understood that neither the Borrower nor any Guarantor Subsidiary shall be required to seek the consent of third parties thereunder), (ix) any “intent to use” trademark application for which a statement of use has not been filed with the United States Patent and Trademark Office, but only to the extent that the grant of a security interest therein would invalidate such trademark application under applicable federal law, (x) any assets to the extent the grant of a security interest in such assets would result in material adverse tax consequences to Holdings, the Borrower and the Restricted Subsidiaries, as reasonably determined by the Borrower in consultation with the Collateral Agent, (xi) Letter-of-Credit Rights, except to the extent constituting a Supporting Obligation of other Collateral as to which perfection of a security interest therein may be accomplished solely by the filing of a UCC financing statement in the applicable jurisdiction (it being understood that no actions shall be required to perfect a security interest in a Letter-of-Credit Rights, other than the filing of a UCC financing statement), (xii) other than to the extent constituting ABL Priority Collateral, Cash and Cash Equivalents (other than Cash and Cash Equivalents to the extent constituting Proceeds of Collateral), (xiii) other than to the extent constituting ABL Priority Collateral, deposit, securities and similar accounts (including securities entitlements) (other than to the extent constituting Proceeds of Collateral) and (xiv) any asset with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost (including adverse tax consequences), burden, difficulty or consequence (including any effect on the ability of the relevant Credit Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, which determination is evidenced in writing, in each case of this clause (b) other than any Proceeds, substitutions or replacements of the foregoing (unless such Proceeds, substitutions or replacements themselves would constitute assets described in clauses (i) through (xiv) above); provided, in each case, (x) such assets shall constitute Excluded Property only if they are not subject to any Lien securing any Permitted Term Indebtedness and (y) no Receivable or Inventory that at any time is included in the Borrowing Base (or reported to be included in the Borrowing Base in any Borrowing Base Certificate or other calculation of the Borrowing Base delivered by the Borrower hereunder) shall constitute an Excluded Property;

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(c) except with respect to Equity Interests or Indebtedness represented or evidenced by certificates or instruments to the extent required by clauses (d) and (e) of the first paragraph of this definition, no control arrangements or perfection by “control” shall be required with respect to any Letter of Credit Rights, Chattel Paper and intercompany Indebtedness;

(d) no Credit Party shall be required to obtain any landlord waivers, estoppels, Collateral Access Agreements or similar third party agreements (it being understood and agreed that this clause (d) shall not impair the ability of the Administrative Agent to impose a Rent Reserve on the Borrowing Base);

(e) no actions in any jurisdiction outside of the United States or that are necessary to comply with the laws of any jurisdiction outside of the United States shall be required (it being understood that there shall be no security agreements, pledge agreements or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States); provided that this clause (e) shall not apply with respect to Liens granted upon the assets of, or Equity Interests in, any Discretionary Guarantor; and

(f) no Credit Party shall be required to deliver to the Collateral Agent any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, Equity Interests in any partnership, joint venture or Subsidiary that is not a Material Subsidiary or a wholly-owned Restricted Subsidiary.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Grants of Security Interest, the Collateral Access Agreements, the Control Agreements and all other instruments, documents, agreements and deeds of hypothec delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in the form of Exhibit K-1 or any other form approved by the Collateral Agent and the Borrower.

“Collateralized Letter of Credit” as defined in Section 2.4(a).

“Collection Deposit Account” as defined in Section 5.17(a).

“Collection Lockbox” as defined in Section 5.17(a).

“Commitment” means a Revolving Commitment.

“Commitment Letter” means the Commitment Letter dated June 5, 2018, among Fifth Third, PNC Bank, PNC Capital Markets LLC and Merger Sub.

“Commodity Exchange Act” means the Commodity Exchange Act (7 USC. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

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“Concentration Deposit Account” means an account (which shall not be a disbursement account) of the Borrower designated by written notice to the Administrative Agent as the “Concentration Deposit Account” not later than the date that is 90 days after the Closing Date (or such later date as the Administrative Agent shall agree).

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June, 2018, relating to the credit facilities initially provided herein.

“Conforming Changes” shall mean, with respect to the BSBY Screen Rate or any Benchmark Replacement, any technical, administrative or operation changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the BSBY Screen Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the BSBY Screen Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the Credit Documents.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consigned Inventory” means Inventory of any Credit Party that is in the possession of another Person or Inventory of a supplier that is in the possession of a Credit Party on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Adjusted EBITDA” means, for any period:

(a) Consolidated Net Income for such period; plus

(b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted (or, in the case of amounts pursuant to clause (ix) below, not already included in Consolidated Net Income) for, without duplication:

(i) total interest expense determined in conformity with GAAP (including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capital Lease Obligations, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedge Agreements with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the credit facilities established hereunder and with respect to other Indebtedness permitted to be incurred hereunder, and (G) any expensing of commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), for such period,

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(ii) provision for taxes based on income, revenues, profits or capital, including Federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including (A) penalties and interest related to such taxes or arising from any tax examinations, (B) in respect of repatriated funds, for such period and (C) without duplication, Permitted Tax Distributions paid or accrued during such period,

(iii) total depreciation expense and total amortization expense (including amortization of intangible assets and amortization of capitalized consulting fees and organization costs) for such period,

(iv) extraordinary, unusual or nonrecurring charges, expenses or losses for such period,

(v) without duplication, adjustments identified in the Sponsor’s financial model delivered to the Arranger on May 24, 2018 or the quality of earnings report dated May 14, 2018 prepared in connection with the Transactions and delivered to the Arranger (in each case, excluding adjustments for deferred revenue),

(vi) Initial Public Company Costs for such period,

(vii) non-cash charges, expenses or losses for such period, including (A) impairment charges and reserves and any other write-down or write-off of assets, (B) non-cash fair value adjustments of Investments and (C) non-cash compensation expense, but excluding (1) any such non-cash charge, expense or loss to the extent that it represents an amortization of a prepaid cash expense that was paid and not expensed in a prior period or write-down or write-off or reserves with respect to accounts receivable (including any addition to bad debt reserves or bad debt expense) or inventory and (2) any noncash charge, expense or loss to the extent it represents an accrual of or a reserve for cash expenditures in any future period, provided that, at the option of the Borrower, notwithstanding the exclusion in this clause (2) any such noncash charge, expense or loss may be added back in determining Consolidated Adjusted EBITDA for the period in which it is recognized, so long as any cash expenditure made on account thereof in any future period is deducted pursuant to clause (d) of this definition,

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(viii) restructuring charges, accruals and reserves, severance costs, relocation costs, retention and completion bonuses, integration costs and business optimization expenses, including any restructuring costs, business optimization expenses and integration costs related to Acquisitions, project start-up costs, transition costs, costs related to the opening, closure and/or consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business), contract termination costs, recruiting, signing and completion bonuses and expenses, future lease commitments, systems establishment costs, conversion costs, excess pension charges and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) and consulting fees, for such period,

(ix) the amount of pro forma “run rate” net cost savings, operating expense reductions, other operating improvements and synergies (collectively, “Expected Cost Savings”) projected by the Borrower in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of the applicable Test Period) as a result of actions taken or to be taken in connection with the Merger Transactions or any other Pro Forma Event, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated Adjusted EBITDA from such actions, provided that (A) (1) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (including prior to the Closing Date) or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the consummation of the Merger Transactions or such other Pro Forma Event, as applicable, which is expected to result in the Expected Cost Savings and (2) if the Borrower is otherwise required under this Agreement to deliver to the Administrative Agent a certificate of an Authorized Officer in connection with such Pro Forma Event or any related Pro Forma Event, then such certificate (and, in any event, the Compliance Certificate for any Test Period with respect to which any amount shall have been added pursuant to this clause (ix) with respect to such Pro Forma Event) shall include a certification by a Financial Officer of the Borrower that the requirements of clause (1) above with respect to such Pro Forma Event have been satisfied, (B) no Expected Cost Savings shall be added pursuant to this clause (ix) to the extent duplicative of any items otherwise added in calculating Consolidated Adjusted EBITDA, whether pursuant to the requirements of Section 1.2(b) or otherwise, for such period, (it being understood and agreed that “run rate” shall mean the full annual recurring benefit that is associated with any action taken) and (C) the aggregate amount of Expected Cost Savings added in reliance on this clause (ix) for any Test Period shall not exceed 25% of Consolidated Adjusted EBITDA for such Test Period (calculated after giving effect to any such add-backs and excluding from such cap any such add-backs related to the Transactions or add-backs determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act),

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(x) fees, costs and expenses incurred in connection with the Transactions during such period,

(xi) transaction fees and expenses incurred, or amortization thereof, during such period in connection with, to the extent permitted hereunder, any Acquisition or other Investment, any Disposition (other than in the ordinary course of business), any Insurance/Condemnation Event, any incurrence of Indebtedness, any issuance of Equity Interests or any amendments or waivers of the Credit Documents or any agreements or instruments relating to any other Indebtedness permitted hereunder, in each case, whether or not consummated,

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenses) during such period not included in Consolidated Adjusted EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c) below for any prior period and not added back,

(xiii) cash expenses relating to contingent or deferred payments in connection with any Acquisition or other Investment permitted hereunder (including the Specified Tuck-In Acquisitions) or any acquisition or investment consummated prior to the Closing Date (including earn-outs, non-compete payments, consulting payments and similar obligations) and any adjustments thereof and any purchase price adjustments for such period,

(xiv) (A) management, consulting, monitoring, advisory or other fees (including transaction and termination or exit fees and fees in respect financial advisory, financing, underwriting, placement or other investment banking services) and related indemnities and expenses paid or accrued during such period to the Sponsor and its Affiliates and permitted under Section 6.10, and (B) the amount of expenses for such period relating to payments made to option holders or related equity holders of Holdings (or any direct or indirect parent thereof) or the Borrower in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by this Agreement,

(xv) any costs or expenses incurred pursuant to any management equity plan, long term incentive plan or share or unit option plan or any other management or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement, during such period, in each case, to the extent such costs or expenses are non-cash or, if paid in cash, such costs or expenses shall have been funded with cash proceeds contributed to the capital of Holdings or the Net Proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) in Holdings (or any direct or indirect parent thereof), and

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(xvi) any net loss associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party pursuant to the application of FASB Accounting Standards Codification 810; minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for, without duplication:

(i) all extraordinary, unusual or nonrecurring gains and items of income during such period,

(ii) any non-cash gains or income (other than the accrual of revenue in the ordinary course) during such period, but excluding any such items in respect of which cash was received in a prior period or will be received in a future period, and

(iii) the amount of income or gain associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party; minus

(d) to the extent not deducted in Consolidated Net Income during such period, all cash payments made during such period on account of non-cash charges that were added back in calculating Consolidated Adjusted EBITDA for a prior period in reliance on the proviso to clause (b)(vii) above.

Notwithstanding anything herein to the contrary, Consolidated Adjusted EBITDA (before giving effect to any pro forma adjustments or other adjustments contemplated in the definitions of Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect) shall be deemed to be $12,900,000 for the Fiscal Quarter ended June 30, 2017, $14,400,000 for the Fiscal Quarter ended September 30, 2017, $16,700,000 for the Fiscal Quarter ended December 31, 2017, $12,000,000 for the Fiscal Quarter ended March 31, 2018 and $16,600,000 for the Fiscal Quarter ended June 30, 2018.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made by the Borrower and the Restricted Subsidiaries during such period that are or should be included in “purchase of property, plant and equipment” or similar items on a consolidated statement of cash flows, or that should otherwise be capitalized on a consolidated balance sheet, of the Borrower and the Restricted Subsidiaries for such period prepared in conformity with GAAP; provided that Consolidated Capital Expenditures shall not include any expenditures that constitute an Acquisition or other Investment permitted under Section 6.6.

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“Consolidated Cash Interest Expense” means, for any period, (a) the sum, without duplication, of (i) total interest expense (including imputed interest expense in respect of Capital Lease Obligations) for the Borrower and the Restricted Subsidiaries for such period in respect of Indebtedness of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in conformity with GAAP, and any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary to the extent such interest or other financing costs shall have been capitalized rather than included in total interest expense for such period in conformity with GAAP (including under this clause (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash payments, if any, made (less net cash payments, if any, received) under interest rate Hedge Agreements with respect to Indebtedness of the Borrower or any Restricted Subsidiary), and (ii) any cash payments made during such period in respect of obligations referred to in clause (c)(ii) below relating to Long-Term Indebtedness that were amortized or accrued in a previous period, minus (b) cash interest income of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP, minus (c) to the extent included in such total interest expense for such period, the sum, without duplication, of (i) amortization or write-down of capitalized interest or other financing costs paid in a previous period or of any other amounts of noncash interest, (ii) the accretion or accrual of discounted liabilities during such period, (iii) noncash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815, (iv) any one-time cash costs associated with breakage in respect of interest rate Hedge Agreements, (v) fees and expenses associated with the consummation of the Transactions, (vi) annual agency fees paid to (x) the Administrative Agent or the Collateral Agent and (y) the administrative agent or collateral agent with respect to Permitted Term Indebtedness, (vii) non-recurring costs associated with obtaining Hedge Agreements, (viii) penalties and interest on Taxes, (ix) payment-in-kind interest that will not be payable in Cash until the final maturity of the Indebtedness in respect of which such interest is accrued and (x) any other item neither paid in Cash nor that will become payable in Cash on or prior to the date that is 12 months after the last day of such period, all as calculated on a consolidated basis for the Borrower and the Restricted Subsidiaries in conformity with GAAP. Notwithstanding anything to the contrary contained herein, determinations of Consolidated Cash Interest Expense shall exclude all impacts of the application of purchase accounting as a result of any Acquisition. For the avoidance of doubt, Consolidated Cash Interest Expense for any period prior to the Closing Date shall be determined on a Pro Forma Basis giving effect to the Transactions as if they had been consummated on the first day of such period.

“Consolidated First Lien Net Debt” means, as of any date, (a) Consolidated Total Debt, solely to the extent such Indebtedness is secured by a Lien on the Collateral that does not rank junior to the Liens on the Collateral granted pursuant to the Collateral Documents (including, for the avoidance of doubt, any Indebtedness outstanding under the Term Credit Agreement), plus (b) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the type (whether or not secured) described in clause (a) above of any Person other than the Borrower or a Restricted Subsidiary, in each case only if such Guarantees are secured by a Lien on the Collateral that does not rank junior to the Liens on the Collateral granted pursuant to the Collateral Documents, minus (c) the aggregate amount of Unrestricted Cash as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date).

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“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made in Cash during such period in respect of Indebtedness for borrowed money of the Borrower and the Restricted Subsidiaries (other than any such payments made by the Borrower or any Restricted Subsidiary to the Borrower or a Restricted Subsidiary), (c) the aggregate amount of principal payments on Capital Lease Obligations, determined in conformity with GAAP, made by the Borrower and the Restricted Subsidiaries in Cash during such period, (e) the aggregate amount of income taxes paid in Cash by the Borrower and the Restricted Subsidiaries during such period (including, without duplication, Permitted Tax Distributions) and (f) the aggregate amount of fees payable pursuant to Section 6.10(p)(i). For the avoidance of doubt, Consolidated Fixed Charges for any period prior to the Closing Date shall be determined on a Pro Forma Basis giving effect to the Transactions as if they had been consummated on the first day of such period. Notwithstanding anything to the contrary contained herein, Consolidated Fixed Charges shall be deemed (I) to be (A) for the Test Periods ended June 30, 2018 and September 30, 2018, Consolidated Fixed Charges for the Fiscal Quarter ended September 30, 2018 multiplied by four, (B) for the Test Period ended December 31, 2018, Consolidated Fixed Charges for the two Fiscal Quarters ended December 31, 2018 multiplied by two, and (C) for the Test Period ended March 31, 2019, Consolidated Fixed Charges for the three Fiscal Quarters ended March 31, 2019, multiplied by 4/3 and (II) to exclude payments of earn-out obligations made in February 2022 solely from the proceeds of the transactions under the SPAC Merger Agreement in an aggregate amount not to exceed $33,500,000.

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“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP and to the extent attributable to the Borrower, provided that (a) any net income (or loss) of any Person (including any Unrestricted Subsidiary or any Person accounted for by the equity method of accounting) that is not the Borrower or a Restricted Subsidiary shall be excluded, except to the extent of amount of Cash and Cash Equivalents (or of other assets, but only to the extent of Cash and Cash Equivalents received during the same accounting period as such distribution of such assets as a result of a conversion of such assets into Cash or Cash Equivalents) actually distributed during such period by any such Person to the Borrower or a Restricted Subsidiary as a dividend or similar distribution (and except that the provisions of this clause (a) will not apply to the extent inclusion of such net income (or loss) of such Person is required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis), (b) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or any Restricted Subsidiary shall be excluded (except to the extent inclusion of such net income (or loss) of such Person is required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis), (c) the cumulative effect of a change in accounting principles during such period shall be excluded, (d) the accounting effects during such period of adjustments to inventory, property and equipment, goodwill and other intangible assets and deferred revenue required or permitted by GAAP (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), and all other impacts of the application of purchase accounting, as a result of any Acquisition shall be excluded, (e) the net after-tax gains, income, losses, expenses or charges for such period attributable to (i) disposed, abandoned or discontinued operations (other than assets held for sale) and (ii) any Disposition of assets by the Borrower or any Restricted Subsidiary, other than Dispositions of inventory and other Dispositions in the ordinary course of business as determined in good faith by an Authorized Officer of the Borrower, shall be excluded, (f) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities), in each case pursuant to GAAP, and the amortization of intangible assets arising pursuant to GAAP, shall be excluded, (g) any non-cash charges or expenses resulting from any employee benefit or management compensation plan, other non-cash compensation or the grant of stock and stock options or other equity and equity based interests to employees of Holdings (or any direct or indirect parent thereof), the Borrower or any other Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options or other equity and equity based interests under variable plan accounting, for such period shall be excluded, (h) accruals and reserves that are established or adjusted within one year after the consummation of any Acquisition or other Investment permitted hereunder that are so required to be established as a result of such Acquisition or Investment in accordance with GAAP shall be excluded, (i) any charges, expenses, losses and lost profits for such period to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with any Acquisition or Disposition permitted by this Agreement and lost profits covered by business interruption insurance, in each case, shall be excluded to the extent that coverage has not been denied and only so long as such amounts are either actually reimbursed to the Borrower or any Restricted Subsidiary during such period or the Borrower has made a determination that there exists reasonable evidence that such amounts will be reimbursed to the Borrower or any Restricted Subsidiary within 12 months after the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within 12 months after the date of such determination), (j) any net after-tax income or losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedge Agreement or other derivative instrument shall be excluded, and (k) any realized or unrealized gains or losses during such period (i) resulting from fair value accounting required by FASB Accounting Standards Codification 815, (ii) relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB Accounting Standards Codification 830 or (iii) attributable to foreign currency translation, in each case, shall be excluded.  For the avoidance of doubt, Consolidated Net Income for any period prior to the Closing Date shall be determined on a Pro Forma Basis giving effect to the Transactions as if they had been consummated on the first day of such period.

“Consolidated Secured Net Debt” means, as of any date, (a) Consolidated Total Debt as of such date, solely to the extent such Indebtedness is secured by a Lien on the Collateral, plus (b) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the type (whether or not secured) described in clause (a) above of any Person other than the Borrower or a Restricted Subsidiary, in each case only if such Guarantees are secured by a Lien on the Collateral, minus (c) the aggregate amount of Unrestricted Cash as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date).

“Consolidated Total Assets” means, as of any date, the consolidated total assets of the Borrower and the Restricted Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the last day of the applicable Test Period prepared in conformity with GAAP (but excluding all amounts attributable to Unrestricted Subsidiaries); provided that prior to the first delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), this definition shall be applied based on the Pro Forma Balance Sheet.

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“Consolidated Total Debt” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but without giving effect to any accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), consisting solely of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, obligations evidenced by bonds, debentures, notes or similar instruments, Capital Lease Obligations and purchase money Indebtedness. For the avoidance of doubt, Guarantees by the Borrower and/or any Restricted Subsidiary of the Pubco Convertible Notes shall not constitute Consolidated Total Debt for any purpose hereunder or under the other Credit Documents.

“Consolidated Total Net Debt” means, as of any date, (a) Consolidated Total Debt as of such date, plus (b) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the type described in clause (a) of any Person other than the Borrower or a Restricted Subsidiary, minus (c) the aggregate amount of Unrestricted Cash as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date).

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.

“Contributing Guarantor” as defined in Section 7.2(b).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Control Agreement” means, with respect to any lockbox, deposit account or securities account maintained by any Credit Party, an irrevocable lockbox agreement or other control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank that maintains such lockbox or the depositary bank or the securities intermediary with which such account is maintained, as applicable.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F.

“Covenant Period” as defined in Section 6.7.

“Credit Date” means the date of any Credit Extension, including the Closing Date.

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“Credit Document” means each of this Agreement, the Collateral Documents, the Counterpart Agreements, the Extension Agreements, the Incremental Facility Agreements, the Refinancing Facility Agreements, the ABL Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.4(m) and, except for purposes of Section 10.5, the Notes, if any.

“Credit Extension” means the making of a Loan or the issuance, amendment (if increasing the face amount thereof) or extension of a Letter of Credit.

“Credit Parties” means Holdings, the Borrower and the Guarantor Subsidiaries (including any Discretionary Guarantor).

“Cure Amount” has the meaning set forth in Section 8.2.

“Cure Right” has the meaning set forth in Section 8.2.

“Customer” mean and includes the Account Debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

“Daily BSBY Floating Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate for such day for a one (1) month period, by (b) a number equal to 1.00 minus the BSBY Reserve Percentage; provided, that if the Daily BSBY Floating Rate, determined as provided above, would be less than the BSBY Floor, then the Daily BSBY Floating Rate shall be deemed to be the BSBY Floor. The rate of interest will be adjusted automatically as of each Business Day based on changes in the Daily BSBY Rate without notice to the Borrower.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the convention for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, the BIA, the CCAA, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America, Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

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“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed (i) to fund all or any portion of its Revolving Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including with respect to its participation in Letters of Credit, Swing Line Loans or Protective Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) the Administrative Agent has received notification that such Lender, or a direct or indirect parent company of such Lender, (i) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Cash Management Services Agreement” means any agreement relating to Cash Management Services that is entered into between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Services Provider and that is designated as a “Designated Cash Management Services Agreement” in a writing from Holdings, the Borrower and such Cash Management Services Provider to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent. Any such designation in writing from the Borrower and the applicable Cash Management Services Provider (or any subsequent writing from the Borrower and such Cash Management Services Provider to the Administrative Agent) may further designate any Designated Cash Management Services Agreement as being a “Designated Pari Cash Management Services Agreement” as defined under this Agreement. Any agreement relating to Cash Management Services between Holdings, the Borrower, or any Restricted Subsidiary and PNC Bank shall be deemed a Designated Cash Management Services Agreement and a Designated Pari Cash Management Services Agreement.

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“Designated Cash Management Services Obligations” means all obligations of every nature of Holdings, the Borrower and each Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services provided under any Designated Cash Management Services Agreement.

“Designated Equity Issuance” means any issuance or sale of Equity Interests (other than Disqualified Equity Interests or pursuant to the exercise of a Permitted Revolving Indebtedness Cure Right) in Holdings, or any capital contribution to Holdings (other than with respect to Disqualified Equity Interests or pursuant to the exercise of a Permitted Revolving Indebtedness Cure Right), in each case that is designated as a “Designated Equity Issuance” by Holdings by written notice to the Administrative Agent; provided that any such issuance, sale or contribution shall constitute a “Designated Equity Issuance” only to the extent of the Net Proceeds thereof contributed by Holdings to the equity of the Borrower or any other Restricted Subsidiary.

“Designated Hedge Agreement” means (a) any Hedge Agreement that is entered into between Holdings, the Borrower or any Restricted Subsidiary and a counterparty that is, or was on the Closing Date, an Agent, the Arranger or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent, the Arranger or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into, (b) any Hedge Agreement that is in effect on the Closing Date between Holdings, the Borrower or any Restricted Subsidiary and a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) any Hedge Agreement that is entered into after the Closing Date by Holdings, the Borrower or any Restricted Subsidiary and a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into and, in each case under the foregoing clauses (a) through (c), that is designated as a “Designated Hedge Agreement” in a writing from the Borrower and the applicable counterparty to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent. Any such designation in writing from the Borrower and the applicable counterparty (or any subsequent writing from the Borrower and such counterparty to the Administrative Agent) may further designate any Designated Hedge Agreement as being a “Designated Pari Hedge Agreement” as defined under this Agreement. Any Hedge Agreement between Holdings, the Borrower, or any Restricted Subsidiary and PNC Bank shall be deemed a Designated Hedge Agreement and a Designated Pari Hedge Agreement.

“Designated Hedge Obligations” means all obligations of every nature of the Borrower or any Restricted Subsidiary under each Designated Hedge Agreement (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), including obligations for interest (including interest that would continue to accrue pursuant to such Designated Hedge Agreement on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to the Borrower or any Restricted Subsidiary, whether or not such interest is allowed or allowable against the Borrower or such Restricted Subsidiary in any such proceeding), payments for early termination of such Hedge Agreement, fees, expenses and indemnification.

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“Designated Pari Cash Management Services Agreement” means each Designated Cash Management Services Agreement in respect of which the notice delivered to the Administrative Agent by the Borrower and the applicable Cash Management Services Provider confirms that such Designated Cash Management Services Agreement constitutes a “Designated Pari Cash Management Services Agreement” for all purposes hereof, including Section 2.16(f).

“Designated Pari Hedge Agreement” means each Designated Hedge Agreement in respect of which the notice delivered to the Administrative Agent by the Borrower and the applicable Hedge Counterparty confirms that such Designated Hedge Agreement constitutes a “Designated Pari Hedge Agreement” for all purposes hereof, including Section 2.16(f).

“Designated Subsidiary” means the Borrower and each Restricted Subsidiary other than (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary that is not a Domestic Subsidiary (but excluding any Discretionary Guarantor), (c) any Subsidiary that is a Subsidiary of a CFC or a CFC Holding Company, (d) any Subsidiary that is a CFC Holding Company, (e) unless otherwise agreed by the Borrower, any Subsidiary that is not a Material Subsidiary, (f) any Subsidiary that is prohibited or restricted by applicable law or, in the case of any Person that becomes a Subsidiary after the Closing Date, any contract or agreement in effect at the time such Person becomes a Subsidiary (and not entered into in contemplation of or in connection with such Person becoming a Subsidiary) from providing an Obligations Guarantee (including any such prohibition or restriction arising from any requirement to obtain the consent, license, approval or authorization of any Governmental Authority or any third party under such contract or other agreement), (g) any Subsidiary where the provision of an Obligations Guarantee by such Subsidiary would result in material adverse tax consequences to Holdings, the Borrower and their Subsidiaries (or any consolidated, combined or unitary group of which any of them is a member), as reasonably determined by the Borrower in consultation with the Administrative Agent, and (h) any other Subsidiary, if and for so long as the Administrative Agent and the Borrower reasonably agree that the cost of providing an Obligations Guarantee (taking into account any adverse tax consequences to Holdings, the Borrower and the Subsidiaries (or any consolidated, combined or unitary group of which any of them is a member)) shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that no Subsidiary shall be excluded pursuant to any of the foregoing clauses of this definition if such Subsidiary shall be a Discretionary Guarantor or an obligor (including pursuant to a Guarantee) under any Permitted Term Indebtedness.

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“Discretionary Guarantor” means any Subsidiary of the Borrower that is designated by the Borrower as a Discretionary Guarantor and to which the Administrative Agent provides consent (such consent not to be unreasonably withheld or delayed; provided that the Administrative Agent may withhold such consent if it determines, in its reasonable credit judgment, that such Subsidiary would not provide customary credit support to the Obligations substantially similar to that provided by Credit Parties that are Domestic Subsidiaries, which determination may be based upon (A) the amount and enforceability of, and any limitations applicable to, the Obligations Guarantee that would be provided by the relevant Person, (B) the value (including after giving consideration to the extent of perfection and priority of Liens on such Collateral) and enforceability of any security interest that may be granted with respect to any Collateral of the relevant Person and (C) any political risk associated with the relevant jurisdiction). As of the date hereof, NX Utilities ULC, a British Columbia unlimited liability company, constitutes a Discretionary Guarantor.

“Disposition” means any sale, transfer, lease or other disposition (including any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations described in clause (a) of the definition of the term “Obligations”, the cancelation or expiration of all Letters of Credit and the termination of the Commitments; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

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“Disqualified Institution” means (a) (i) any Person identified as such by the Borrower or the Sponsor in writing to the Arranger on or prior to June 5, 2018 (the Persons described in this clause (a)(i), the “Identified Disqualified Institutions”) and (ii) any Affiliate of any Identified Disqualified Institutions that is identified in writing to the Administrative Agent as such, (b) (i) any Person that is or becomes a competitor of Holdings, the Borrower or any of their respective Subsidiaries and is (A) identified as such in writing to the Arranger on or prior to June 5, 2018, (B) identified in writing as such to the Administrative Agent after June 5, 2018 and prior to the Closing Date or (C) identified in writing as such to the Administrative Agent on or after the Closing Date and (ii) any Affiliate of any Person described in clause (b)(i) above (other than a Bona Fide Debt Fund) that is identified in writing to the Administrative Agent as such, and (c) any Affiliate of any Person described in clause (a) or (b) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, other than as specified by the Borrower or the Sponsor and, in the case of clause (b) above, a Bona Fide Debt Fund. It is understood and agreed that (x) any identification by the Borrower pursuant to this definition after the Closing Date shall not apply retroactively to disqualify any Person that shall have become a Lender or a participant prior thereto (but that no further assignments or delegations to, or sales of participations by, may be made to any such Person thereafter) and (y) the Administrative Agent may confidentially share the list of Disqualified Institutions that have been identified to the Administrative Agent pursuant to this definition with any Lender requesting such list in connection with any proposed assignment, participation or pledge but the list of Disqualified Institutions shall not be posted to Lenders generally.

“Disqualified Person” has the meaning assigned to such term in Section 10.6(i)(ii).

“Document” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drawing Date” as defined in Section 2.4(g)(ii).

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Eighth Amendment” means the Eighth Amendment to ABL Credit and Guaranty Agreement, dated as of September 19, 2022, among the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent.

“Eighth Amendment Effective Date” has the meaning assigned to such term in the Eighth Amendment.

“Electronic Chattel Paper” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that none of (i) any natural person or any investment vehicle established primarily for the benefit of a natural person, (ii) any Credit Party or any Affiliate of any Credit Party, (iii) any Defaulting Lender or (iv) any Disqualified Institution shall be an Eligible Assignee.

“Eligible Inventory” means and includes, with respect to each Credit Party, Inventory owned by a Credit Party, excluding work in process, valued at the Inventory Value, which is not, in the Administrative Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which the Administrative Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as the Administrative Agent may from time to time deem reasonably appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of the Collateral Agent and no other Lien (other than a Permitted Lien). In addition, Inventory shall not be Eligible Inventory if it:

(a) does not conform to all standards imposed by any Governmental Authority that has regulatory authority over such goods or the use or sale thereof;

(b) is in-transit (other than on vehicles operated by any Credit Party to be used at a job site, or that is located at a temporary facility established to support work performed or to be performed at a job site);

(c) is located outside the continental United States or Canada or at a location that is not otherwise in compliance with this Agreement;

(d) constitutes Consigned Inventory;

(e) is the subject of an Intellectual Property Claim;

(f) is subject to a License Agreement that limits, conditions or restricts the applicable Credit Party’s or the Collateral Agent’s right to sell or otherwise dispose of such Inventory, unless the Collateral Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or the Administrative Agent shall agree otherwise in its Permitted Discretion after establishing Reserves with respect thereto as the Administrative Agent shall deem appropriate in its Permitted Discretion)

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(g) is situated at a location not owned by a Credit Party unless (i) the applicable owner or occupier has executed and delivered to the Administrative Agent a Collateral Access Agreement with respect to such location or (ii) the Administrative Agent has established a Rent Reserve;

(h) if the sale of such Inventory would result in a Receivable which is not an Eligible Receivable or an Eligible Unbilled Receivable; or

(i) it is subject to repossession under the BIA except to the extent the applicable vendor has entered into an agreement with the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, waiving its right to repossession.

“Eligible Receivables” means and includes, with respect to each Credit Party, each Receivable of such Credit Party arising in the ordinary course of business. A Receivable shall not be deemed eligible unless such Receivable is subject to the Collateral Agent’s first priority perfected security interest and no other Lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent in its Permitted Discretion. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Credit Party to an Affiliate of any Credit Party or to a Person Controlled by an Affiliate of any Credit Party;

(b) it is due or unpaid more than one hundred twenty (120) days after the original invoice date or ninety (90) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from the Customer are not deemed Eligible Receivables hereunder;

(d) any covenant, representation or warranty contained in the Credit Documents with respect to such Receivable has been breached;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is to a Customer outside the continental United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Administrative Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper;

(h) the Customer is (x) the United States of America, or any department, agency or instrumentality thereof, unless the applicable Credit Party assigns its right to payment of such Receivable to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or the federal government of Canada unless compliant with Financial Administration Act (Canada) and such assignment is enforceable, or has otherwise complied with other applicable statutes or ordinances or (y) any state or province, or any department, agency or instrumentality thereof, unless the Credit Party assigns its right to payment of such Receivable to the Collateral Agent pursuant to, or is otherwise compliant with, the applicable state or provincial statute or ordinance which is similar to the Assignment of Claims Act of 1940 or Financial Administration Act (Canada), as applicable, if any;

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(i) the goods giving rise to such Receivable have not been delivered to the Customer unless (i) pursuant to the terms of a written agreement between a Credit Party and the Customer, such Credit Party may invoice Customer for such goods prior to delivery to, or use for the benefit of, Customer, or (ii) the services giving rise to such Receivable have not been performed by the applicable Credit Party;

(j) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim that is actually quantified and communicated in writing to the applicable Credit Party by a Customer), the Customer is also a creditor or supplier of a Credit Party or the Receivable is contingent in any respect or for any reason;

(k) the applicable Credit Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(l) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed; or

(m) such Receivable is not payable to a Credit Party.

“Eligible Unbilled Receivables” means a Receivable that constitutes an Eligible Receivable except that such Receivable is not evidenced by an invoice; provided, however, such Receivable shall be evidenced by documentary evidence reasonably satisfactory to the Administrative Agent and which is entered into the applicable Credit Party’s cost accumulation system in accordance with its usual and customary practices. Any Receivable that is an Eligible Unbilled Receivable pursuant to the preceding sentence shall cease to be an Eligible Unbilled Receivable if an invoice is not issued with respect to such Receivable within the 90 day period (or, with respect to AT&T and Verizon, the 120 day period) following the date the services were performed and/or goods were delivered.

“Embargoed Property” means any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders, the Administrative Agent or the Collateral Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property or provide services in consideration of such property.

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Restricted Subsidiary.

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“Environmental Claim” means any investigation, written notice or demand, claim, action, suit, proceeding, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any presence or Release of any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.

“Environmental Laws” means all laws (including common law), statutes, ordinances, orders, rules, regulations, codes, decrees, directives, judgments, Governmental Authorizations or any other requirements of, or binding agreements with, Governmental Authorities relating to (a) pollution or protection of the environment and natural resources, (b) the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, Hazardous Materials or (c) occupational safety and health or industrial hygiene, each with respect to the protection of human health from exposure to Hazardous Materials, in any manner applicable to the Borrower or any Restricted Subsidiary or to any Facility.

“Equity Contribution” as defined in the Recitals hereto.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) for purposes of provisions relating to Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

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“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for notice to the PBGC is waived), (b) the failure of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan, (c) the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower or any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) to make any required contribution to a Multiemployer Plan (unless any such failure is corrected by the final due date for the plan year for which such failure occurred), (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower or any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any Restricted Subsidiary pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any condition or event that could reasonably be expected to be constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the withdrawal of the Borrower or any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (h) the receipt by the Borrower or any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) of notice from any Multiemployer Plan that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA, or that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (i) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower or any Restricted Subsidiary of fines, penalties, taxes or related charges under Section 409, Section 502(i) or 502(l) of ERISA in respect of any Employee Benefit Plan, (j) a written determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, or (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any condition or event set forth in Section 8.1.

“Excess Availability” means, at any time, an amount equal to the sum of (a) Availability at such time, plus (b) the aggregate amount of Unrestricted Controlled Cash as of such time, minus (c) the Total Utilization of Revolving Commitments.

“Exchange Act” means the United States Securities Exchange Act of 1934.

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“Excluded Property” as defined in the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed (or that would be imposed) on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Debt Agreements” means (a) the Revolving Credit and Security Agreement dated as of November 30, 2017 among the Acquired Company, the other borrowers party thereto, the lenders party thereto and PNC Bank, National Association, as agent, (b) the Term Loan and Security Agreement dated as of November 30, 2017 among the Acquired Company, the other borrowers party thereto, the lenders party thereto and Garrison Loan Agency Services LLC, as agent, (c) the Amended and Restated Senior Subordinated Loan and Security dated as of November 30, 2017 among the Acquired Company, the other borrowers party thereto and Joseph Kestenbaum, as lender, (d) the Credit Line Agreement No. 5V-E8207-VQ dated as of August 17, 2012 between the Acquired Company and UBS Bank USA, (e) the letter of credit facility account number YR706985 dated as of February 21, 2013 between the Company and UBS AG, and (f) the Asset Purchase Agreement dated as of November 17, 2017 among Velocitel, Inc. (“Velocitel”), SiteSafe, Inc. (“SiteSafe”), QualTek Acquisition, LLC, the Acquired Company and certain affiliates of Velocitel and SiteSafe, in each case, as amended, supplemented or otherwise modified and in effect immediately prior to the Closing Date; provided that, in the case of the agreement referenced in clause (f), the amounts required to be paid pursuant to the Existing Debt Refinancing under such agreement shall be the deferred purchase price payments and earn-out payments that are due and payable as a result of the consummation of the Merger Transactions.

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“Existing Debt Refinancing” means the repayment, redemption, defeasance, discharge, termination or refinancing of all existing third party Indebtedness for borrowed money of Holdings, the Borrower and the Subsidiaries, including repayment of all amounts outstanding and termination of commitments under, and release of all Liens (or delivery of customary payoff letters providing for such release and adequate provision having been made for such release) and Guarantees in respect of the Existing Debt Agreements, other than (a) Indebtedness of the Acquired Company and its Subsidiaries in the form of capital leases, purchase money debt, equipment financings and letter of credit facilities, in each case, incurred in the ordinary course of business, (b) any Indebtedness of the Acquired Company and its Subsidiaries permitted under the Merger Agreement and (c) other Indebtedness to be agreed between the Borrower and the Arranger (which shall not include any of the Existing Debt Agreements).

“Expected Cost Savings” as defined in the definition of the term “Consolidated Adjusted EBITDA”.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrower or a Restricted Subsidiary that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.1(b).

“Existing Revolving Borrowings” as defined in Section 2.24(e).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among Holdings, the Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.25.

“Extension Offer” as defined in Section 2.25(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with an Extension Offer pursuant to Section 2.25, providing for an extension of the Revolving Maturity Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Restricted Subsidiary or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2(b).

“Fair Share Contribution Amount” as defined in Section 7.2(b).

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated June 5, 2018, among Fifth Third, PNC Bank, PNC Capital Markets LLC and Merger Sub.

“Fifth Amendment” means the Fifth Amendment to ABL Credit and Guaranty Agreement, dated as of January 28, 2022, among the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent.

“Fifth Amendment Effective Date” has the meaning assigned to such term in the Fifth Amendment.

“Fifth Third” means Fifth Third Bank.

“Financial Officer” means, with respect to any Person, any individual holding the position of chief financial officer, treasurer, controller or director of accounting of such Person or any officer with substantially equivalent responsibilities of any of the foregoing; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Financial Officer Certification” means, (a) with respect to any consolidated financial statements of the Borrower, a certificate of a Financial Officer stating that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments, and (b) with respect to any Unrestricted Subsidiary Reconciliation Statement, a certificate of a Financial Officer of the Borrower stating that such reconciliation statement accurately reflects all adjustments necessary to treat the Unrestricted Subsidiaries as if they were not consolidated with the Borrower and to otherwise eliminate all accounts of the Unrestricted Subsidiaries and reflects no other adjustment from the related GAAP financial statement (except as otherwise disclosed in such reconciliation statement).

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“Financial Performance Covenant” means the covenant set forth in Section 6.7.

“First Lien Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio, as of the last day of any Test Period, of (a) (i) Consolidated Adjusted EBITDA for such Test Period minus (ii) Consolidated Capital Expenditures for such Test Period paid or payable in Cash by the Borrower and the Restricted Subsidiaries (excluding (A) any portion thereof financed with the proceeds of any incurrence of Long-Term Indebtedness, any capital contribution or the issuance of Equity Interests, any Disposition of assets constituting all or substantially all of the assets of a business unit, division, product line or line of business of the Borrower and the Restricted Subsidiaries, or any Insurance/Condemnation Event and (B) any Consolidated Capital Expenditures to the extent that (1) any property, plant or equipment was exchanged for credit against the purchase price of the property, plant or equipment that is the subject of such Consolidated Capital Expenditure, in each case in the ordinary course of business, or (2) the proceeds of any Disposition of any property, plant or equipment were applied promptly after the receipt thereof to the purchase price of the property, plant or equipment that is the subject of such Consolidated Capital Expenditure, and such acquired assets constitute similar replacement property of such disposed assets) to (b) Consolidated Fixed Charges for such Test Period.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Program” means the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the BSBY Rate or, if no floor is provided, zero. For the avoidance of doubt, the Floor with respect to the BSBY Rate is zero.

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“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment” means the Fourth Amendment to ABL Credit and Guaranty Agreement, dated as of October 7, 2021, among the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent.

“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank, other than any portion of such Pro Rata Share that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans outstanding at such time, other than any portion of such Pro Rata Share that has been reallocated to other Lenders in accordance with the terms hereof, and (c) with respect to the Administrative Agent, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of the Protective Advances outstanding at such time, other than any portion of such Pro Rata Share that has been reallocated to other Lenders in accordance with the terms hereof.

“Funding Notice” means a notice substantially in the form of Exhibit G.

“Goods” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“GAAP” means, at any time, subject to Section 1.2, United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.

“General Intangibles” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

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“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Granting Lender” as defined in Section 10.6(j).

“Grantor” as defined in the Pledge and Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) reasonable indemnity obligations entered into in connection with any Acquisition or any Disposition permitted hereunder (other than any such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), reasonably and in good faith by an Authorized Officer of the Borrower)).

“Guarantor Subsidiary” means each Restricted Subsidiary that is a party hereto as a “Guarantor Subsidiary” and a party to the Pledge and Security Agreement as a “Grantor” thereunder, including any Discretionary Guarantor (it being understood, for the avoidance of doubt, that no Subsidiary that is excluded from being a Designated Subsidiary shall be required to be a Guarantor Subsidiary).

“Guarantors” means Holdings and each Guarantor Subsidiary; provided that, for purposes of Section 7, the term “Guarantors” shall also include the Borrower.

“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated by or pursuant to any Environmental Law, and any petroleum products, distillates or byproducts and all other hydrocarbons, radon, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, and heavy metals.

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“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, or presence of, any Hazardous Materials, and any treatment, abatement, removal, remediation, corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Hedge Counterparty” means each Secured Party that is a party to a Hedge Agreement the obligations under which constitute Designated Hedge Obligations.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Acquired Company Financial Statements” means (a) the audited consolidated balance sheets and related audited consolidated statements of income, cash flows and members’ equity, in each case prepared in conformity with GAAP, of the Acquired Company and its subsidiaries for each of the fiscal years ended December 31, 2016 and 2017 and (b) the unaudited consolidated balance sheets and related consolidated statements of income, cash flows and members’ equity, in each case prepared in conformity with GAAP, of the Acquired Company and its subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date.

“Identified Disqualified Institutions” as defined in the definition of the term “Disqualified Institution”.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amount” means $25,000,000.

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“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among Holdings, the Borrower, the Administrative Agent and one or more Incremental Revolving Lenders, establishing Incremental Revolving Commitments and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.24.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.24, to make Revolving Loans and to acquire participations in Letters of Credit, Swing Line Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Amount” means, as of any date of determination, an amount not in excess of the sum of (a) the Incremental Term Free and Clear Amount, plus (b) the Incremental Term Prepayment Amount, plus (c) the Incremental Term Incurrence-Based Amount; provided that any Permitted Term Indebtedness may be incurred in reliance on clause (c) regardless of whether there is capacity under clauses (a) or (b), or may be incurred in reliance in part on any clause and in part on any other clause, all as determined by the Borrower in its sole discretion and, in any event, the division, classification, redivision and reclassification of any such amounts shall be subject to Section 1.4.

“Incremental Term Free and Clear Amount” means, as of any date of determination following the Second Amendment Effective Date, an amount equal to the greater of (a) $50,000,000 and (b) 75% of Consolidated Adjusted EBITDA for the most recently ended Test Period on or prior to such date.

“Incremental Term Incurrence-Based Amount” means, as of any date of determination, an unlimited amount so long as after giving Pro Forma Effect to the incurrence of Indebtedness with respect to which the Incremental Incurrence-Based Amount is being determined and the use of proceeds thereof (but without netting the Cash proceeds of such Indebtedness for purposes of calculating Unrestricted Cash), (a) in the case of incurrence of any Permitted Term Indebtedness that is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the “Obligations” (as defined in the Term Credit Agreement), the First Lien Net Leverage Ratio, determined as of the last day of the Test Period most recently ended on or prior to such date, shall not exceed 4.50:1.00, (b) in the case of incurrence of any Permitted Term Indebtedness that is secured by Liens on all or a portion of the Collateral on a junior priority basis with the Liens on the Collateral securing the “Obligations” (as defined in the Term Credit Agreement), the Secured Net Leverage Ratio, determined as of the last day of the Test Period most recently ended on or prior to such date, shall not exceed 4.75:1.00, or (c) in the case of incurrence of any Permitted Term Indebtedness that is unsecured, the Total Net Leverage Ratio, determined as of the last day of the Test Period most recently ended on or prior to such date, shall not exceed 5.25:1.00; provided that if, for purposes of determining capacity under this definition, Pro Forma Effect is given to the entire committed amount of any Indebtedness with respect to which the Incremental Term Incurrence-Based Amount is being determined, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without any further testing under this definition.

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“Incremental Term Prepayment Amount” means, as of any date of determination, an amount equal to the sum of (a) the amount of any optional prepayment of Permitted Term Indebtedness Documents that is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the “Obligations” (as defined in the Term Credit Agreement), plus (b) the amount of any permanent reduction of any commitment to extend credit under the Permitted Term Indebtedness Documents, plus (c) the aggregate principal amount of any Indebtedness reduction resulting from any assignment of any Permitted Term Indebtedness that is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the “Obligations” (as defined in the Term Credit Agreement) to (or purchase of such Indebtedness by) Holdings, the Borrower or any Subsidiary (limited, in the case of purchases made at a discount to par value, to the actual purchase price of such Indebtedness paid in cash), so long as, in the case of any such optional prepayment or assignment, the relevant prepayment or assignment or purchase was not funded with the proceeds of any Long-Term Indebtedness (other than revolving Indebtedness).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person or any of its Subsidiaries and (iii) any purchase price adjustment or earn-out obligation incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earn-out obligation is, or becomes, a liability on the balance sheet of such Person in accordance with GAAP and such amount is not paid by or on behalf of such Person within 30 days after becoming due and payable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount (determined after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, valued, as of any date of determination, at the lesser of (i) the principal amount of such Indebtedness and (ii) the fair market value of such property (as determined in good faith by such Person), (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person (A) shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, (B) shall exclude (x) trade related letters of credit issued in the ordinary course of business and Guarantees incurred in the ordinary course of business in respect of obligations of or to (other than obligations for borrowed money) suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, (y) prepaid or deferred revenue arising in the ordinary course of business and (z) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset and (C) in the case of Holdings, Borrower and the other Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

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“Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, out-of-pocket costs (including the costs of any investigation, study, sampling, or testing of any Hazardous Materials and any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to the reasonable and documented out-of-pocket fees, expenses and other charges of one firm of primary counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all the Indemnitees taken as a whole (and, if any Indemnitee shall have advised the Borrower that there is an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each group of affected Indemnitees that are similarly situated taken as a whole), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the issuance, amendment, extension or renewal of any Letter of Credit by any Issuing Bank (including the failure of any Issuing Bank to honor a drawing under any Letter of Credit as a result of any Governmental Act), the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent, the Arranger or any Lender to the Borrower, or any Affiliate thereof, in connection with the arrangement of the credit facilities provided for herein or in connection with the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity directly or indirectly relating to or arising from any past or present activity, operation, land ownership, or practice of the Borrower or any Subsidiary; provided that none of the foregoing shall include any Taxes, other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses or disbursements relating to or arising from any non-Tax action, judgment, suit or claim.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Initial ABL Collateral Reports” means the final field examination report (including the supplements thereto) in form reasonably satisfactory to the Administrative Agent, prepared in connection with, and related to, the ABL Priority Collateral acquired pursuant to a Specified Tuck-In Acquisition that is owned by the Borrower and the other Credit Parties after giving effect to any such Specified Tuck-In Acquisition and first delivered to the Administrative Agent following the Closing Date.

“Initial Public Company Costs” means costs associated with or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity or debt securities on a national securities exchange.

“Insolvency Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), or the Companies’ Creditors Arrangement Act (Canada)), or regulatory restrictions, (b) has had a receiver (or any kind, whether a privately appointed receiver, a court appointed receiver or an interim receiver), conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, or (d) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b); provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

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“Instrument” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the Borrower or any Restricted Subsidiary.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Claim” means the assertion, by any means, by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Credit Party’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Grant of Security Interest” as defined in the Pledge and Security Agreement.

“Intercompany Indebtedness Subordination Agreement” means an Intercompany Indebtedness Subordination Agreement substantially in the form of Exhibit H.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swing Line Loan or Protective Advance), the last Business Day of March, June, September and December of each year, (b) with respect to any BSBY Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period, (c) with respect to any Swing Line Loan, the date that such Loan is required to be repaid and (d) with respect to any Protective Advance, the date that such Protective Advance is required to be repaid.

“Interest Period” means, with respect to any BSBY Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, in the case of any BSBY Rate Borrowing of any Class, such other period thereafter as shall have been consented to by each Lender of such Class), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a BSBY Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a BSBY Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Inventory Value” means, with respect to any Eligible Inventory, the lower of cost or market value determined on a first-in-first-out basis.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, Guarantees of any Indebtedness of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by an Authorized Officer of the Borrower) to, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value (as determined reasonably and in good faith by an Authorized Officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by an Authorized Officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer.

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“Investment Payment Conditions” means, at any time of determination with respect to any Specified Investment, the requirement that (a) no Specified Event of Default shall have occurred and be continuing or would arise as a result of such Specified Investment, (b) after giving Pro Forma Effect to such Specified Investment (including the borrowing of any Loans or the issuance of any Letters of Credit in connection therewith), (i) the Excess Availability on the date of such Specified Investment, and the average daily Excess Availability during the 30 consecutive day period ending on the date of such Specified Investment, shall each be equal to or greater than the greater of (i) $11,375,000 and (ii) 17.5% of the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect; provided that this clause (b) shall not apply, and shall not be required to be satisfied, for the consummation of any Second Amendment Acquisition, and (c) the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period (regardless of whether a Covenant Period has occurred and is continuing) shall be not less than 1.00 to 1.00; provided that, if at no time during the 30 consecutive day period was Excess Availability less than 27.5% of the lesser of (i) the Maximum Credit and (ii) the Borrowing Base then in effect (calculated on a Pro Forma Basis to include the borrowing of any Loans or issuance of any Letters of Credit in connection with such Specified Investment), then satisfaction of this clause (c) shall not be required with respect to such Specified Investment.

“Investors” means (a) funds managed and/or advised by and non-operating companies controlled by the Sponsor and the Sponsor’s Affiliates (other than any portfolio company of any such fund, the Sponsor or its Affiliates) (the “Sponsor Investors”), (b) the Management Investors and (c) any other Person that owns, directly or indirectly, Equity Interests in Holdings on the Closing Date after giving effect to the Transactions.

“IRS” means the United States Internal Revenue Service.

“ISP98 Rules” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuing Bank” means (a) PNC Bank and (b) any other Lender that shall have become an Issuing Bank as provided herein, other than any such Person that shall have ceased to be an Issuing Bank as provided herein, each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.4 with respect to such Letters of Credit).

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“Junior Indebtedness” means (a) any Permitted Term Indebtedness that is unsecured or secured by a Lien on the Collateral that is junior to the Liens securing the Term Credit Agreement (including any refinancing thereof that are secured on a junior lien basis) (the Indebtedness under this clause (a), “Restricted Term Indebtedness”) and (b) any Permitted Subordinated Indebtedness.

“LCT Election” has the meaning given to such term in Section 1.2(c).

“LCT Test Date” has the meaning given to such term in Section 1.2(c).

“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lender” includes the Swing Line Lender and, with respect to the Protective Advances, the Administrative Agent.

“Letter of Credit” means a standby letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement and any Existing Letter of Credit, in each case other than any Letter of Credit that ceases to be a “Letter of Credit” outstanding hereunder pursuant to Section 10.8.

“Letter of Credit Application” as defined in Section 2.4(c).

“Letter of Credit Borrowing” as defined in Section 2.4(g)(iv).

“Letter of Credit Sublimit” means $10,000,000.

“Letter of Credit Usage” means, at any time, the sum of (a) the maximum aggregate amount that is, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all Letters of Credit outstanding at such time (regardless of whether any conditions for drawing could then be met) and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of the Borrower.

“License Agreement” means any agreement between any Credit Party and a Licensor pursuant to which such Credit Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Credit Party or otherwise in connection with such Credit Party’s business operations.

“Licensor” means any Person from whom any Credit Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Credit Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Credit Party’s business operations.

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“Licensor/Agent Agreement” shall mean an agreement between the Collateral Agent and a Licensor by which the Collateral Agent is given the right, vis-á-vis such Licensor, to enforce the Collateral Agent’s Liens with respect to and to dispose of any Credit Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Credit Party’s default under any License Agreement with such Licensor.

“Lien” means any lien, mortgage, pledge, hypothec, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Condition Transaction” means any Acquisition, Investment or Restricted Junior Payment permitted by this Agreement, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means a Revolving Loan, a Swing Line Loan or a Protective Advance.

“Long-Term Indebtedness” means any funded Indebtedness for borrowed money that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Management Investors” means the officers, directors, managers, employees and members of management of Holdings (or any direct or indirect parent thereof), the Borrower or any Subsidiary of the Borrower (including, on the Closing Date, those of the Acquired Company and its Subsidiaries) that beneficially own, directly or indirectly, Equity Interests of Holdings on the Closing Date after giving effect to the Transactions.

“Margin Stock” as defined in Regulation U.

“Master Services Agreements” means master services agreements or similar agreements that provide the agreed terms of service pursuant to which the Borrower or any Subsidiary fulfills purchase orders, service orders or similar orders.

“Material Adverse Effect” means (a) on the Closing Date, an Acquired Company Material Adverse Effect, and (b) after the Closing Date, a material adverse effect on (i) the business, results of operations, assets, liabilities (actual or contingent) or financial condition of Holdings, the Borrower and the Restricted Subsidiaries taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Credit Documents or (iii) the rights and remedies available to, or conferred upon, the Administrative Agent and the Collateral Agent under the Credit Documents.

“Material Assets” means (a) Material Intellectual Property and (b) Material Master Services Agreements.

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“Material Indebtedness” means (a) any Permitted Term Indebtedness and (b) any other Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $15,000,000 or more. In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such Guaranteed Indebtedness.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property that is material to the operation in the ordinary course of business of Holdings and its Restricted Subsidiaries, taken as a whole, and licenses that are necessary to run their business.

“Material Master Services Agreements” means, with respect to the Borrower or any Restricted Subsidiary, Master Services Agreements to which such Person is a party that are material to the operation in the ordinary course of business of such Person.

“Material Real Estate Asset” means (a) each Real Estate Asset set forth on Schedule 1.1(a) and (b) each Real Estate Asset located in the United States acquired by any Credit Party after the Closing Date (or owned by any Person that becomes a Credit Party after the Closing Date located in the United States) that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon, has a book or fair value of $5,000,000 or more (as determined reasonably and in good faith by an Authorized Officer of the Borrower), in each case, as of the time of acquisition of such Real Estate Asset by such Credit Party or as of the time such Person becomes a Credit Party, as applicable.

“Material Subsidiary” means each Restricted Subsidiary (a) the total assets of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but excluding all amounts attributable to Unrestricted Subsidiaries) equal 2.5% or more of the Consolidated Total Assets or (b) the consolidated revenues of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) equal 2.5% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries, in each case as of the last day of the most recently ended Test Period; provided that if at the end of or for any Test Period the combined consolidated total assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries would, but for this proviso, exceed 5.0% of the Consolidated Total Assets or 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) of their total assets or revenues, as the case may be, until such excess shall have been eliminated. For purposes of this definition, the Consolidated Total Assets and consolidated revenues of the Borrower as of any date prior to, or for any period that commenced prior to, the Closing Date shall be determined on a Pro Forma Basis to give effect to the Merger Transactions and the other Transactions to occur on the Closing Date.

“Maturity Date” means the Revolving Maturity Date.

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“Maximum Credit” means, as of the Eighth Amendment Effective Date, for the period from (a) September 15 of each calendar year (provided that in calendar year 2022 such period shall begin on the Eighth Amendment Effective Date) through and including December 31 of such calendar year (the “Seasonal Increase Period”), $130,000,000 (the “Seasonal Increase”) and (b) January 1 of each calendar year through and including September 14 of such calendar year, $103,500,000; provided, however, if an Event of Default occurs and is continuing as of the start of any Seasonal Increase Period, then the Seasonal Increase shall not apply and the Maximum Credit shall remain at $103,500,000 during such Seasonal Increase Period.

“Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Merger” as defined in the Recitals hereto.

“Merger Agreement” means the Agreement and Plan of Merger dated as of June 5, 2018, among Holdings, Merger Sub, BCP QualTek Management, LLC, the Acquired Company, Joseph D. Kestenbaum, as representative for the investors set forth on Schedule A-1 thereto, and C. Scott Hisey, as representative for the individuals set forth on Schedule A-2 thereto, together with the schedules, exhibits and other definitive documentation relating thereto.

“Merger Sub” as defined in the preamble hereto.

“Merger Transactions” means, collectively, (a) the Merger, (b) the Specified Tuck-In Acquisitions and (c) the other transactions contemplated by the Merger Agreement to occur on the Closing Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of Cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the applicable Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage” means a mortgage, charge, debenture, deed of hypothec, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Mortgage Policy” as defined in the definition of “Collateral and Guarantee Requirement”.

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“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) makes or is or within the preceding five years, has been obligated to make contributions.

“Narrative Report” means, with respect to any financial statements for which such report is required, a customary management discussion and analysis report describing the results of operations of Holdings, the Borrower and the Subsidiaries for the applicable Fiscal Year or Fiscal Quarter (and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter).

“Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any Insurance/Condemnation Event, insurance, condemnation and similar proceeds) received in respect of such event, including any Cash received in respect of any non-Cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out of pocket costs and expenses incurred in connection with such event by Holdings, the Borrower or any Restricted Subsidiary to Persons that are not Affiliates of Holdings (including attorneys’, accountants’ and consultants’ fees, investment banking and advisory fees and underwriting discounts and commissions), (ii) in the case of any asset sale or any Insurance/Condemnation Event, (A) the amount of all payments (including in respect of principal, accrued interest and premiums) required to be made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event (x) to repay Indebtedness (other than Loans or Permitted Term Indebtedness) secured by the assets subject thereto and (y) in the case of any asset sale by, or any Insurance/Condemnation Event affecting the assets of, a Restricted Subsidiary that is CFC or CFC Holding Company, to repay any Indebtedness of such CFC or CFC Holding Company and (B) the amount of all payments reasonably estimated to be required to be made by Holdings, the Borrower and the Restricted Subsidiaries in respect of purchase price adjustment, indemnification and similar contingent liabilities that are directly attributable to such event or in respect of any retained liabilities associated with such event (including pension and other post-employment benefit liabilities and environmental liabilities), (iii) the amount of all Taxes and Permitted Tax Distributions (including transfer taxes, deed or recording taxes and repatriation taxes or any withholding or deduction) paid (or reasonably estimated to be payable) by Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries in connection with such event and (iv) in the case of any proceeds from any asset sale by, or any Insurance/Condemnation Event affecting the assets of, a Restricted Subsidiary that is not a wholly-owned Subsidiary, the portion of such proceeds received by such Restricted Subsidiary attributable to the noncontrolling interests in such Restricted Subsidiary, in each case as determined reasonably and in good faith by an Authorized Officer of the Borrower.  For purposes of this definition, in the event any estimate with respect to contingent liabilities or Taxes as described in clause (b)(ii)(B) or (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the applicable contingent liabilities or Taxes, be deemed to be receipt, on the date of such reduction, of Cash proceeds in respect of such event.

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“Non-Credit Party Cap” means, as of any date, the greater of (a) $15,000,000 and (b) 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note issued to any Lender pursuant to Section 2.7(c) in the form of Exhibit M-1 or M-2, as applicable, or any other form approved by the Administrative Agent and the Borrower.

“Obligations” means (a) all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.10 and interest (including such default interest) that would continue to accrue pursuant to Credit Documents on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), reimbursement of amounts drawn under Letters of Credit, fees (including commitment fees), costs, charges, reimbursement of expenses, indemnification, guarantees or otherwise, (b) all Designated Hedge Obligations, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor, and (c) all Designated Cash Management Services Obligations, in each case whether now existing or arising hereafter and notwithstanding that any such Obligations or claims therefor shall be disallowed, voided or subordinated in any Insolvency Proceeding or under any Debtor Relief Law or other applicable law.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“Order” as defined in Section 2.4(k)(ii).

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and in the case of any Foreign Subsidiary, any analogous organizational documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

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“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23)

“Out-of-Formula Loans” as defined in Section 2.15.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error).  If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Participant Register” as defined in Section 10.6(g).

“Participation Advance” as defined in Section 2.4(g)(iv).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, that is or within the preceding five years, has been, sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole), other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or is covered by Title IV of ERISA.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Restricted Subsidiaries; provided that:

(a) (i) on the date the definitive agreement for such Acquisition is executed, no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) if such Acquisition constitutes a Limited Condition Transaction, on the date such Acquisition is consummated, no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or would result therefrom;

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(b)(i) in the case of any Acquisition of Equity Interests in a Person, each of such Person and its Subsidiaries will become a Restricted Subsidiary (or will be merged or consolidated with or into the Borrower or any Restricted Subsidiary, with the continuing or surviving Person being the Borrower (in the case of any such transaction involving the Borrower) or a Restricted Subsidiary) and (ii) in the case of any Acquisition of other assets, such assets will be owned by the Borrower or any Restricted Subsidiary;

(c) all actions required to be taken with respect to such Person or such assets, as the case may be, in order to satisfy the requirements set forth in clauses (a), (b) and (c) of the definition of the term “Collateral and Guarantee Requirement” (subject to the discretion of the Collateral Agent set forth in such definition) shall have been taken (or arrangements for the taking of such actions satisfactory to the Collateral Agent shall have been made) (it being understood that all other requirements set forth in such definition that are applicable to such Acquisition shall be required to be satisfied in accordance with (and within the time periods provided in) Sections 5.10 and 5.11); and

(d) the business of any such acquired Person, or such acquired assets, as the case may be, constitutes a business permitted by Section 6.11.

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable credit judgment (from the perspective of a secured asset-based lender) and in accordance with customary business practices for comparable secured asset-based lending transactions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or governmental charges that are (i) not overdue by more than 30 days, (ii) are being contested in good faith in compliance with Section 5.3, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP or (iii) not required to be paid pursuant to Section 5.3;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ and other like Liens imposed by law arising in the ordinary course of business and securing obligations (i) that are not overdue by more than 30 days (or, if such obligations are more than 30 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Liens), (ii) are being contested in compliance with Section 5.3, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

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(c) Liens incurred (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or premiums related thereto and other social security laws pension obligations, vacation pay, health, disability or other employee benefits (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) Liens incurred (i) in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability or other insurance to the Borrower or any Restricted Subsidiary and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) Liens incurred (i) in the ordinary course of business to secure the performance of bids, trade contracts (other than for payment of Indebtedness for borrowed money), governmental contracts, leases (other than capital leases), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code), surety, stay, customs and appeal bonds, performance and return-of-money bonds, completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);

(f) easements, zoning restrictions, rights-of-way, encroachments, protrusions and similar encumbrances on real property and minor title defects imposed by law or arising in the ordinary course of business that do not secure monetary obligations and do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and the other Restricted Subsidiaries, taken as a whole, and any similar exception to the Mortgage Policies issued in connection with any Mortgaged Property;

(g) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h) ground leases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

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(i) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions that are within the general parameters customary in the banking industry;

(j) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(k) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection;

(l) (i) Liens arising by virtue of precautionary UCC or PPSA financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business and (ii) Liens arising from equipment or other materials which are not owned by the Borrower or any other Restricted Subsidiary located on the premises of the Borrower or any other Restricted Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business;

(m) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than any capital lease), license or sublicense or concession agreement permitted by this Agreement (and all encumbrances and other matters affecting such interest or title);

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business and bailment arrangements entered into in the ordinary course of business (excluding any general inventory financing) and permitted by this Agreement and (ii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code (and any similar provision of any other requirement of law) in favor of a seller or buyer of goods;

(p) Liens that are customary contractual rights of set-off;

(q) Liens on specific items of inventory or other goods and proceeds thereof securing obligations in respect of documentary letters of credit issued to facilitate the purchase, shipment or storage of such inventory or such other goods;

(r) deposits of Cash with the owner or lessor of premises leased and operated by the Borrower or any Restricted Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(s) leases, nonexclusive licenses, subleases or nonexclusive sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the ordinary course of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

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(t) any Lien deemed to exist in connection with any software escrow arrangements entered into in the ordinary course of business;

(u) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or the Restricted Subsidiaries;

(v) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.6 arising out of such repurchase transaction; and

(w) trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse such trustee of its expenses and to indemnify such trustee under the terms of such indenture.

“Permitted Factoring Transactions” means, collectively, any factoring program in an aggregate outstanding amount not to exceed the greater of $10,000,000 and 16.7% of Consolidated Adjusted EBITDA for the last Test Period (provided that the outstanding amount of such Permitted Factoring Transaction for the purposes of this definition shall be deemed to be equal to the Permitted Factoring Net Investment for the last Test Period) so long as such transactions are (i) non-recourse to Holdings, the Borrower and any of the Restricted Subsidiaries (except for any customary limited recourse obligations and any performance undertaking or Guarantee that is no more extensive in any material respect than customary performance undertakings) and (ii) subject to lien release agreements in form and substance reasonably acceptable to the Administrative Agent.

“Permitted Factoring Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Factoring Transactions in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Factoring Transactions (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Factoring Transactions which are payable to any Person other than Holdings, the Borrower or the Restricted Subsidiaries).

“Permitted Holders” means (a) the Investors (and, with respect to any Investor that is a natural person, his or her Immediate Family Members) and (b) any “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) of which the Investors are members and any other member of such group; provided that the Sponsor Investors, without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, Equity Interests representing a majority of the total voting power of all of the outstanding voting Equity Interests of Holdings owned by such group.

“Permitted Incurred Acquisition Indebtedness” means Indebtedness permitted to be incurred under Section 6.1(s).

“Permitted Intercreditor Agreement” means the ABL Intercreditor Agreement or any Permitted Subordination Agreement.

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“Permitted Intercreditor Agreement Requirement” means, with respect to any Indebtedness incurred in reliance of Section 6.1(m) or Section 6.1(s), the requirement that (a), if such Indebtedness is secured by all or any portion of the Collateral, the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement, providing that the Liens on the ABL Priority Collateral securing such Indebtedness shall rank junior in priority to the Liens on the ABL Priority Collateral securing the Obligations and (b) if such Indebtedness is unsecured Indebtedness that is subordinated to the Obligations, a Permitted Subordination Agreement (and the Administrative Agent agrees to execute and deliver, on behalf of the Lenders and the other Secured Parties, such Permitted Subordination Agreement)

“Permitted Lien” means any Lien permitted by Section 6.2.

“Permitted Ratio Indebtedness” means Indebtedness permitted to be incurred under Section 6.1(m).

“Permitted Subordinated Indebtedness” means Subordinated Indebtedness permitted to be incurred under Section 6.1, other than any Subordinated Indebtedness owing to Holdings, the Borrower or any Subsidiary.

“Permitted Subordination Agreement” means, with respect to any Permitted Subordinated Indebtedness, a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, that contains terms and conditions that are within the range of terms and conditions customary for subordination agreements that are of the type that govern intercreditor relationships between holders of senior secured credit facilities and holders of the same type of Indebtedness as such Permitted Subordinated Indebtedness.

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“Permitted Tax Distribution” means quarterly Cash distributions and an annual true-up Cash distribution to allow (a) Holdings (or any direct or indirect parent thereof) and/or the holders of Equity Interests in Holdings (or any direct or indirect parent thereof) to satisfy their Tax liability attributable to taxable income realized by the Borrower and its Subsidiaries in the applicable tax year or any portion thereof so long as the Borrower is classified as a partnership, disregarded entity or pass-through entity for United States Federal income tax purposes or (b) Holdings (or any direct or indirect parent thereof) to satisfy its Tax liability attributable to taxable income realized by the Borrower and its consolidated Subsidiaries in the applicable tax year or any portion thereof so long as the Borrower and such Subsidiaries file a consolidated federal income tax return with Holdings (or any direct or indirect parent thereof); provided that such distributions shall be limited to the extent that the Tax liability is attributable to the taxable earnings of the Borrower and its Subsidiaries. For this purpose, but subject to the limitation in the above proviso, taxable income shall be determined (i) by taking into account the adjustments to taxable income or items of income, gain, deduction or loss that would apply were the Borrower a corporation, to the extent that such adjustments would result in an increase in the net taxable income of the Borrower and (ii) without regard to any allocations loss, deduction or expense resulting from the application of Section 704(c), Section 734 or Section 743 of the Internal Revenue Code and United States Treasury Regulations promulgated thereunder. In determining the amount of any Permitted Tax Distribution, it shall be assumed (A) that the items of taxable income, gain, deduction, loss and credit in respect of the Borrower and its Subsidiaries (adjusted as described above) were the only such items entering into the computation of Tax liability for the calendar quarter in respect of which the Permitted Tax Distribution was made and (B) (i) so long as the Borrower is classified as a partnership, disregarded entity or pass-through entity for United States Federal income tax purposes, that such taxable income is subject to tax at an effective rate equal to the higher of the combined marginal effective rate of United States Federal, state and local income tax applicable to a corporation doing business or an individual resident in New York, New York, taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends” as such term is defined in Internal Revenue Code Section 1(h) and any allowable deductions in respect of such state and local Taxes in computing liability for United States Federal income taxes, in respect of income recognized during each such calendar quarter (computed at the highest marginal tax rate); provided that any such payment attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary for such purpose to Holdings, the Borrower or any Restricted Subsidiary, or (ii) for so long as the Borrower is a subsidiary member of a consolidated group for United States Federal income tax purposes, the amount of such payments with respect to any taxable period does not exceed the amount that the Borrower and any consolidated Subsidiaries would have been required to pay in respect of such relevant federal, state, local or foreign Taxes for such taxable period (computed at the highest marginal tax rate) if, for all taxable years ending after the Closing Date, the Borrower and any consolidated Subsidiaries had paid such Taxes as a separate consolidated, combined or unitary group separately from Holdings (or any direct or indirect parent thereof) (or, if there are no such subsidiaries, on a separate company basis); provided that any such payment attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary for such purpose to Holdings, the Borrower or any Restricted Subsidiary.

“Permitted Term Indebtedness” means Indebtedness permitted under Section 6.1(l).

“Permitted Term Indebtedness Documents” means the Term Credit Agreement and any other credit agreement or other agreement or instrument evidencing or governing the rights of the holders of any Permitted Term Indebtedness.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Pledge and Security Agreement” means the ABL Pledge and Security Agreement to be executed by the Credit Parties substantially in the form of Exhibit I.

“PNC Bank” as defined in the preamble hereto.

“Post-Term Backstop Letter of Credit” as defined in Section 2.4(e).

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“Post-Term Cash Collateral” as defined in Section 2.4(e).

“Post-Term Letter of Credit” as defined in Section 2.4(d).

“Post-Term Letter of Credit Obligations” as defined in Section 2.4(e).

“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, together with any regulations thereunder, in each case as in effect from time to time.

“Previously Absent Financial Maintenance Covenant” means, at any time, (a) any financial maintenance covenant that is not included in this Agreement at such time and (b) any financial maintenance covenant that is included in this Agreement at such time but has covenant levels or effectiveness triggers that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels or effectiveness triggers set forth in this Agreement at such time.

“Prime Rate” means the rate of interest per annum that is the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC Bank to any particular class or category of customers of PNC Bank.

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien which ranks or is capable of ranking prior to or pari passu with the Liens created by the Collateral Documents, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Tax payable pursuant to the Excise Tax Act (Canada) (net of goods and services tax/harmonized sales tax input credits), income tax, workers compensation, government royalties, pension fund obligations including contributions and pension plan deficiencies under defined benefit pension plans and other pension plan obligations, real property tax, amounts protected by the Wage Earner Protection Program Act (Canada), and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Collateral Documents.

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to the Borrower and the Subsidiaries that is not Public-Side Information.

“Pro Forma Balance Sheet” means a pro forma unaudited consolidated balance sheet of the Acquired Company and its Subsidiaries as of the end of the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if they had occurred as of such date; provided that such pro forma balance sheet shall not be required to include adjustments for purchase accounting (including adjustment of the type contemplated by Financial Accounting Standards Board ASC Topic 805, Business Combinations (formerly SFAS 141R)).

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“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to any Pro Forma Event, that such Pro Forma Event and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Pro Forma Event, (i) in the case of a Disposition of a business unit, division, product line or line of business of the Borrower or a Restricted Subsidiary, a Disposition that otherwise results in a Restricted Subsidiary ceasing to be a Subsidiary or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of an Acquisition by the Borrower or a Restricted Subsidiary, whether by merger, consolidation or otherwise, any other Investment that results in a Person becoming a Subsidiary or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Pro Forma Event shall be calculated in a reasonable and factually supportable manner by the Borrower. For the avoidance of doubt, the amount of net cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of actions taken or to be taken in connection with any Pro Forma Event may be included in Consolidated Adjusted EBITDA in the manner, and subject to the limitations, set forth in the definition of such term.

“Pro Forma Event” means (a) any Acquisition by the Borrower or a Restricted Subsidiary, whether by merger, consolidation or otherwise, or any other Investment that results in a Person becoming a Subsidiary, (b) any Disposition of a business unit, division, product line or line of business of the Borrower or a Restricted Subsidiary and any other Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, (d) the cessation of the operations of a business unit, division, product line or line of business of the Borrower or a Restricted Subsidiary, (e) any restructuring, operational change or implementation of any similar initiative (including any cost saving or strategic initiative and the modification and renegotiation of contracts and other arrangements) by the Borrower or a Restricted Subsidiary, and (f) any incurrence or issuance or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness or any Restricted Junior Payment where the consummation thereof, or the determination of whether such transaction is permitted to be consummated under this Agreement, requires that the Financial Performance Covenant or a financial test be calculated on a Pro Forma Basis or after giving Pro Forma Effect to such transaction.

“Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (a) the Revolving Commitment of such Lender at such time by (b) the aggregate Revolving Commitments of all the Lenders at such time, provided that if the Revolving Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

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“Projections” means the financial projections of the Borrower and the Subsidiaries included in the Confidential Information Memorandum (or a supplement thereto), including financial estimates, forecasts and other forward-looking information.

“Protective Advance” as defined in Section 2.2(a).

“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.

“Pubco” means QualTek Services Inc.

“Pubco Convertible Notes” means the Senior Unsecured Convertible Notes due 2027 issued pursuant to an indenture, to be dated as of the Pubco Merger Closing Date (and, in any event, no later than March 1, 2022), by and among Pubco, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time.

“Pubco Merger Closing Date” means the date of the consummation of the transactions under the SPAC Merger Agreement.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means any information that (a) is publicly available (or could be derived from publicly available information), (b) does not constitute material information concerning Holdings or the Subsidiaries or any of their securities for purposes of the United States Federal and state securities laws or (c) so long as neither Holdings nor the Borrower shall have any Traded Securities, or shall otherwise be subject to the reporting obligations under the Exchange Act, is information of the type that would be publicly disclosed in connection with an issuance of Traded Securities by Holdings or the Borrower pursuant to an offering of Traded Securities.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Quarterly Average Excess Availability” means, for any Fiscal Quarter, the average for such Fiscal Quarter of the daily amounts determined as of 5:00 p.m. (New York City time) for each day during such Fiscal Quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is the Excess Availability at such time and (b) the denominator of which is the Maximum Credit in effect at such time.

“Quarterly Average Facility Utilization” means, for any Fiscal Quarter, the average for such Fiscal Quarter of the daily amounts determined as of 5:00 p.m. (New York City time) for each day during such Fiscal Quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time and (ii) the Letter of Credit Usage at such time and (b) the denominator of which is the Maximum Credit in effect at such time

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“Qualifying IPO” means (i) the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than an offering solely in respect of an employee stock purchase program) in the United States and/or (ii) the consummation of the transactions contemplated by the SPAC Merger Agreement or any substantially similar transaction involving the acquisition, directly or indirectly, of the Borrower and/or its Restricted Subsidiaries by a special purpose acquisition vehicle.

“Real Estate Asset” means any interest owned by any Credit Party in fee in any real property.

“Receivables” means and includes, as to each Credit Party, all of such Credit Party’s Accounts and all of such Credit Party’s contract rights, Instruments (including those evidencing Indebtedness owed to such Credit Party by its Affiliates), Documents, Chattel Paper (including Electronic Chattel Paper), General Intangibles relating to Accounts, contract rights, Instruments, Documents and Chattel Paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all Supporting Obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Collateral Agent under the Credit Documents.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent, (c) any Lender and (d) any Issuing Bank, as applicable.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among Holdings, the Borrower, the Administrative Agent and one or more Refinancing Revolving Lenders, establishing Refinancing Revolving Commitments and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.26.

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“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, refinances or replaces such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount not greater than accrued and unpaid interest on such Original Indebtedness, any original issue discount or upfront fees applicable to such Refinancing Indebtedness, any unused commitments and letters of credit undrawn in respect of such Original Indebtedness (only if and to the extent that, had such Original Indebtedness been incurred under such commitments at the time such Refinancing Indebtedness is incurred, it would have been permitted hereunder) and any fees, premiums and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter than the remaining weighted average life to maturity of such Original Indebtedness (and, for purposes of determining the weighted average life to maturity of such Original Indebtedness, the effects of any prepayments made prior to the date of the determination shall be disregarded); (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Restricted Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) except where the Original Indebtedness is Permitted Term Indebtedness (it being understood that any Refinancing Indebtedness in respect of any Permitted Term Indebtedness shall be subject to the requirements set forth in clauses (I), (II) and (III) of Section 6.1(l)), such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness or, to the extent such assets would have been required to secure such Original Indebtedness pursuant to the terms thereof, that are proceeds and products of, or after-acquired property that is affixed or incorporated into, the assets that secured such Original Indebtedness.

“Refinancing Revolving Commitments” as defined in Section 2.26(a)

“Refinancing Revolving Lender” as defined in Section 2.26(a).

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors.

“Regulation T” means Regulation T of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Reimbursement Date” as defined in Section 2.4(g)(ii).

“Reimbursement Obligation” as defined in Section 2.4(g)(ii).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment, including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Rent Reserve” means, with respect to location not owned a Credit Party on which any Inventory is located (other than any such leased real property in respect of which the Administrative Agent shall have received a Collateral Access Agreement executed by the applicable landlord pursuant to which, among other things, such landlord grants the Collateral Agent access to the Inventory, waives or subordinates, in a manner reasonably satisfactory to the Administrative Agent, any rights and claims it has to such Inventory for any rent or other amounts payable to such landlord), an amount determined in the Administrative Agent’s Permitted Discretion; provided that such amount shall not exceed three months’ charges or rental expense for such location.

“Reportable Compliance Event” shall mean that (1) the Borrower or any Subsidiary becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (2) the Borrower or any Subsidiary engages in a transaction that has caused or may cause the Lenders, the Administrative Agent or the Collateral Agent to be in violation of any Anti-Terrorism Law, including the Borrower’s or any Subsidiary’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; (3) any Collateral becomes Embargoed Property; or (4) the Borrower or any Subsidiary otherwise violates, or reasonably believes that it will violate, any of the representations in Section 4.23, or any covenant in Section 5.8 or Section 6.16.

“Reports” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower or any other Credit Party from information furnished by or on behalf of the Borrower or any Guarantor Subsidiary, which Reports (except where prepared for internal purposes of the Administrative Agent) may be distributed to the Lenders by the Administrative Agent.

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“Required Minimum Equity Contribution Amount” as defined in the Recitals hereto.

“Requisite Lenders” means, at any time, Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the Revolving Exposure and unused Revolving Commitments of all the Lenders at such time. For purposes of this definition, the amount of Revolving Exposures and unused Revolving Commitments shall be determined by excluding the Revolving Exposure and unused Revolving Commitment of any Defaulting Lender.

“Reserves” means (a) the Subcontractor Reserve, (b) the Rent Reserve and (c) without duplication (including with respect to any items that are otherwise addressed through eligibility criteria), any and all other reserves that the Administrative Agent deems necessary,  in its Permitted Discretion, to maintain. In the event that the event, condition or other matter giving rise to any Reserve arising hereunder shall cease to exist, as determined by subsequent audits, appraisals or other information provided by the Credit Parties to the Administrative Agent, then unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter, such Reserve shall be reduced to zero.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Restricted Subsidiary, (c) any payment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of or interest or premium on any Junior Indebtedness, or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any Junior Indebtedness, at a time when the aggregate principal amount of all outstanding Junior Indebtedness exceeds $20,000,000 and (d) any voluntary prepayment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of any Permitted Term Indebtedness (other than Restricted Term Indebtedness), or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of principal of any Permitted Term Indebtedness (other than Restricted Term Indebtedness).

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Restricted Term Indebtedness” as defined in the definition of the term “Junior Indebtedness”.

“Resulting Revolving Borrowings” as defined in Section 2.23(e).

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“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any Acquisition or other Investment, any return of capital (including dividends, distributions and similar payments and profits on sale to a Person other than the Borrower or a Subsidiary) received by the investor in Cash or Cash Equivalents in respect of such Acquisition or other Investment.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swing Line Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder. The amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1 or in the applicable Assignment Agreement or an Incremental Facility Agreement, as applicable, subject to any increase or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of Eighth Amendment Effective Date is $130,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earlier to occur of (a) the Revolving Maturity Date and (b) the date on which all the Revolving Commitments are terminated or permanently reduced to zero pursuant hereto.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Loans of such Lender outstanding at such time, (b) such Lender’s Pro Rata Share of the Letter of Credit Usage at such time, (c) such Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans outstanding at such time and (d) such Lender’s Pro Rata Share of the aggregate principal amount of the Protective Advances outstanding at such time.

“Revolving Loan” means a revolving loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Maturity Date” means July 17, 2025.

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“RJP Payment Conditions” means, at any time of determination with respect to any Specified Restricted Junior Payment, the requirement that (a) no Event of Default shall have occurred and be continuing or would arise as a result of such Specified Restricted Junior Payment, (b) after giving Pro Forma Effect to such Specified Restricted Junior Payment (including the borrowing of any Loans or the issuance of any Letters of Credit in connection therewith), (i) the Excess Availability on the date of such Specified Restricted Junior Payment, and the average daily Excess Availability during the 30 consecutive day period ending on the date of such Specified Restricted Junior Payment, shall each be equal to or greater than the greater of (i) $13,000,000 and (ii) 20% of the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect, and (c) the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period (regardless whether a Covenant Period has occurred and is continuing) shall be not less than 1.00 to 1.00; provided that, if at no time during the 30 consecutive day period was Excess Availability less than 30% of the lesser of (i) the Maximum Credit and (ii) the Borrowing Base then in effect (calculated on a Pro Forma Basis to include the borrowing of any Loans or issuance of any Letters of Credit in connection with such Specified Restricted Junior Payment), then satisfaction of this clause (c) shall not be required with respect to such Specified Restricted Junior Payment.

“S&P” means Standard & Poor’s Financial Services, a division of McGraw-Hill Financial, Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary Disposes of such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property Disposed of, from such Person or its Affiliates.

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.

“Sanctioned Jurisdiction” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctions” as defined in Section 4.23.

“Sanctions Laws” as defined in Section 4.23.

“Seasonal Increase Period” as defined in the definition of Maximum Credit.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment” means the Second Amendment to the ABL Credit and Guaranty Agreement dated as of October 4, 2019 among the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent.

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“Second Amendment Acquisitions” means, collectively, the Acquisitions effected pursuant to (a) the Asset Purchase Agreement, dated as of October 4, 2019, among Vinculums Services, LLC, Velocitel, LLC and the other parties thereto (the “Vinculums Acquisition”), and (b) the Asset Purchase Agreement among Aerial Wireless Services, LLC, Velocitel, LLC and the other parties thereto substantially in the form shared with the Administrative Agent on or prior to the Second Amendment Effective Date (with such changes there as are reasonably acceptable to the Administrative Agent) (the “Aerial Acquisition”), in each case together with the schedules, exhibits and other definitive documentation relating thereto.

“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.

“Secured Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Seventh Amendment” means the Seventh Amendment to ABL Credit and Guaranty Agreement, dated as of May 13, 2022, among the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent.

“Seventh Amendment Effective Date” has the meaning assigned to such term in the Seventh Amendment.

“Sixth Amendment” means the Sixth Amendment to ABL Credit and Guaranty Agreement, dated as of February 14, 2022, among the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent.

“Sixth Amendment Effective Date” has the meaning assigned to such term in the Sixth Amendment.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http:www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

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“Solvency Certificate” means a Solvency Certificate executed by the chief financial officer of the Acquired Company substantially in the form of Exhibit J.

“Solvent” means that, as of the date of determination, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPAC Merger Agreement” means the Business Combination Agreement, dated as of June 16, 2021, by and among BCP QualTek HoldCo, LLC, BCP QualTek, LLC and the other parties thereto, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time.

“SPC” as defined in Section 10.6(j).

“Specified Acquisition” means the Acquisition (including by way of the acquisition of Equity Interests in the Person identified in writing to the Administrative Agent prior to the Closing Date and whether by merger, consolidation or otherwise) by the Borrower and/or one or more of the Guarantor Subsidiaries of all or substantially all of the business and operations of such Person identified in writing to the Administrative Agent prior to the Closing Date.

“Specified Event of Default” means (a) any Event of Default arising under Section 8.1(a), 8.1(f) or 8.1(g), (b) any Event of Default arising from any misrepresentation set forth in any Borrowing Base Certificate, (c) any Event of Default arising from a breach of Section 6.7 or (d) any Event of Default arising from a breach of Section 5.1(a) or 5.1(b).

“Specified Investments” means any Investment or other Acquisition or any designation of a Subsidiary as an Unrestricted Subsidiary that, in each case, is subject to satisfaction of the Investment Payment Conditions.

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“Specified Permitted Indebtedness Documentation Requirements” means, with respect to any Indebtedness, the requirements that the terms of such Indebtedness (excluding interest rates (whether fixed or floating), interest margins, benchmark rate floors, fees, original issue discounts and prepayment or redemption terms (including “no call” terms and other restrictions thereunder) and premiums) are, when taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than those applicable under this Agreement when taken as a whole (other than covenants (including any Previously Absent Financial Maintenance Covenant) or other provisions applicable only to periods after the latest Maturity Date in effect at the time of incurrence of such Indebtedness) (it being understood that such Indebtedness shall not include any Previously Absent Financial Maintenance Covenant unless such Previously Absent Financial Maintenance Covenant applies only to periods after the latest Maturity Date in effect at the time of incurrence of such Indebtedness or this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of all Lenders); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower in writing within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)).

“Specified Permitted Indebtedness Ratio Requirement” means, with respect to any Indebtedness, after giving Pro Forma Effect to the assumption or incurrence of Indebtedness and the use of proceeds thereof (but without netting the Cash proceeds of such Indebtedness for purposes of calculating Unrestricted Cash), (a) for all purposes except for Section 6.1(f) and 6.1(s), (i) if such Indebtedness is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the “Obligations” (as defined in the Term Credit Agreement), the First Lien Net Leverage Ratio does not exceed 4.50:1.00, (ii) if such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis with the Liens on the Collateral securing the “Obligations” (as defined in the Term Credit Agreement), the Secured Net Leverage Ratio does not exceed 4.75:1.00, or (iii) if such Indebtedness is unsecured, the Total Net Leverage Ratio does not exceed 5.25:1.00, and (b) for purposes of Section 6.1(f) and Section 6.1(s), (i) if such Indebtedness is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the “Obligations” (as defined in the Term Credit Agreement), the First Lien Net Leverage Ratio does not exceed the greater of (A) 4.50:1.00 and (B) the First Lien Net Leverage Ratio in effect immediately prior to the assumption or incurrence of such Indebtedness, (ii) if such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis with the Liens on the Collateral securing the “Obligations” (as defined in the Term Credit Agreement), the Secured Net Leverage Ratio does not exceed the greater of (A) 4.75:1.00 and (B) the Secured Net Leverage Ratio in effect immediately prior to the assumption or incurrence of such Indebtedness, or (iii) if such Indebtedness is unsecured, the Total Net Leverage Ratio does not exceed the greater of (A) 5.25:1.00 and (B) the Total Net Leverage Ratio in effect immediately prior to the assumption or incurrence of such Indebtedness.

“Specified Representations” means the representations and warranties of the Credit Parties set forth in Sections 4.1(a)(i) (solely with respect to the Credit Parties), 4.1(b)(ii) (solely with respect to the Credit Parties), 4.1(b)(iii) (solely with respect to the Credit Parties), 4.3 (solely with respect to the execution, delivery and performance of the Credit Documents), 4.4(b) (solely with respect to the execution, delivery and performance of the Credit Documents, the incurrence of the Indebtedness thereunder and the granting of the Obligations Guarantee and the Liens on the Collateral pursuant to the Collateral Documents), 4.6, 4.14, 4.15, 4.18, 4.21(a) (subject to the last sentence of Section 3.1, as it relates to the creation, validity and perfection of the security interests in the Collateral), 4.23(a)(ii) and 4.23(c) (with respect to the use of the proceeds of the Loans on the Closing Date).

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“Specified Restricted Junior Payment” means any Restricted Junior Payment or the incurrence of any Indebtedness that is subject to satisfaction of the RJP Payment Conditions.

“Specified Tuck-In Acquisitions” means each of the acquisitions consummated by the Acquired Company and/or one or more of its Subsidiaries (provided that any such Subsidiaries shall be a Guarantor Subsidiary as of the Closing Date) on or prior to the Closing Date of the business and operations of the Persons identified in writing to the Administrative Agent prior to the Closing Date.

“Sponsor” means Brightstar Capital Partners Fund I, L.P.

“Sponsor Investors” as defined in the definition of “Investors”.

“Sponsor Management Agreement” means the Advisory Services Agreement dated as of the Closing Date between QualTek USA, LLC and Brightstar Advisors, L.P..

“Standard Letter of Credit Practice” means, for any Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Statutory Plan” means any benefit plan that the Borrower or any Restricted Subsidiary is required by statute to participate in or contribute to in respect of any current or former employee, director, officer, shareholder, consultant or independent contractor of that Borrower or Restricted Subsidiary, or any dependent of any of them, including the Canada Pension Plan and plans administered pursuant to applicable legislation regarding health, tax, workers’ compensation insurance and employment insurance.

“Subcontractor Reserve” means, at any time, the aggregate amount owing by any Credit Party to any subcontractor 30 days or more past the due date.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“Subsequent Transaction” has the meaning given to such term in Section 1.2(c).

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“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“Successor Holdings” as defined in Section 6.15.

“Supermajority Lenders” means, at any time, Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 66-2/3% of the sum of the Revolving Exposure and unused Revolving Commitments of all the Lenders at such time. For purposes of this definition, the amount of Revolving Exposures and unused Revolving Commitments shall be determined by excluding the Revolving Exposure and unused Revolving Commitment of any Defaulting Lender.

“Supplemental Collateral Questionnaire” means a certificate in the form of Exhibit K-2 or any other form approved by the Collateral Agent and the Borrower.

“Supporting Obligations” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Swap Obligation” as defined in “Excluded Swap Obligations”.

“Swing Line Lender” means PNC Bank, in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a loan made by the Swing Line Lender to the Borrower pursuant to Section 2.3.

“Swing Line Sublimit” means $7,500,000.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Borrowing Base Termination Date” means the earlier of (a) the date on which the Initial ABL Collateral Reports have been delivered to the Administrative Agent, along with a duly completed Borrowing Base Certificate, and (b) the date that is 60 days after the Closing Date (or such later date as the Administrative Agent may agree to in writing).

“Term Credit Agreement” means the Term Credit and Guaranty Agreement dated as of the Closing Date, among the Borrower, the Guarantor Subsidiaries, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent thereunder.

“Term Credit Agreement Amendment No. 1” means Amendment No. 1 to the Term Credit and Guaranty Agreement dated as of the Second Amendment Effective Date among the Borrower, Holdings, the Guarantor Subsidiaries, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent under the Term Credit Agreement.

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“Term Credit Agreement Amendment No. 1 Term Loans” means the term loans incurred by the Borrower pursuant to Term Credit Agreement Amendment No. 1.

“Term Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Term SOFR” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Transition Event” shall mean the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.18(f) hereof that is not Term SOFR.

“Test Period” means, on any date of determination, the most recent period of four consecutive Fiscal Quarters of the Borrower for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1(a) or 5.1(b) (or, prior to the first delivery of any such financial statements, the period of four consecutive Fiscal Quarters of the Borrower ended March 31, 2018).

“Third Amendment” means the Third Amendment to ABL Credit and Guaranty Agreement, dated as of September 8, 2020, among the Borrower, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the Collateral Agent.

“Third Amendment Effective Date” has the meaning assigned to such term in the Third Amendment.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.

“Total Utilization of Revolving Commitments” means, at any time, the sum of the Revolving Exposures of all the Lenders of such time.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

“Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans, the obtaining of Letters of Credit and the use of the proceeds thereof, (b) the execution, delivery and performance by each Credit Party of the “Credit Documents” to which it is to be a party and the creation of the Liens provided for in the “Collateral Documents”, in each case under the Term Credit Agreement, (c)  the Equity Contribution, (d) the Merger Transactions (which shall not include the Specified Acquisition), (e) the Existing Debt Refinancing and (f) the payment of fees and expenses in connection with the foregoing.

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“Trigger Event” as defined in Section 6.7(a).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the BSBY Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision,  International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unrestricted Cash” means, on any date, Cash and Cash Equivalents owned on such date by the Borrower or any Restricted Subsidiary that is not a CFC or a CFC Holding Company, as reflected on a balance sheet prepared as of such date in conformity with GAAP, provided that (a) such Cash and Cash Equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP, (b) such Cash and Cash Equivalents are free and clear of all Liens, other than (i) nonconsensual Liens permitted by Section 6.2 (including, without limitation, clause (a) of the definition of the term “Permitted Encumbrances”), (ii) Liens referred to in clause (i) of the definition of the term “Permitted Encumbrances”, (iii) Liens created under the Credit Documents and (iv) Liens securing Permitted Term Indebtedness, and (c) the use of such Cash and Cash Equivalents for application to the payment of Indebtedness is not prohibited in any material respect by applicable law or any material Contractual Obligation and such Cash and Cash Equivalents are not contractually restricted in any material respect from being distributed to the Borrower.

“Unrestricted Controlled Cash” means, on any date, Unrestricted Cash owned on such date by the Borrower or any Guarantor Subsidiary that are held in a deposit account or securities account over which the Collateral Agent has a perfected Lien.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary in the manner provided below and not subsequently redesignated as a “Restricted Subsidiary” in the manner provided below and (b) each Subsidiary of an Unrestricted Subsidiary.

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The Borrower may designate any Subsidiary to be an “Unrestricted Subsidiary” by delivering to the Administrative Agent a certificate of an Authorized Officer of the Borrower specifying such designation and certifying that such designated Subsidiary satisfies the requirements set forth in this definition (and including reasonably detailed calculations demonstrating satisfaction with the requirement in clause (c)(i) below); provided that (i) no Subsidiary may be designated as an Unrestricted Subsidiary unless (a) no Event of Default has occurred and is continuing or would result therefrom, (b) such Subsidiary does not own any Equity Interests in any of the Restricted Subsidiaries, (c) at the time each such designation becomes effective (i) the Investment Payment Conditions are satisfied after giving Pro Forma Effect thereto (unless the Borrower is relying upon clause (x) or clause (y) of Section 6.6) and (ii) if such Subsidiary is a Credit Party that owns any ABL Priority Collateral, the Borrower shall have (A) delivered to the Administrative Agent a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of the most recent Borrowing Base Reporting Date for which a calculation of the Borrowing Base shall have been delivered pursuant to Section 5.1(k) giving Pro Forma Effect to such designation as if effected immediately prior to such Borrowing Base Reporting Date and (B) shall have substantially simultaneously with the effectiveness of such designation, to the extent that Total Utilization of Revolving Commitments would otherwise exceed the Borrowing Base then in effect, prepaid Loans and/or Cash Collateralized Letters of Credit in an amount sufficient to eliminate such excess, (d) such Subsidiary does not own (or hold or control by lease, exclusive license or otherwise) any asset (including any Intellectual Property) that is material to the operation in the ordinary course of business of the Borrower and the Restricted Subsidiaries, taken as a whole, (e) each Subsidiary of such Subsidiary has been designated as (and, for so long as it is a Subsidiary of the Borrower, continues as) an “Unrestricted Subsidiary” in accordance with this definition, (f) the Investments in such Unrestricted Subsidiary by the Borrower and the Restricted Subsidiaries (including, after giving effect to the next sentence, those resulting from such designation) are permitted under Section 6.6, (g) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Permitted Term Indebtedness, and (h) such Subsidiary has not previously been designated as an Unrestricted Subsidiary and (ii) no Restricted Subsidiary that owns any Material Intellectual Property or Master Services Agreements may be designated as an Unrestricted Subsidiary. Upon the designation of any Subsidiary as an Unrestricted Subsidiary, the Borrower and the Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal at the time of such designation to the fair value of such Subsidiary (as determined reasonably and in good faith by an Authorized Officer of the Borrower). The Borrower shall cause each Unrestricted Subsidiary to satisfy at all times the requirements set forth in clauses (b), (d) and (g) above.

The Borrower may designate any Unrestricted Subsidiary as a “Restricted Subsidiary” by delivering to the Administrative Agent a certificate of an Authorized Officer of the Borrower specifying such redesignation and certifying that such redesignation satisfies the requirements set forth in this paragraph; provided that (a) no Event of Default has occurred and is continuing or would result therefrom and (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence, at the time of such redesignation, of any Indebtedness and Liens of such Subsidiary existing at such time.

“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any balance sheet or statement of operations, comprehensive income, equity or cash flows of the Borrower, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

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“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“US Tax Compliance Certificate” as defined in Section 2.20(f)(ii)(B)(3).

“Verizon” means Verizon Communications Inc., Verizon Sourcing LLC, or any of their respective affiliates.

“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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1.2.  Accounting Terms; Pro Forma Calculations; Limited Condition Transactions. (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (a) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Restricted Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of FASB ASU No. 2016-02, Leases (Topic 842) to the extent such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015. Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Restricted Subsidiaries.

(b)  Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any test or covenant contained in this Agreement, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Total Assets and any other financial ratio or test shall be calculated giving Pro Forma Effect to each Pro Forma Event occurring during the applicable period of four consecutive Fiscal Quarters to which such calculation relates or after the end of such period of four consecutive Fiscal Quarters but not later than the date of such calculation (notwithstanding that such ratio or test may be said to be determined as of the end of a Test Period); provided that, notwithstanding the foregoing, when calculating the Fixed Charge Coverage Ratio or any leverage ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance after giving Pro Forma Effect or on a Pro Forma Basis) with the Financial Performance Covenant or any other financial maintenance covenant that might be added hereto after the date hereof, any Pro Forma Event and any related adjustment contemplated in the definitions of Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect (and corresponding provisions of the definition of Consolidated Adjusted EBITDA) that occurred subsequent to the end of the applicable period of four consecutive Fiscal Quarters shall not be given Pro Forma Effect.

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(c)  In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for the purposes of testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated Adjusted EBITDA and baskets subject to Default or Event of Default conditions), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder (or any such representation, warranty, requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related representations, warranties, requirements and conditions), such ratio, test or basket (and any related representations, warranties, requirements and conditions) shall be deemed to have been complied with (or satisfied). Upon making an LCT Election, the Borrower shall deliver a certificate of an Authorized Officer to the Administrative Agent demonstrating compliance on a Pro Forma Basis after giving effect to such Limited Condition Transaction on such LCT Test Date with any relevant ratios, tests or baskets. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; provided that if such ratios improved as a result of such fluctuations, the Borrower may utilize such improved ratios. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Junior Payments, the consummation of any Acquisition or Investment, mergers, any Disposition, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of a Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated (so long as the consummation thereof occurs within 180 days following the execution of definitive documentation for such Limited Condition Transaction) or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

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1.3.  Interpretation, Etc. (a)  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein and, in the case of the Merger Agreement, subject to the approval thereof by the Arranger to the extent such approval would be required under Section 3.1), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(b)  Unless the context otherwise requires, any reference to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.4.  Currency Translation; Calculations of Amounts.

(a)  For purposes of any determination under Sections 6 and 8, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that (i) for purposes of any determination under Sections 6.1, 6.4, 6.6 and 6.8, the amount of each applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined reasonably and in good faith by the Borrower, and (ii) for purposes of the Financial Performance Covenant or any other financial test and the related definitions, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of the Borrower. Notwithstanding anything to the contrary set forth herein but subject to clause (ii) above, (A) no Default shall arise as a result of any limitation or threshold expressed in Dollars in this Agreement being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with this Agreement at the time of, or at any time following, such transaction and (B) in the case of any Indebtedness outstanding under any clause of Section 6.1 or secured under any clause of Section 6.2 that contains a limitation expressed in Dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness will be permitted to be refinanced with Refinancing Indebtedness in respect thereof incurred under such clause notwithstanding that, after giving effect to such refinancing, such excess shall continue.

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(b)  In the event that any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets pursuant to any applicable covenant in Section 6 or Section 2.24, such action or transaction (or portion thereof) may be divided and classified, and later (on one or more occasions) be redivided and/or reclassified under one or more of such exceptions, thresholds or baskets as the Borrower may elect from time to time, including reclassifying any utilization of fixed (subject to grower components) exceptions, thresholds or baskets (for purposes of this Section 1.4, “fixed baskets”) as incurred under any available incurrence-based exception, threshold or basket (for purposes of this Section 1.4, “incurrence-based baskets”) (including reclassifying amounts under the Incremental Term Free and Clear Amount and the Incremental Tem Prepayment Amount to the Incremental Term Incurrence-Based Amount), and if any applicable ratios or financial tests for such incurrence-based baskets would be satisfied in any subsequent Fiscal Quarter, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower.

(c)  In the event any fixed baskets are intended to be utilized together with any incurrence-based baskets in a single transaction or series of related transactions (including reclassifying amounts under the Incremental Term Free and Clear Amount and the Incremental Tem Prepayment Amount to the Incremental Term Incurrence-Based Amount), (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of any Indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets, but giving full Pro Forma Effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be calculated.

1.5.  Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “BSBY Rate Loan”) or by Class and Type (e.g., a “BSBY Rate Revolving Loan” or “BSBY Rate Revolving Borrowing”).

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1.6.  Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries or the Restricted Subsidiaries shall be deemed to be (unless the context otherwise requires) references to such Persons, and all the representations and warranties of the Borrower and the other Credit Parties contained in this Agreement and the other Credit Documents shall be deemed made, in each case, after giving effect to the Merger and the other Transactions to occur on the Closing Date.

1.7.  Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

1.8.  BSBY Notification. Section 2.18 of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the BSBY Screen Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the BSBY Screen Rate or other rates in the definition of “BSBY Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefore.

1.9.  Conforming Changes Relating to BSBY. The right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

SECTION 2. LOANS

2.1.  Loans. (a)  Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make Revolving Loans to the Borrower in Dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding its Revolving Commitment or (ii) the Total Utilization of Revolving Commitments exceeding the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect. Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall terminate on the Revolving Commitment Termination Date.

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(b)  Borrowing Mechanics for Revolving Loans.

(i)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders proportionately to their Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess of such amount; provided that a Eurodollar Rate Revolving Borrowing that results from a continuation of an outstanding Eurodollar Rate Revolving Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing. At the time each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess of such amount; provided that such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Maximum Credit or that is required to finance the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.4(g).

(ii)  To request a Revolving Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a BSBY Rate Loan, not later than 12:00 noon (New York City time) at least three Business Days in advance of the proposed Credit Date (which shall be a Business Day) and (B) in the case of a Base Rate Borrowing, not later than 12:00 noon. (New York City time) on the proposed Credit Date (which shall be a Business Day). In lieu of delivering a Funding Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed Revolving Borrowing; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Funding Notice. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing. Following delivery of a Funding Notice for a BSBY Rate Loan, any failure to make such Borrowing shall be subject to Section 2.18(c).

(iii)  Each Lender shall make the principal amount of the Revolving Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 4:00 p.m. (New York City time) on such Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Revolving Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice (or, in the case of a Base Rate Revolving Borrowing specified by the Borrower in the applicable Funding Notice as made to finance reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.4(g), to the applicable Issuing Bank).

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2.2.  Protective Advances.

(a)  General. Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time during the Revolving Commitment Period, in the Administrative Agent’s sole discretion (but without any obligation to) irrespective of the occurrence of a Default or an Event of Default to make loans to the Borrower in Dollars on behalf of the Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations referred to in clause (a) of the definition of such term or (C) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses as described in Section 10.2) and other sums payable under the Credit Documents (any such loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall be made if immediately after giving effect thereto the aggregate principal amount of the outstanding Protective Advances would exceed (x) an amount equal to 10% of the Borrowing Base (excluding, for purposes of such calculation, clause (d) of the definition of “Borrowing Base”) in effect at the time of the making of such Protective Advance or (y) the Total Utilization of Revolving Commitments would exceed the Maximum Credit. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall constitute Obligations for all purposes hereof and the other Credit Documents and shall be Guaranteed and secured as provided in the Credit Documents. All Protective Advances shall be Base Rate Loans. The Administrative Agent may at any time (i) request, on behalf of the Borrower, the Lenders to make, subject to the limitations set forth in Section 2.1(a) and to the satisfaction of the conditions precedent set forth in Section 3.2, Base Rate Revolving Loans to repay any Protective Advance or (ii) require the Lenders to acquire participations in any Protective Advance as provided in Section 2.2(b). The Administrative Agent shall endeavor to notify the Borrower promptly after the making of any Protective Advance.

(b)  Lenders’ Participations in Protective Advances. The Administrative Agent may by written notice given to each Lender not later than 1:00 p.m. (New York City time) on any Business Day require the Lenders to purchase, in accordance with their Pro Rata Shares, participations in all or a portion of the Protective Advances outstanding, together with accrued interest thereon. Such notice shall specify the aggregate amount of the Protective Advance or Protective Advances in which Lenders will be required to participate and such Lender’s Pro Rata Share of such Protective Advance or Protective Advances and the accrued interest thereon. Each Lender shall make available an amount equal to such Lender’s Pro Rata Share of such Protective Advance or Protective Advances, and the accrued interest thereon, not later than 12:00 p.m. (New York City time) on the first Business Day following the date of receipt of such notice, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. In the event that any Lender fails to make available for the account of the Administrative Agent any payment referred to in the preceding sentence, the Administrative Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by the Administrative Agent for the correction of errors among banks and thereafter at the Base Rate. In order to evidence the purchase of participations under this Section 2.2(b), each Lender agrees to enter at the request of the Administrative Agent into a participation agreement in form and substance reasonably satisfactory to the Administrative Agent. In the event the Lenders shall have purchased participations in any Protective Advance pursuant to this Section 2.2(b), the Administrative Agent shall promptly distribute to each Lender that has paid all amounts payable by it under this Section 2.2(b) with respect to such Protective Advance such Lender’s Pro Rata Share of all payments subsequently received by the Administrative Agent from or on behalf of the Borrower in respect of such Protective Advance; provided that any such payment so distributed shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this Section 2.2(b) shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Protective Advance.

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(c)  Obligations Absolute. The obligations of the Lenders under Section 2.2(b) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) the existence of any claim, set-off, defense or other right that the Borrower or any Lender may have at any time against the Administrative Agent or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, with the transactions contemplated herein or with any unrelated transaction, (ii) any adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, (iii) any breach hereof or of any other Credit Document by any party thereto, (iv) any Default or Event of Default and (v) any other event or condition whatsoever, whether or not similar to any of the foregoing.

2.3.  Swing Line Loans.

(a)  General.  During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Loans to the Borrower in Dollars in an aggregate principal amount at any time outstanding not to exceed the Swing Line Sublimit; provided that no Swing Line Loan shall be made if immediately after giving effect thereto the Total Utilization of Revolving Commitments would exceed the lesser of (i) the Maximum Credit and (ii) the Borrowing Base then in effect. Amounts borrowed pursuant to this Section 2.3(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period.

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(b)  Borrowing Mechanics for Swing Line Loans.

(i)   Each Swing Line Loan shall be a Base Rate Loan. Each Swing Line Loan shall be in an amount of $250,000 or an integral multiple of $100,000 in excess of such amount.

(ii)  To request a Swing Line Loan, the Borrower shall deliver to the Swing Line Lender and the Administrative Agent a fully completed and executed Funding Notice not later than 1:00 p.m. (New York City time) on the proposed Credit Date (which shall be a Business Day). In lieu of delivering a Funding Notice, the Borrower may give the Swing Line Lender and the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed Swing Line Loan; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Swing Line Lender and the Administrative Agent of a fully completed and executed Funding Notice.

(iii) The Swing Line Lender shall make the principal amount of the Swing Line Loan available to the Administrative Agent not later than 4:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make available such Swing Line Loan to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice (or in the case of a Swing Line Loan specified by the Borrower in the applicable Funding Notice as made to finance the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.4(g), to the applicable Issuing Bank).

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(c)   Lenders’ Participations in Swing Line Loans. The Swing Line Lender shall, on a weekly or a more frequently than weekly basis when any Swing Line Loan is outstanding, by written notice given to the Administrative Agent not later than 1:00 p.m. (New York City time) on any Business Day require the Lenders to purchase, in accordance with their Pro Rata Shares, participations in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of the Swing Line Loan or Loans in which Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent shall notify each Lender of the details of such notice and of such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Lender shall make available an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan or Loans, not later than 12:00 p.m. (New York City time) on the first Business Day following the date of receipt of such notice, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, and the Administrative Agent shall promptly remit the amounts so received, in like funds, to the Swing Line Lender. In the event that any Lender fails to make available for the account of the Swing Line Lender any payment referred to in the preceding sentence, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate. In order to evidence the purchase of participations under this Section 2.3(c), each Lender agrees to enter at the request of the Swing Line Lender into a participation agreement in form and substance reasonably satisfactory to the Swing Line Lender and the Administrative Agent. Each Lender acknowledges and agrees that, in making any Swing Line Loan, the Swing Line Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 3.2, unless, at least one Business Day prior to the time such Swing Line Loan is made, the Borrower or the Requisite Lenders shall have notified the Swing Line Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 3.2 would not be satisfied if such Swing Line Loan were then made (it being agreed that, in the event the Swing Line Lender shall have received any such notice, or shall otherwise believe in good faith that such conditions would not be satisfied, it shall have no obligation to (and, in the event it shall have received any such notice, shall not) make any Swing Line Loan until and unless it shall be satisfied that the events and circumstances giving rise thereto shall have been cured or otherwise shall have ceased to exist). In the event the Lenders shall have purchased participations in any Swing Line Loan pursuant to this Section 2.3(c), the Swing Line Lender shall promptly distribute to each Lender that has paid all amounts payable by it under this Section 2.3(c) with respect to such Swing Line Loan such Lender’s Pro Rata Share of all payments subsequently received by the Swing Line Lender from or on behalf of the Borrower in respect of the interest of such Lender in such Swing Line Loan; provided that any such payment so distributed shall be repaid to the Swing Line Lender if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this Section 2.3(c) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to repay such Swing Line Loan; provided that, unless the Administrative agent shall have received written notice from the Borrower of a failure to satisfy any condition set forth in Section 3.2 prior to the time set for any purchase by the Lenders of participations in any Swing Line Loan pursuant to this Section 2.3(c), the amounts that otherwise would have been advanced by Lenders to fund such purchase of participations shall for all purposes hereunder instead be deemed to constitute Base Rate Revolving Loans borrowed by the Borrower with the proceeds of such Revolving Loans being deemed to have been applied to prepay such Swing Line Loan.

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(d)  Obligations Absolute. The obligations of the Lenders under Section 2.3(c) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) the existence of any claim, set-off, defense or other right that the Borrower or any Lender may have at any time against the Swing Line Lender or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, with the transactions contemplated herein or with any unrelated transaction, (ii) any adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, (iii) any breach hereof or of any other Credit Document by any party thereto, (iv) any Default or Event of Default and (v) any other event or condition whatsoever, whether or not similar to any of the foregoing.

(e)  Swing Line Lender Notice to the Administrative Agent. The Swing Line Lender shall give the Administrative Agent prompt notice of any prepayment or repayment received by the Swing Line Lender from or on behalf of the Borrower in respect of any Swing Line Loan and of any failure by the Borrower to prepay or repay the Swing Line Loan as required hereunder.

2.4.  Letters of Credit.

(a)  General. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or, so long as the Borrower is a joint and several co- applicant with respect thereto, the account of any Restricted Subsidiary, and to amend or extend Letters of Credit previously issued by it as requested by the Borrower; provided that no Letter of Credit shall be, or shall be required to be, issued, amended or extended by any Issuing Bank unless (i) immediately after giving effect thereto (A) the Total Utilization of Revolving Commitments shall not exceed the lesser of (x) the Maximum Credit and (y) the Borrowing Base then in effect and (B) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit, (ii) such Letter of Credit shall be a standby letter of credit denominated in Dollars, (iii) such Letter of Credit shall have an expiration date that is not later than the earlier of (A) the date that is five Business Days prior to the Revolving Maturity Date and (B) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of an extension of any Letter of Credit, one year after the date of such extension), provided that such Issuing Bank may agree that (x) such Letter of Credit will automatically extend for one or more successive periods not to exceed one year each (but in any event to a date not later than the date that is five Business Days prior to the Revolving Maturity Date) unless such Issuing Bank elects not to extend for any such additional period or (y) such Letter of Credit will expire after the applicable date referred to above if such Letter of Credit is, at the time it is issued or extended, cash collateralized or otherwise backstopped in an amount equal to 103% of the Maximum Undrawn Amount of such Letter of Credit pursuant to documentation reasonably satisfactory to such Issuing Bank (any such Letter of Credit referred to in this clause (y) being a “Collateralized Letter of Credit”), and (iv) such issuance, amendment or extension is in accordance with such Issuing Bank’s standard operating procedures. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), to be a Letter of Credit issued hereunder for the account of the Borrower. The Borrower unconditionally and irrevocably agrees that, in connection with any Existing Letter of Credit, it will be fully responsible for the reimbursement of drawings under such Existing Letter of Credit, the payment of interest thereon and the payment of fees due under Section 2.11 to the same extent as if it were the account party in respect of such Existing Letter of Credit.

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(b)  Limitations. Notwithstanding any provision of this Agreement, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing any Letter of Credit, or any applicable law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which such Issuing Bank in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)  Request for Issuance, Amendment or Extension. The Borrower, on behalf of the Credit Parties, may request any Issuing Bank to issue or cause the issuance of a Letter of Credit by delivering to shall deliver to the Administrative Agent and the applicable Issuing Bank, prior to 1:00 p.m. (New York City time), at least five (5) Business Days’ prior to the proposed date of issuance, such Issuing Bank’s form of letter of credit application (the “Letter of Credit Application”) completed to the satisfaction of such Issuing Bank and, such other certificates, documents and other papers and information as such Issuing Bank may reasonably request.  The Borrower, on behalf of the Credit Parties, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with such Issuing Bank upon any amendment, extension or renewal of any Letter of Credit. Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than 12 months after such Letter of Credit’s date of issuance and in no event later than not later than the date that is five Business Days prior to the Revolving Maturity Date. Each Letter of Credit shall be subject to the ISP98 Rules. The Administrative Agent shall use its reasonable efforts to notify the Lenders of the request by the Borrower for a Letter of Credit hereunder.

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(d)  Post-Term Letters of Credit. Notwithstanding anything to the contrary set forth in Section 2.4(a) above or any other provision of this Agreement, the Borrower may request and the applicable Issuing Bank may issue Letters of Credit (and/or renewals or extensions of existing Letters of Credit) under this Agreement with an expiry date that extends beyond the date that is five (5) Business Days prior to the Revolving Maturity Date when such Letter of Credit (or the extension or renewal thereof) is requested (any such Letter of Credit so issued, renewed or extended, a “Post-Term Letter of Credit”), subject to all other existing terms and conditions of and provisions in this Agreement regarding Letters of Credit, including any terms, conditions and provisions regarding the requesting and issuance thereof, but provided that, under no circumstances may any such Post-Term Letter of Credit as so issued, renewed or extended have an expiry date later than the twelve-month anniversary of the Revolving Maturity Date as in effect when such Post-Term Letter of Credit is so issued, renewed or extended.

(e)  Post-Term Letters of Credit Procedures. All of the obligations, liabilities and indebtedness of any kind or nature of the Credit Parties with respect to any and all such Post-Term Letters of Credit (including all reimbursement obligations and obligations to pay Letter of Credit fees and obligations to pay interest in respect of any disbursement made by the Issuing Bank in connection with a drawing under a Post-Term Letter of Credit that is not immediately reimbursed by the Credit Parties (including any such interest accruing thereon at a rate to be mutually agreed between the Borrower and the applicable Issuing Bank, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Credit Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding)) (any such obligations, liabilities and indebtedness, the “Post-Term Letter of Credit Obligations”) shall remain Obligations secured by the Collateral pursuant to the Liens created under the Collateral Documents both prior to and after the expiration of the Revolving Maturity Date, and the Secured Parties shall have no obligations to release any Liens on the Collateral notwithstanding the overall termination of this Agreement and of the Revolving Commitments, until such time as the last such Post-Term Letter of Credit shall have expired or terminated or shall been fully drawn and all Post-Term Letter of Credit Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefore has been made, or is reasonably expected to be made) have been paid in full in cash, provided that, notwithstanding the foregoing, on or prior to the date that is five Business Days prior to the Revolving Maturity Date, the Borrower may provide either (x) cash collateral (any such cash collateral, the “Post-Term Cash Collateral”) to the applicable Issuing Bank to be held as security for such Post-Term Letter of Credit Obligations of such Issuing Bank (and the Borrower hereby grants to such Issuing Bank a Lien and security interest in any such Post-Term Cash Collateral so provided) or (y) a backstop letter of credit naming the applicable Issuing Bank as the beneficiary thereof, in form and substance reasonably acceptable to such Issuing Bank (any such letter of credit, a “Post-Term Backstop Letter of Credit”), in either case, in the amount of the required Cash Collateral shall have been delivered) in an amount equal to 105% of the then-outstanding undrawn face amount of all such Post-Term Letters of Credit, and in such event, if the conditions set forth in Section 9.8(e)(i) are otherwise satisfied, the applicable Issuing Bank shall consent to the delivery of the release documentation required to be delivered in accordance with Section 9.8(e)(iv), and, in the case of clause (x), such Issuing Bank will deposit such Post-Term Cash Collateral in a non-interest bearing deposit account maintained at such Issuing Bank. The Borrower agrees that upon the coming due of any such Post-Term Letter of Credit Obligations, the applicable Issuing Bank may use such Post-Term Cash Collateral or disbursement of such Post-Term Backstop Letter of Credit to pay and satisfy such Post-Term Letter of Credit Obligations. As each outstanding Post-Term Letter of Credit expires, the applicable Issuing Bank agrees to promptly return to the Borrower the unused Post-Term Cash Collateral corresponding to such expired Post-Term Letter of Credit or the undrawn Post-Term Backstop Letter of Credit. Nothing contained in this Agreement shall be construed under any circumstances as an agreement by the Agents and/or the Lenders to extend the Term or require or obligate in any way the Agents, the Lenders and/or the Issuing Banks to make any Loans or to issue any new Letters of Credit (or extend or renew any existing Letters of Credit) on or after the Revolving Maturity Date.

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(f)   Requirements for Issuance of Letters of Credit. The Borrower shall authorize and direct any Issuing Bank to name the applicable Restricted Subsidiary as the “applicant” or “account party” of each Letter of Credit. If the Administrative Agent is not the Issuing Bank (or an Affiliate of the applicable Issuing Bank) of any Letter of Credit, the Borrower shall authorize and direct the applicable Issuing Bank to deliver to the Administrative Agent all instruments, documents, and other writings and property received by such Issuing Bank pursuant to such Letter of Credit and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit and the application therefor.

(g)  Disbursements; Reimbursement.

(i)   Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Pro Rata Share of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

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(ii)   In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Bank will promptly notify the Administrative Agent and the Borrower. The Borrower shall reimburse (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) the applicable Issuing Bank (A) if such day is a Business Day and the Borrower shall have received notice of such drawing prior to 10:00 a.m. (New York City time), on such day that an amount is paid by the applicable Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) (it being understood and agreed that on such date, regardless of whether such notice has been given prior to 10:00 a.m. (New York City time), the Administrative Agent may, in its discretion, deem that the Borrower has requested that a Revolving Loan maintained as a Base Rate Loan be made by Lenders to be disbursed on such date to satisfy the applicable Reimbursement Obligation), and (B) otherwise, on the immediately succeeding Business Day, in each case an amount equal to the amount so paid by such Issuing Bank. In the event the Borrower fails to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit by the time required by the immediately preceding sentence (each such date, a “Reimbursement Date”), such Issuing Bank will promptly notify the Administrative Agent and each Lender holding a Revolving Commitment thereof, and the Borrower shall be automatically deemed to have requested that a Revolving Loan maintained as a Base Rate Loan be made by Lenders to be disbursed on such Reimbursement Date, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Loan (all whether or not the conditions specified in Section 3.2 are then satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason) as provided for in sub-clause (iii) immediately below. Any notice given by an Issuing Bank pursuant to this sub-clause (ii) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii)  Each Lender holding a Revolving Commitment shall upon any notice pursuant to sub-clause (ii) above make available to the applicable Issuing Bank through the Administrative Agent at the account designated therefor by the Administrative Agent an amount in immediately available funds equal to its Pro Rata Share (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section sub-clause (iv) below) each be deemed to have made a Revolving Loan maintained as a Base Rate Loan to the Borrower in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to the Administrative Agent, for the benefit of the applicable Issuing Bank, the amount of such Lender’s Pro Rata Share of such amount by 2:00 p.m. on the applicable Reimbursement Date, then interest shall accrue on such Lender’s obligation to make such payment, from such Reimbursement Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the such Reimbursement Date and (B) at a rate per annum equal to the rate applicable to Revolving Loans maintained as a Base Rate Loan on and after the fourth day following the such Reimbursement Date. The Administrative Agent and the applicable Issuing Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent or any Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this sub-clause (iii), provided that such Lender shall not be obligated to pay interest as provided in clause (A) and (B) of this sub-clause (iii) until and commencing from the date of receipt of notice from the Administrative Agent or the applicable Issuing Bank of a drawing.

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(iv)  With respect to any unreimbursed drawing that is not converted into a Revolving Loan maintained as a Base Rate Loan to the Borrower in whole or in part as contemplated by sub-clause (ii) above, because of the Borrower’s failure to satisfy the conditions set forth in Section 3.2 hereof (other than any notice requirements) or for any other reason, the Borrower shall be deemed to have incurred from the Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Loan maintained as a Base Rate Loan. Each applicable Lender’s payment to the Administrative Agent pursuant to sub-clause (iii) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.4(g).

(v)  Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) the Issuing Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Credit Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(h)  Documentation.  The Borrower agrees to be bound by the terms of the Letter of Credit Application and by each Issuing Bank’s interpretations of any Letter of Credit issued on behalf of the Credit Parties by such Issuing Bank and by each Issuing Bank’s written regulations and customary practices relating to letters of credit, though such Issuing Bank’s interpretations may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), no Issuing Bank shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower and/or any Credit Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(i)   Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

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(j)    Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Loans or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the applicable Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.4 under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Credit Party, as the case may be, may have against such Issuing Bank, any Agent, any Credit Party or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)   the failure of any Credit Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.4(g);

(iii)  any lack of validity or enforceability of any Letter of Credit;

(iv)  any claim of breach of warranty that might be made by any Credit Party, any Agent, any Issuing Bank or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Credit Party, any Agent, any Issuing Bank or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), any Issuing Bank, any Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Credit Party or any Subsidiaries of such Credit Party and the beneficiary for which any Letter of Credit was procured);

(v)  the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuing Bank or any of such Issuing Bank’s Affiliates has been notified thereof;

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(vi)  payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse such Issuing Bank from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)  the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)  any failure by the applicable Issuing Bank or any of such Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless the Administrative Agent and such Issuing Bank have each received written notice from the Borrower of such failure within three (3) Business Days after such Issuing Bank shall have furnished the Administrative Agent and the Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)  the occurrence of any Material Adverse Effect;

(x)   any breach of this Agreement or any other Credit Document by any party thereto;

(xi)  the occurrence or continuance of an insolvency proceeding with respect to the Borrower or any Guarantor;

(xii)  the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Revolving Maturity Date shall have occurred or this Agreement or the obligations of Lenders to make Loans have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

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(k)  Liability for Acts and Omissions.

(i)  As between the Credit Parties and the Issuing Banks, the Swing Line Lender, the Agents and the Lenders, each Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if an Issuing Bank or any of its Affiliates shall have been notified thereof); (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Credit Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Letter of Credit or any such transferee; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of an Issuing Bank, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of an Issuing Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve an Issuing Bank from liability for such Issuing Bank’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (A) through (H) of such sentence. In no event shall an Issuing Bank or an Issuing Bank’s Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(ii)  Without limiting the generality of the foregoing, each Issuing Bank and each of its Affiliates: (A) may rely on any oral or other communication believed in good faith by such Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (B) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (C) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Bank or its Affiliates; (D) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (E) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (F) may settle or adjust any claim or demand made on such Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

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(iii)  In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put such Issuing Bank under any resulting liability to any Credit Party, any Agent or any Lender.

(l)  Cash Collateralization. If any Event of Default shall occur and be continuing, on the day that the Borrower receives notice from the Administrative Agent referred to in Section 8.1, the Borrower shall deposit in a deposit account in the name of the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, Cash Collateral in an amount equal to 103% of the Letter of Credit Usage as of such date.  The Borrower hereby irrevocably authorizes the Administrative Agent, in its discretion, exercised in a commercially reasonable manner, on the Borrower’s behalf and in the Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by the Borrower, in the amounts required to be made by the Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of the Credit Parties coming into any Lender’s possession at any time. The Administrative Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which the Administrative Agent and the Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. If the Borrower is required to provide Cash Collateral as a result of the occurrence of an Event of Default, such Cash Collateral shall not be available for withdrawal by the Borrower but such Cash Collateral shall be returned to the Borrower promptly after all Events of Default have been cured or waived and the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower to that effect.

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(m)  Termination of any Issuing Bank; Designation of Additional Issuing Banks.

(i)  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective (except to relieve such Issuing Bank from any obligation to issue, amend or extent any Letter of Credit) until and unless the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(ii)  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(n)  Letter of Credit Amounts. Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application relating thereto (or of any other document, agreement or instrument entered into by the applicable Issuing Bank and the Borrower and relating to such Letter of Credit), provides for one or more automatic increases prior to the expiration thereof (without giving effect to any automatic extension provisions therein or the reinstatement of an amount previously drawn thereunder and reimbursed) in the face amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum face amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

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(o)  Indemnity. Without limiting the provisions of Section 10.3 or any other provision of this Agreement, the Borrower agrees to indemnify, defend and hold harmless each Indemnitee, to the fullest extent permitted by applicable law, from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Indemnitee (other than (x) Taxes, except Taxes that represent claims, liabilities fines, costs, penalties or damages relating to or arising from any non-Tax claim, demand, suit, action, investigation or proceeding and (y) any liabilities, fines, costs, penalties, damages, fees and expenses arising out of claims, demands, suits, actions, investigations, or proceedings commenced or threatened by a Credit Party, which shall be the subject of Section 10.3 and shall not be the subject of this Section 2.4(o)) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)  any Letter of Credit or any pre-advice of its issuance;

(ii)  any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnitee in connection with any Letter of Credit;

(iii)  any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)  any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)  any unauthorized instruction or request made to an Issuing Bank in connection with any Letter of Credit or any requested Letter of Credit or error in computer or electronic transmission;

(vi)  an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)  any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of any Letter of Credit proceeds or holder of an instrument or document;

(viii)  the fraud, forgery or illegal action of parties other than such Indemnitee;

(ix)  an Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)  the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnitee;

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(xi)  in each case, including that resulting from any Indemnitee’s own negligence; provided that, notwithstanding the foregoing, such indemnity shall not be available to any Indemnitee claiming indemnification under this Section 2.4(o) to the extent that such Letter of Credit Indemnified Costs (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (ii) arise out of or in connection with any action, claim or proceeding not involving any Credit Party or the equityholders or Affiliates of any Credit Party (or the Related Parties of any Credit Party) that is brought by an Indemnitee against another Indemnitee (other than against any Agent or the Arranger (or any holder of any other title or role) in its capacity as such). The Borrower hereby agrees to pay any Indemnitee claiming indemnity on demand from time to time all amounts owing under this Section 2.4(o). If and to the extent that the obligations of Borrower under this Section 2.4(o) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(p)  Limitation of Liability. The liability of an Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct or actual damages suffered by the Borrower and the Subsidiaries that are caused directly by such Issuing Bank’s gross negligence, bad faith or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. An Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s aggregate remedies against any Issuing Bank and any other Indemnitee for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.4(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Indemnitee, including by enforcing its rights against the beneficiaries of the Letters of Credit to the extent the Borrower deems such enforcement to be commercially reasonable. Any claim by the Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower as a result of the breach or alleged wrongful conduct complained of and (y) the amount (if any) of the loss that would have been avoided by the Borrower had it taken all commercially reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor by specifically and timely authorizing the applicable Issuing Bank to effect a cure.

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2.5.  Pro Rata Shares; Obligations Several; Availability of Funds. (a)  All Loans on the occasion of any Borrowing shall be made and all participations in Letters of Credit, Swing Line Loans and Protective Advances shall be purchased by the Lenders in proportion to their Pro Rata Shares. The failure of any Lender to make any Loan or fund any participation required hereunder shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or fund any participation required hereunder or to satisfy any of its other obligations hereunder.

(b)  Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

2.6.  Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans made on the Closing Date (a), together with the proceeds of the Equity Contribution and Indebtedness incurred under the Term Credit Agreement, to pay amounts due in connection with the Merger Transactions and the Specified Tuck-In Acquisitions, (b) to effect the Existing Debt Refinancing, (c) fund any original issue discount or upfront fees payable in respect of the Term Credit Agreement resulting from the exercise of the “market flex” provisions of the Fee Letter and (d) to pay fees and expenses in connection with the Transactions and the Specified Tuck-In Acquisitions and (d) for general corporate purposes of the Borrower and the Restricted Subsidiaries; provided that the aggregate amount of Revolving Loans made, and Letters of Credit issued (including, for purposes hereof, Existing Letters of Credit), on the Closing Date shall not exceed $10,000,000. The Borrower will use the proceeds of the Revolving Loans and Swing Line Loans made after the Closing Date solely for working capital requirements and other general corporate purposes of the Borrower and the Restricted Subsidiaries, including to finance Permitted Acquisitions. Letters of Credit will be used by the Borrower solely for general corporate purposes of the Borrower and the Restricted Subsidiaries.

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2.7.  Evidence of Debt; Register; Notes. (a)  Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Subject to Section 2.7(b), such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b)  Register.  The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c)  Notes.  Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class.

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2.8.  Interest on Loans and Letter of Credit Disbursements. (a)  Subject to Section 2.10, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made to repayment (whether by acceleration or otherwise) thereof as follows:

(i)  if a Base Rate Loan (including each Swing Line Loan and each Protective Advance), at the Base Rate plus the Applicable Margin with respect to Loans of such Class; or

(ii)  if a BSBY Rate Loan, at the BSBY Rate plus the Applicable Margin with respect to Loans of such Class.

The applicable Base Rate or BSBY Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b)  The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any BSBY Rate Loan, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than 7 (or such greater number as may be agreed to by the Administrative Agent) BSBY Rate Loans outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.9 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any BSBY Rate Loan but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

(c)  Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 360-day year (or, in the case of Base Rate Loans determined by reference to the Prime Rate, a 365-day or 366-day year, as applicable), and (ii) in the case of BSBY Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a BSBY Rate Loan, the date of conversion of such BSBY Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a BSBY Rate Loan, the date of conversion of such Base Rate Loan to such BSBY Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

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(d)  Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan (other than any voluntary prepayment of any Base Rate Revolving Loan), to the extent accrued on the amount being repaid or prepaid, (iii) if such Loan is a Revolving Loan, a Swing Line Loan or a Protective Advance, on the Revolving Commitment Termination date, (iv) on the Maturity Date, (v) in the event of any conversion of a BSBY Rate Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion and (vi) in the case of any Protective Advance or any interest accrued in accordance with Section 2.10, on demand.

(e)  The Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Base Rate Revolving Loans and (ii) thereafter, the rate determined in accordance with Section 2.10. Interest payable pursuant to this Section 2.8(e) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event the applicable Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such drawing, such Issuing Bank shall distribute to each Lender that has paid all amounts payable by it under Section 2.4(g) with respect to such drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of the portion of such drawing so reimbursed by the Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such drawing is reimbursed by the Borrower.

2.9.  Conversion/Continuation. (a)  Subject to Section 2.18, the Borrower shall have the option:

(i)  to convert at any time all or any part of any Borrowing from one Type to the other Type; and

(ii)  to continue, at the end of the Interest Period applicable to any BSBY Rate Loan, all or any part of such Borrowing as a BSBY Rate Loan and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any BSBY Rate Loan, such Borrowing shall be in an amount that complies with Section 2.1(b).

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In the event any Borrowing shall have been converted or continued in accordance with this Section 2.9 in part, such conversion or continuation shall be allocated ratably, in accordance with their Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing. This Section 2.9 shall not apply to Swing Line Loans or Protective Advances, which may not be converted or continued.

(b)  To exercise its option pursuant to this Section 2.9, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 1:00 p.m. (New York City time) (i) on the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a BSBY Rate Loan. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed conversion or continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Notice. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any BSBY Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.18(c).

(c)  Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, at the request of the Requisite Lenders, any other Event of Default shall have occurred and be continuing, then no outstanding Borrowing may be converted to or continued as a BSBY Rate Loan.

2.10.  Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), any overdue principal of or interest on any Loan or any overdue fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the interest rate payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

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2.11.  Fees. (a)  The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, for each day.

(i)  a commitment fee equal to such Lender’s Pro Rata Share of (A) the excess, determined as of the close of business on such day, of (1) the Maximum Credit over (2) the aggregate principal amount of all outstanding Revolving Loans and the Letter of Credit Usage, multiplied by (B) the Applicable Commitment Fee Rate on such day; and

(ii)  a letter of credit fee equal to such Lender’s Pro Rata Share of (A) the Letter of Credit Usage (excluding any portion thereof attributable to unreimbursed drawings under the Letters of Credit), determined as of the close of business on such day, multiplied by (B) the Applicable Margin for Eurodollar Rate Revolving Loans on such day.

(b)  The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees.

(i)  for each day, a fronting fee equal to 0.125% per annum multiplied by the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed drawings under such Letters of Credit), determined as of the close of business on any such day; and

(ii)  any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, such Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit issued by such Issuing Bank, at the time of issuance by it of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit issued by it (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(c)  All fees referred to in Sections 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year (i) in the case of the fees referred to in Section 2.11(a)(i), during the Revolving Commitment Period and (ii) in the case of the fees referred to in Section 2.11(a)(ii) or 2.11(b)(i), during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which the Letter of Credit Usage shall have been reduced to zero; provided that all such fees shall be payable on the Revolving Commitment Termination Date and any such fees accruing after such date shall be payable on demand.

(d)  The Borrower agrees to pay on the Closing Date to the Administrative Agent, for the account of each Lender, an upfront fee in the amount set forth in the Fee Letter.

(e)  The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times separately agreed upon (including under the Fee Letter), in respect of the credit facilities provided herein.

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(f)  If the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and all Revolving Commitments are terminated in connection therewith prior to July 17, 2023, the Borrower shall concurrently pay to the Administrative Agent for the benefit of the Lenders an early termination fee in an amount equal to twenty-five basis points (0.25%) of the Maximum Credit.

(g)  Fees paid hereunder shall not be refundable or creditable under any circumstances (except as otherwise expressly agreed).

2.12.  Repayment of Loans. The Borrower shall repay (a) to the Administrative Agent, for the account of the Lenders, the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date; (b) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of (i) the Revolving Maturity Date and (ii) demand for payment thereof made to the Borrower by the Swing Line Lender; and (c) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of (i) the Revolving Maturity Date and (ii) demand for payment thereof made to the Borrower by the Administrative Agent; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Protective Advances that were outstanding on the date such Borrowing was requested.

2.13.  Voluntary Prepayments/Commitment Reductions. (a)  Voluntary Prepayments. (i)  At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(a) and with Section 2.18(c), prepay any Borrowing in whole or in part; provided that (A) each such partial voluntary prepayment of any BSBY Rate Loan shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess of such amount and (B) each such partial voluntary prepayment of any Base Rate Borrowing (including any Swing Line Loan or Protective Advance) shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess of such amount.

(ii)  To make a voluntary prepayment pursuant to Section 2.13(a)(i), the Borrower shall notify the Administrative Agent (and, in the case of a voluntary prepayment of any Swing Line Loan, the Swing Line Lender) not later than 1:00 p.m. (New York City time) (A) on the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of BSBY Rate Loan. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.13(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans or Protective Advances), the Administrative Agent shall advise the Lenders of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their Pro Rata Shares.

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(b)  Voluntary Commitment Reductions. (i)  At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(b), terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Maximum Credit exceeds the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that each such partial reduction of the Revolving Commitments shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount.

(ii)  To make a voluntary termination or reduction of the Revolving Commitments pursuant to Section 2.13(b)(i), the Borrower shall notify the Administrative Agent not later than 1:00 p.m. (New York City time) at least three Business Days prior to the date of effectiveness of such termination or reduction. Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the termination or reduction of the Revolving Commitments specified therein shall become effective on the date specified therein; provided that a notice of termination or reduction of the Revolving Commitments under Section 2.13(b)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. Each voluntary reduction of the Revolving Commitments shall reduce the Revolving Commitments of the Lenders in accordance with their Pro Rata Shares.

2.14.  Mandatory Prepayments. (a)  Reductions of Revolving Exposure. In the event and on each occasion that the aggregate principal amount of all Revolving Loans and all Swing Line Loans outstanding at such time exceeds the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect, the Borrower shall prepay Swing Line Loans and Revolving Borrowings (or, if no such Loans or Borrowings are outstanding, deposit Cash Collateral in accordance with Section 2.4(l)) in an aggregate amount equal to such excess.

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(b)  Cash Dominion Period. All proceeds of ABL Priority Collateral shall be deposited by the Credit Parties in accordance with Section 5.17(b).  Promptly after the Third Amendment Effective Date, the Collateral Agent shall deliver Activation Notices and otherwise instruct each depositary bank of any Credit Party that is party to a Control Agreement (including PNC Bank) to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to an Administrative Agent Account all funds then on deposit in the deposit accounts subject to such Control Agreement. On each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to above, the Administrative Agent shall apply all funds so received first to prepay any outstanding Protective Advances, second to prepay any outstanding Swing Line Loans, third to prepay any outstanding Revolving Loans (without a corresponding reduction in Revolving Commitments), fourth to Cash Collateralize any outstanding Letter of Credit Usage in accordance with Section 2.4(l) and, following such application thereof, shall remit the remaining funds so received, if any, to the Borrower; provided that upon the occurrence and during the continuance of an Event of Default, all funds so received shall be applied in accordance with Section 2.16(f) (and, pending such application, may be held as Cash Collateral). The Credit Parties hereby direct the Administrative Agent to apply the funds as so specified and authorize the Administrative Agent to determine the order of application of such funds as among the individual Borrowings and items of Letter of Credit Usage. For the avoidance of doubt, funds used to reduce outstanding amounts may be reborrowed, subject to satisfaction of the conditions set forth in Section 3.2 and the other terms hereof.

(c)  Notice and Certificate. Prior to or concurrently with any mandatory prepayment pursuant to Section 2.14(a), the Borrower (i) shall notify the Administrative Agent (and, in the case of a prepayment of a Swing Line Loan, the Swing Line Lender) of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice (other than a notice relating solely to the Swing Line Loans), the Administrative Agent shall advise the Lenders of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their Pro Rata Shares. Any failure by the Borrower to provide the notice under this Section 2.14(c) shall not relieve the Borrower of the obligations under Section 2.14(a).

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2.15.  Out-of-Formula Loans. Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 3.2 hereof have not been satisfied or the Commitments hereunder have been terminated for any reason, or (c) any other contrary provision of this Agreement, the Administrative Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Loans at any time to exceed the Borrowing Base by up to 10% of the Borrowing Base for up to 60 consecutive Business Days (excluding, for purposes of all calculations of the Borrowing Base contained in this Section 2.15, clause (d) of the definition of “Borrowing Base”) (the “Out-of-Formula Loans”). If the Administrative Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, the Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Pro Rata Shares, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the rate of interest provided for in Section 2.10 for Base Rate Loans; provided that, if the Administrative Agent does permit Out-of-Formula Loans, neither the Administrative Agent nor the Lenders shall be deemed thereby to have changed the limits of the “Borrowing Base” nor shall any Lender be obligated to fund Revolving Loans in excess of its Revolving Commitment. For purposes of this paragraph, the discretion granted to the Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Unbilled Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Loans are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event the Administrative Agent involuntarily permits the outstanding Revolving Loans to exceed the Borrowing Base by more than 10%, the Administrative Agent shall use its efforts to have the Credit Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Loans made after the Administrative Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 2.15, the Administrative Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by the Administrative Agent shall be deemed to be Revolving Loans made by and owing to the Administrative Agent, and the Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the other Credit Documents with respect to such Revolving Loans.

2.16.  General Provisions Regarding Payments. (a)  All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments required to be made directly to an Issuing Bank or the Swing Ling Lender shall be so made and payments made pursuant to Sections 2.18(c), 2.19, 2.20, 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

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(b)  All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)  If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any BSBY Rate Loan, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d)  Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(e)  Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 1:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.10), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f)  If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, or from any sale of, collection from or other realization upon all or any part of the Collateral, shall, subject to the requirements of the ABL Intercreditor Agreement, be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, any reimbursement of a drawing under a Letter of Credit or any fees due to any Issuing Bank in its capacity as such, any Designated Cash Management Services Obligations and any Designated Hedge Obligations) payable to the Administrative Agent, the Collateral Agent, any other Agent, any Issuing Bank or the Swing Line Lender in its capacity as such (the amounts so applied to be distributed among such Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

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Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Protective Advances and the Out-of-Formula Loans;

Third, to payment of that portion of the Obligations constituting principal of the Protective Advances and the Out-of-Formula Loans;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting unreimbursed drawings under Letters of Credit and fees (including the fees accrued under Section 2.11) payable to any Issuing Bank in its capacity as such (the amounts so applied to be distributed among the Issuing Banks pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Seventh, to payment of an amount to the Administrative Agent equal to 103% of the maximum aggregate amount that is, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all outstanding Letters of Credit (regardless of whether any conditions for drawing could then be met), to Cash Collateralize such Obligations for the ratable benefit of the Issuing Banks;

Eighth, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (other than principal, interest, fees, any Designated Cash Management Services Obligations and any Designated Hedge Obligations) payable to the Lenders (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Ninth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and fees payable to any Lender in its capacity as such (including all fees accrued under Section 2.11) (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Tenth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and to payment of any Designated Cash Management Services Obligations arising under any Designated Pari Cash Management Services Agreement or any Designated Hedge Obligations under any Designated Pari Hedge Agreement (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

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Eleventh, to payment of all Designated Cash Management Services Obligations and all Designated Hedge Obligations that, in each case, are not covered under clause Tenth above (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Twelfth, to the payment of all other Obligations that are payable to the Secured Parties (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution); and

Last, to the extent of any excess of such proceeds, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

Notwithstanding the foregoing, (i) no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor, (ii) application of amounts used to Cash Collateralize Letters of Credit to other obligations shall be subject to the consent of the Issuing Banks to the extent required under Section 2.4(l) and (iii) amounts used to Cash Collateralize Letters of Credit pursuant to Section 2.4(l) or clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur, and if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. The Administrative Agent shall have absolute discretion as to the time of application of any such payments and proceeds in accordance with this Agreement.

(g)  Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the rate applicable to such amount under this Agreement or (ii) if no such rate is specified in this Agreement, the Base Rate.

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2.17.  Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided herein and in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a portion of the aggregate amount of any principal, interest, fees and amounts payable in respect of participations in Swing Line Loans, Protective Advances or Letters of Credit owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including pursuant to Section 2.22 or 2.23 or any Extension Agreement, Incremental Facility Agreement or Refinancing Facility Agreement, (ii) any “cashless roll” with respect to any Lender effected in accordance with Section 1.7 or (iii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.

2.18.  Making or Maintaining BSBY Rate Loans. (a)  Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any BSBY Rate Loans, that by reason of circumstances affecting the relevant market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “BSBY Rate”, the Administrative Agent shall on such date give notice (which may be telephonic) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, BSBY Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

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(b)  Illegality or Impracticability of BSBY Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its BSBY Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Requisite Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their BSBY Rate Loans has become impracticable as a result of contingencies occurring after the date hereof that materially and adversely affect the relevant market or the position of the Lenders in that market, then, if such Lender or Lenders shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender or each of such Lenders, as the case may be, shall be an “Affected Lender”. If the Administrative Agent receives a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, of the applicable Lender) to make Loans as, or to convert Loans to, BSBY Rate Loans shall be suspended until such notice shall be withdrawn by each applicable Affected Lender, (2) to the extent such determination by any Affected Lender relates to a BSBY Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender’s) obligations to maintain BSBY Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a BSBY Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

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(c)  Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any BSBY Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any BSBY Rate Loan does not occur on a date specified therefor in any Conversion/Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any BSBY Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any BSBY Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any BSBY Rate Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23 or (vi) a prepayment of any BSBY Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.18(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Booking of BSBY Rate Loans. Any Lender may make, carry or transfer BSBY Rate Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.

(e)  [Intentionally Omitted].

(f) Successor LIBOR Rate Index

(i)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Credit Documents (and any agreement executed in connection with an interest rate Hedge Agreement shall be deemed not to be a “Credit Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event has occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.

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(ii)  Benchmark Replacement Conforming Changes. In connection with the implementation and administration of the Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Credit Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Credit Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Credit Document, except, in each case, as expressly required pursuant to this Section.

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(iv)  Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Credit Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate, then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(v) Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on the BSBY Screen Rate, conversion to or continuation of Loans bearing interest based on the BSBY Screen Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(vi)  Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Credit Document; and (B) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

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2.19.  Increased Costs; Capital Adequacy. (a)  Increased Costs Generally. If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the BSBY Rate) or any Issuing Bank;

(ii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Lender or any Issuing Bank or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital and Liquidity Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank, as the case may be, or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender or Issuing Bank, as the case may be, or Issuing Bank the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

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(c)  Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.19(a) or 2.19(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.20.  Taxes; Withholding, Etc. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(c)  Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf (including in its capacity as the Collateral Agent) or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(d).

(e)  Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)  Status of Lenders. (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that information required by current United States federal income Tax withholding forms shall not be considered to be information the provision of which would materially prejudice the position of a Lender).

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(ii)  Without limiting the generality of the foregoing:

(A)  Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax, provided that, if such Lender is a disregarded entity for United States federal income Tax purposes and its owner is a US Person, such Lender will provide the appropriate withholding form of its owner (with required supporting documentation).

(B)  Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

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(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a ”US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner.

(C)  Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)  If a payment made to a Lender under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(g)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Delay in Requests. Failure or delay on the part of any Recipient to demand reimbursement or indemnification pursuant to this Section 2.20 shall not constitute a waiver of such Recipient’s right to demand such reimbursement or indemnification; provided that the Borrower shall not be required to reimburse or indemnify a Recipient pursuant to this Section 2.20 for any amount incurred more than 180 days prior to the date that such Recipient, as the case may be, notifies the Borrower of the receipt of written notice from the applicable taxing authority of the specific Tax assessment giving rise to such reimbursement or indemnification obligations, and of such Recipient’s intention to seek reimbursement or indemnification therefor.

(i)  Survival.  Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(j)  Issuing Banks. For purpose of this Section 2.20, the term “Lender” includes any Issuing Bank.

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2.21.  Obligation to Mitigate. If any Lender or Issuing Bank becomes an Affected Lender or requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.20, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or issuing its Letters of Credit hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender or Issuing Bank, such designation or assignment and delegation (a) would cause such Lender or Issuing Bank to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future and (b) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing in connection with any such designation or assignment and delegation.

2.22.  Defaulting Lenders. (a)  Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (including, for the avoidance of doubt, amounts owing in respect of any Protective Advance) or the Collateral Agent under the Credit Documents; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Lender hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, or such Loans are Protective Advances, such payment shall be applied solely to pay the Loans of, and reimbursement or participation obligations with respect to Letters of Credit, Swing Line Loans and Protective Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement or participation obligations with respect to Letters of Credit, Swing Line Loans and Protective Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.22(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(ii)  Certain Fees.

(A)  No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(d).

(B)  With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non- Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans or Protective Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

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(iii)  Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans and Protective Advances shall be reallocated among the Non- Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) in the case of any Protective Advance, such Protective Advance is made in compliance with Section 2.2(a), (y) in the case of any Swing Line Loan or Letter of Credit, the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (z) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)  Repayment of Swing Line Loans and Protective Advances; Cash Collateral. If the reallocation described in Section 2.22(a)(iii) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Protective Advances in an amount equal to the Protective Advance Fronting Exposure, (b) second, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (C) Cash Collateralize the Issuing Banks’ Fronting Exposures in accordance with Section 2.22(d).

(b)  Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Bank and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held by the Lenders in accordance with their respective Pro Rata Shares (without giving effect to Section 2.22(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from a Lender’s having been a Defaulting Lender.

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(c)  New Swing Line Loans/Protective Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii) and the Defaulting Lender shall not participate therein, (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii) and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.22(d), and (iii) each Protective Advance will be fully allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii) and the Defaulting Lender shall not participate therein.

(d)  Cash Collateral for Letters of Credit.

(i)  Any Cash Collateral provided by any Defaulting Lender pursuant to Section 2.22(a)(i) shall be held by the Administrative Agent as Cash Collateral securing such Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, and each Defaulting Lender hereby grants to Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over any deposit account containing any such Cash Collateral.

(ii)  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount in accordance with Section 2.4(l).

(iii)  Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(e)  Any Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

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2.23.  Replacement and Termination of Lenders. If (a) any Lender has become an Affected Lender, (b) any Lender requests compensation under Section 2.19, (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (d) any Lender becomes and continues to be a Defaulting Lender or (e) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5 requires the consent of all Lenders (or all the affected Lenders or all the Lenders or all the affected Lenders of the affected Class or the Supermajority Lenders) and with respect to which the Requisite Lenders (or, in circumstances where Section 10.5(d) does not require the consent of the Requisite Lenders, a majority in interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Lender and prepay outstanding Loans of such Lender in full (or terminate the Commitment and prepay Loans of the relevant Class), in each case without any obligation to terminate any Commitment, or prepay any Loan, of any other Lender or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights (other than existing rights to payment under Sections 2.18(c), 2.19 and 2.20) and obligations under this Agreement and the other Credit Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that, in the case of any such assignment and delegation under clause (ii) above, (A) the Borrower shall have paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in drawings under Letters of Credit in Swing Line Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.18(c)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments or Loans so terminated or repaid, if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to cause such termination or repayment, have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.23 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

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2.24.  Incremental Revolving Commitments. (a)  The Borrower may on one or more occasions, by written notice to the Administrative Agent, request during the Revolving Commitment Period the establishment of Incremental Revolving Commitments, provided that the aggregate amount of all the Incremental Revolving Commitments to be established hereunder on any date shall not exceed the Incremental Amount as of such date. Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, (ii) the amount of the Incremental Revolving Commitments being requested (which shall be an amount not less than $5,000,000) and (iii) the identity of each Person proposed to become an Incremental Revolving Lender in connection therewith (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (y) any Person that the Borrower  proposes to become an Incremental Revolving Lender, if such Person is not then a Lender, must be an Eligible Assignee and, if such approval would then be required under Section 10.6(c) for an assignment to such Person of a Commitment or Loan, must be approved by the Administrative Agent, each Issuing Bank and the Swing Line Lender (such approval not to be unreasonably withheld or delayed)).

(b)  The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Revolving Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Revolving Loans; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Revolving Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, as the case may be; provided further that the Borrower at its election may pay upfront or closing fees with respect to Incremental Revolving Commitments without paying such fees with respect to the other Revolving Commitments.

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(c)  The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Revolving Lender providing such Incremental Revolving Commitments and the Administrative Agent; provided that no Incremental Revolving Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Revolving Commitments (and assuming that the full amount of such Incremental Revolving Commitments shall have been funded as Loans on such date), no Event of Default shall have occurred and be continuing and the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (ii) the Administrative Agent shall have received a certificate, dated the date of effectiveness thereof and signed by an Authorized Officer of the Borrower, confirming compliance with the condition set forth in clause (i) above and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 3.1 on the Closing Date) by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.24.

(d)  Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Revolving Lender, (i) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Revolving Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Revolving Lender and (ii) the Maximum Credit shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Pro Rata Shares of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e)  On the date of effectiveness of any Incremental Revolving Commitments:

(i)  the aggregate principal amount of the Revolving Loans (the “Existing Revolving Borrowings”) outstanding immediately prior to the effectiveness of such Incremental Revolving Commitments shall be deemed to be repaid,

(ii)  each Incremental Revolving Lender shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between:

(A)  the product of (1) such Lender’s Pro Rata Share (calculated after giving effect to such effectiveness) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) and

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(B)  the product of (x) such Lender’s Pro Rata Share of such Class (calculated without giving effect to such effectiveness, with such Pro Rata Share for any Incremental Revolving Lender that did not have a Revolving Commitment prior to such effectiveness being deemed to be zero) multiplied by (y) the aggregate principal amount of the Existing Revolving Borrowings,

(iii)  after the Administrative Agent receives the funds specified in clause (ii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between,

(A)  the product of (1) such Lender’s Pro Rata Share (calculated without giving effect to such effectiveness, with such Pro Rata Share for any Incremental Revolving Lender that did not have a Revolving Commitment prior to such effectiveness being deemed to be zero) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and

(B)  the product of (1) such Lender’s Pro Rata Share (calculated after giving effect to such effectiveness) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings,

(iv)  after the effectiveness of such Incremental Revolving Commitments, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount equal to the aggregate amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Funding Notice delivered to the Administrative Agent in accordance with Section 2.1 (and the Borrower shall deliver such Funding Notice),

(v)  each Lender shall be deemed to hold its Pro Rata Share of each Resulting Revolving Borrowing (calculated after giving effect to such effectiveness), and

(vi)  the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings.

The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.18(c) if the date of the effectiveness of such Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto. In addition, on such effective date, each of the Lenders holding a Revolving Commitment prior to such date (the “Pre-Increase Revolving Lenders”) shall automatically and without any further action by any party be deemed to have assigned to the Incremental Revolving Lenders on such date (the “Post-Increase Revolving Lenders”), and the Post-Increase Revolving Lenders will automatically and without any further action by any party be deemed to have assumed and purchased from the Pre-Increase Revolving Lenders, such participation interest in the Letter of Credit Obligations, Swing Line Loans and Protective Advances outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such deemed assignments and assumptions, the Letter of Credit Obligations shall be held by each Pre-Increase Revolving Lender and each Post-Increase Revolving Lender ratably in accordance with its Ratable Share after giving effect to the Incremental Revolving Commitments.

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(b)  The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.24(a) and of the effectiveness of any Incremental Revolving Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Pro Rata Shares of the Lenders after giving effect thereto and of the payments required to be made pursuant to Section 2.24(e).

2.25.  Extension Offers. (a)  The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders on the same terms and conditions, and on a pro rata basis, to each Lender, to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than five Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Revolving Loans and Revolving Commitments of the Lenders that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Revolving Loans and Revolving Commitments as to which such Lender’s acceptance has been made. The Extension Offer shall not be required to be in any minimum amount or any minimum increment, provided that the Borrower may, at its option and subject to its right to waive any such condition in its sole discretion, specify as a condition to the effectiveness of any Extension Permitted Amendment that a minimum amount, as specified in the Extension Offer, of Revolving Loans and Revolving Commitments be extended. The Borrower may amend, revoke or replace any Extension Offer at any time prior to the effectiveness of the applicable Extension Agreement. In connection with any Extension Offer, the Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.25.

(b)  An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by Holdings, the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 3.1 on the Closing Date) by the Administrative Agent in connection therewith and (ii) concurrently with the effectiveness thereof, (1) the Commitment of each Lender that is not an Extending Lender shall terminate and (2) each Lender that is not an Extending Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in drawings under Letters of Credit in Swing Line Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.25 provided that the Revolving Commitment Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit of any Issuing Bank or to Swing Line Loans, may not be extended without the prior written consent of such Issuing Bank or the Swing Line Lender, as the case may be.

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2.26.  Refinancing Revolving Facilities. (a)  The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Lender”) will make revolving loans to the Borrower (the “Refinancing Revolving Loans”) and acquire participations in the Letters of Credit, Swing Line Loans and Protective Advances and all the then existing Revolving Commitments will be refinanced in full. Each such notice shall specify (i) the date on which the Borrower proposes that the Refinancing Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, (ii) the amount of the Refinancing Revolving Commitments requested to be established and (iii) the identity of each Person proposed to become a Refinancing Lender in connection therewith (it being agreed that (x) any Lender approached to provide any Refinancing Revolving Commitment may elect or decline, in its sole discretion, to provide such Refinancing Revolving Commitment and (y) any Person that the Borrower proposes to be a Refinancing Revolving Lender, if such Person is not then a Lender, must be an Eligible Assignee and, if such approval would then be required under Section 10.6(c) for an assignment to such Person of a Commitment or Loan, must be approved by the Administrative Agent, each Issuing Bank and the Swing Line Lender (such approval not to be unreasonably withheld or delayed)).

(b)  The terms and conditions of any Refinancing Revolving Commitments and the Refinancing Revolving Loans to be made thereunder shall be as determined by the Borrower and the applicable Refinancing Revolving Lenders and set forth in the applicable Refinancing Facility Agreement; provided that an Issuing Bank or the Swing Line Lender shall not be required to issue, amend or extend any Letter of Credit under such Refinancing Revolving Commitments or make any Swing Line Loan, as applicable, unless such Issuing Bank or the Swing Line Lender, as the case may be, shall have consented to act in such capacity under the Refinancing Revolving Commitments. The Refinancing Revolving Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Revolving Lender providing such Refinancing Revolving Commitments, the Administrative Agent and, as applicable, each Issuing Bank and the Swing Line Lender; provided that no Refinancing Revolving Commitments shall become effective unless substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated and the Borrower shall make any prepayment or deposit required to be made under Section 2.14 as a result thereof and shall pay all interest on the amounts prepaid and all fees accrued on the Revolving Commitments (it being understood, however, that any Letters of Credit may continue to be outstanding under the Refinancing Revolving Commitments, in each case on terms agreed by each applicable Issuing Bank and specified in the applicable Refinancing Facility Agreement). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.

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(c)  Each Refinancing Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.26.

SECTION 3. CONDITIONS PRECEDENT

3.1.  Closing Date. The obligation of each Lender and each Issuing Bank to make any Credit Extension shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a)  Credit Documents. The Administrative Agent shall have received from each Credit Party party thereto a counterpart signed on behalf of such Credit Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic transmission) that such party has signed a counterpart) of (i) this Agreement, (ii) the acknowledgment to the ABL Intercreditor Agreement and (iii) to the extent requested by any Lender at least two Business Days prior to the Closing Date, a Note executed by the Borrower in favor of such Lender.

(b)  Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of each Credit Party, a certificate of such Credit Party executed by the secretary, an assistant secretary or other Authorized Officer of such Credit Party attaching (i) a copy of each Organizational Document of such Credit Party, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers of such Credit Party executing each Credit Document, (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary, assistant secretary or Authorized Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto.

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(c)  Funding Notice. The Administrative Agent shall have received a fully completed and duly executed Funding Notice from the Borrower with respect to the Revolving Loans to be borrowed on the Closing Date.

(d)  Representations and Warranties. On the Closing Date, (i) the Acquired Business Representations shall be true and correct to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date; provided that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be an Acquired Company Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

(e)  Equity Contribution. The Equity Contribution shall have been (or substantially concurrently with the effectiveness of this Agreement shall be) consummated in an amount not less than the Required Minimum Equity Contribution Amount (as such amount may be modified pursuant to clause (f) below).

(f)  Consummation of the Merger. The Merger shall have been (or substantially concurrently with the effectiveness of this Agreement on the Closing Date shall be) consummated, in accordance with the terms of the Merger Agreement. The Merger Agreement shall not have been amended or waived in any material respect by Merger Sub or any of its Affiliates, nor shall Merger Sub or any of its Affiliates have given a material consent thereunder, in each case, in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (i) any amendment, waiver or consent to or under the definition of “Company Material Adverse Change” in the Merger Agreement shall be deemed to be materially adverse to the Lenders, (ii) any amendment, waiver or consent that results in a reduction of the purchase price in respect of the Closing Date shall be deemed not to be materially adverse to the Lenders so long as the amount of such reduction is less than 10% of the total purchase price for the Merger Transactions and such reduction is applied dollar-for-dollar to first reduce the Equity Contribution to an amount such that the Equity Contribution is not less than the Required Minimum Equity Contribution Amount and then (A) 60% of any such reduction shall be applied to reduce the principal amount of the Tranche B Term Loan Commitment (as defined in the Term Credit Agreement as in effect on the date hereof) and (B) 40% of any such reduction shall be applied to reduce the principal amount of the Equity Contribution, and (iii) any amendment, waiver or consent that results in an increase of the purchase price in respect of the Closing Date shall be deemed not to be materially adverse to the Lenders so long as the amount of such increase is funded by an increase in the Equity Contribution.

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(g)  Acquired Company Material Adverse Effect. Since June 5, 2018, there has not been any Acquired Company Material Adverse Effect.

(h)  Existing Debt Refinancing. The Existing Debt Refinancing shall have been (or substantially concurrently with the effectiveness of this Agreement shall be) consummated, and the Administrative Agent shall have received customary evidence thereof.

(i)  Collateral and Guarantee Requirement. Subject to the final paragraph of this Section 3.1, the Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent shall have received a completed Collateral Questionnaire, dated the Closing Date and executed by an Authorized Officer of Holdings, together with customary search results of UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdiction of organization of each Credit Party and, solely with respect to assets being purchased by NX Utilities ULC on the Closing Date, the Province of Ontario.

(j)  Term Credit Agreement.  The Term Credit Agreement shall have been executed and delivered by Holdings, the Borrower and the other parties thereto and shall have become effective in accordance with its terms and the aggregate amount of (i) term loans funded thereunder on the Closing Date and (ii) unused term loan commitments thereunder on the Closing Date (after giving effect to the funding of the term loans referenced in clause (i)) shall be not more than the sum of $280,000,000 plus any increase in such term loans or term loan commitments to fund any original issue discount or upfront fees payable in respect of the Term Credit Agreement resulting from the exercise of the “market flex” provisions of the Fee Letter.

(k)  Financial Statements. The Arranger shall have received (i) the Historical Acquired Company Financial Statements and (ii) the Pro Forma Balance Sheet.

(l)   Evidence of Insurance. The Administrative Agent shall have received customary certificates from the Borrower’s insurance broker demonstrating that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

(m) Opinions of Counsel. The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date) of each of (i) Winston & Strawn LLP, special counsel for the Credit Parties, (ii) Devry Smith Frank LLP, special Ontario counsel for NX Utilities ULC, and (iii) Boughton Law Corporation, special British Columbia counsel for NX Utilities ULC (and each Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

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(n)  Fees and Expenses. The Borrower shall have paid to the Arranger, the Administrative Agent and the Lenders all fees and expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other amounts due and payable on or prior to the Closing Date pursuant to the Credit Documents, the Commitment Letter and the Fee Letter (in the case of expenses, to the extent invoiced at least three Business Days prior to the Closing Date).

(o)  Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate, dated the Closing Date and signed by the chief financial officer of the Acquired Company.

(p)  Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of Holdings.

(q)  Letter of Direction. If any Revolving Loans are to be made on the Closing Date, the Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Revolving Loans to be made on such date.

(r)  PATRIOT Act. At least three Business Days (as defined in the Merger Agreement) prior to the Closing Date, the Administrative Agent shall have received all documentation and other information in respect of the Credit Parties required under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that shall have been requested in writing at least 10 Business Days (as defined in the Merger Agreement) prior to the Closing Date.

Notwithstanding the foregoing, to the extent any security interest in any Collateral (other than, to the extent required hereby, any Collateral in which a security interest may be perfected by the filing of a UCC or PPSA financing statement or by the delivery of certificates representing Equity Interests in the Borrower or any Domestic Subsidiary that is a wholly owned Restricted Subsidiary (other than any such Subsidiary that is not a Material Subsidiary)) is not or cannot be provided or perfected or any item of Collateral (other than certificates representing Equity Interests in a Designated Subsidiary) is not delivered on the Closing Date, in each case, after the Borrower’s use of commercially reasonable efforts to do so, the provision or perfection of such security interest or such delivery, as applicable, will not constitute a condition to the obligation to make the Credit Extension on the Closing Date, but instead shall be required to be completed pursuant to Section 5.15.

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The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

3.2.  Each Credit Extension After the Closing Date. The obligation of each Lender and each Issuing Bank to make any Credit Extension on any Credit Date occurring after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions:

(a)  The Administrative Agent and, in the case of any issuance, amendment or extension (other than an automatic extension permitted under Section 2.4(a)) of any Letter of Credit, the applicable Issuing Bank shall have received a fully completed and executed Funding Notice or Letter of Credit Application, as the case may be.

(b)  The representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality in the text thereof, in all respects, and (ii) otherwise, in all material respects, in each case on and as of such Credit Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(c)  At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

On the date of any Credit Extension occurring after the Closing Date (other than the making of a Protective Advance), the Borrower shall be deemed to have represented and warranted that the conditions specified in Sections 3.2(b) and 3.2(c) have been satisfied and that, after giving effect to such Credit Extension, the Total Utilization of Revolving Commitments (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.1(a), 2.3(a) or 2.4(a).

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made by it hereunder, each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank on the Closing Date and on each other Credit Date as follows:

4.1.  Organization; Requisite Power and Authority; Qualification. Holdings, the Borrower and each Restricted Subsidiary (a) is (i) duly organized and validly existing and (ii) in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted, (ii) to execute and deliver the Credit Documents to which it is a party and (iii) to perform the other Transactions to be performed by it and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in each case referred to in clauses (a)(i) (other than with respect to any Credit Party), (b)(i) (other than with respect to any Credit Party) and (c), where the failure so to be or so to have, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

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4.2.  Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Closing Date after giving effect to the Transactions, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings, the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which Holdings, the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary and each Material Subsidiary. The Equity Interests in the Borrower and each Restricted Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Schedule 4.2 sets forth, as of the Closing Date, all outstanding preferred Equity Interests, if any, in the Borrower or any Restricted Subsidiary, including the number, date of issuance and the holder of record of such preferred Equity Interest.

4.3.  Due Authorization. The Transactions to be entered into by each Credit Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.

4.4.  No Conflict. The Transactions do not and will not (a) violate any applicable law, including any order of any Governmental Authority, (b) violate the Organizational Documents of Holdings, the Borrower or any Restricted Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, or (d) except for Liens created under the Credit Documents or pursuant to the Permitted Term Indebtedness Documents and other Permitted Liens, result in or require the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except, in each case referred to in clauses (a) and (c), where such violation, default or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.5.  Governmental Approvals. The Transactions do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect and (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents or pursuant to the Permitted Term Indebtedness Documents and (c) those registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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4.6.  Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.  Historical Financial Statements; Pro Forma Financial Statements. (a)   The Historical Acquired Company Financial Statements were prepared in conformity with GAAP and present fairly, in all material respects, the consolidated financial position of the Acquired Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Company and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Acquired Company Financial Statements or the notes thereto except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)  The Pro Forma Balance Sheet delivered pursuant to paragraph (k) of Section 3.1 (i) have been prepared by the Borrower in good faith based on assumptions that were believed by the Borrower to be reasonable at the time made and are believed by the Borrower to be reasonable on the Closing Date, (ii) accurately reflect in all material respects all adjustments necessary to give effect to the Transactions and (iii) present fairly, in all material respects, the pro forma financial position and results of operations of the Borrower and its consolidated Subsidiaries as of the date and for the period stated therein as if the Transactions had occurred on such date or at the beginning of such period, as the case may be.

4.8.  No Material Adverse Change. Since the Closing Date, there has been no event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9.  Adverse Proceedings. There are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents.

4.10.  Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of the Borrower and the Restricted Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon the Borrower and the Restricted Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.11.  Properties. (a)  Title. The Borrower and each Restricted Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the Historical Acquired Company Financial Statements, as applicable, or, after the first delivery thereof, in the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and except for Permitted Liens and except where the failure to have such title, leasehold or other interest, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(b)  Real Estate. Set forth on Schedule 4.11(b) is a true and complete list, as of the Closing Date, of all Material Real Estate Assets, identifying the proper jurisdiction for the filing of a Mortgage in respect of each Material Real Estate Asset. Except as set forth on Schedule 4.11(b), as of the Closing Date, neither the Borrower nor any Restricted Subsidiary (i) has received written notice, or has knowledge, of any pending or contemplated condemnation or similar proceeding affecting any Material Real Estate Asset or any Disposition thereof in lieu of condemnation or (ii) is obligated under any right of first refusal, option or other contractual right under any Contractual Obligation to which the Borrower or any Restricted Subsidiary is a party to sell, transfer or otherwise dispose of any Material Real Estate Asset or any interest therein.

(c)  Intellectual Property. The Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by the Borrower or any Restricted Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened in writing against the Borrower or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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4.12.  Environmental Matters. Except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and the Restricted Subsidiaries are, and have been, in compliance with all Environmental Laws, (b) none of the Borrower, any Restricted Subsidiary or any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to or arising out of any Environmental Law or any Hazardous Materials Activity and neither the Borrower nor any Restricted Subsidiary has received any written notice, letter or request for information alleging any liability or obligation under Environmental Law, including under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state law, (c) there has been no Release of any Hazardous Materials on, at, under or from any property owned, leased or operated (and, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, formerly owned, leased or operated) by Holdings, the Borrower or any Restricted Subsidiary and (d) to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, there are and have been no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings, the Borrower or any Restricted Subsidiary.

4.13.  Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in accordance with the requirements of this Agreement. The Receivables that are identified by the Borrower as Eligible Receivables or Eligible Unbilled Receivables and the Inventory that are identified by the Borrower as Eligible Inventory, in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all respects with the criteria (other than any Administrative Agent discretionary criteria) set forth in the definition of Eligible Receivables, Eligible Unbilled Receivables and Eligible Inventory, respectively.

4.14.  Governmental Regulation. None of the Credit Parties is or is required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940.

4.15.  Federal Reserve Regulations. (a)   Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)  No portion of the proceeds of any Credit Extension will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors.

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4.16.  Employee Matters. Neither the Borrower nor any Restricted Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened in writing against Holdings, the Borrower or any Restricted Subsidiary before the National Labor Relations Board or any other applicable Governmental Authority, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened in writing against Holdings, the Borrower or any Restricted Subsidiary, (c) no strike, lockout or work stoppage in existence or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened in writing involving Holdings, the Borrower or any Restricted Subsidiary and (d) to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, no union organizing activity exists or is taking place with respect to the employees of Holdings, the Borrower or any Restricted Subsidiary.

4.17.  Employee Benefit Plans. (a)   The Borrower and each Restricted Subsidiary is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than required premium payments) with respect to any Pension Plan has been or is expected to be incurred by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower and the Restricted Subsidiaries and any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Restricted Subsidiary and each of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except where such failure to comply or such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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(b)  The Borrower and each Restricted Subsidiary has, where applicable, established, operated and administered (including the payment, withholding and remitting of all required contributions in a timely manner) each Canadian Pension Plan and each Canadian Benefit Plan in compliance with applicable law, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no proceeding or claim (other than routine claims for benefits and related appeals) pending or, to the knowledge of the Borrower, threatened in writing, against the Borrower or any Restricted Subsidiary with respect to any Canadian Pension Plan or Canadian Benefit Plan that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of any Statutory Plan have been remitted or paid in a timely fashion to or in respect of the Statutory Plan in accordance with its terms and applicable law and (ii) all of its obligations that are due under each applicable Statutory Plan have been paid.

4.18.  Solvency. On the Closing Date (after giving effect to the Credit Extensions hereunder and the other Transactions to occur on such date), the Borrower and the Subsidiaries are on a consolidated basis Solvent.

4.19.  Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws), except where such failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.20.  Disclosure. As of the Closing Date, all written information (other than financial projections (including the Projections), estimates, forecasts and information of a general economic or industry-specific nature) provided by or on behalf of Holdings, the Borrower or any of their respective representatives (to the knowledge of Holdings with respect to all such information with respect to the Acquired Company and its Subsidiaries furnished prior to the Closing Date) to the Arranger, any Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby, taken as a whole, contains or will contain, when furnished, any untrue statement of a material fact or omits or will omit, when furnished, to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto delivered to the Arranger prior to the Closing Date). The financial projections (including the Projections), forecasts, budgets and other forward-looking information provided by or on behalf of Holdings, the Borrower or any of their respective representatives to the Arranger, any Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby was prepared in good faith based upon estimates and assumptions believed by Holdings and the Borrower to be reasonable at the time such information was furnished to the Arranger, any Agent or any Lender (it being understood and agreed that financial projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results, and such differences may be material). As of the Closing Date (and as of the date of any update thereto or any other Beneficial Ownership Certification provided in accordance with this Agreement), the information included in such Beneficial Ownership Certification is accurate, complete and correct in all respects.

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4.21.  Collateral Matters. (a)  The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, but subject to Permitted Liens, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC or PPSA financing statements, prior and superior in right to any other Person, but subject to Permitted Liens.

(b)  Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Real Estate Asset subject thereto and the proceeds thereof (except as such enforceability may be limited by Debtor Relief Laws and general principles of equity), and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute fully perfected security interests in all right, title and interest of the mortgagors in the Real Estate Assets subject thereto and the proceeds thereof, prior and superior in right to any other Person, but subject to Permitted Liens.

(c)  Upon the recordation of the Intellectual Property Grants of Security Interest with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, and the filing of the financing statements referred to in Section 4.21(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office, United States Copyright Office or the Canadian Intellectual Property Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).

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(d)  Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.21, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto (except as such enforceability may be limited by Debtor Relief Laws and general principles of equity), and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, but subject to Permitted Liens.

(e)  Notwithstanding anything in this Agreement (including this Section 4.21) or in any other Credit Document to the contrary, none of Holdings, the Borrower or any Restricted Subsidiary makes, or shall be deemed to have made, any representation or warranty as to (i) the perfection or non-perfection, the priority or the enforceability of any security interest in any Collateral consisting of Equity Interests in any Foreign Subsidiary (except with respect to NX Utilities ULC), or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto under any foreign law (except, solely with respect to the assets of, or Equity Interests in, NX Utilities ULC, the federal laws of Canada or any province or territory of Canada), (ii) the creation of any security interest, or the perfection or non-perfection, the priority or the enforceability of any security interest, in each case, to the extent such security interest or perfection is expressly not required pursuant to the Collateral and Guarantee Requirement or (iii) on the Closing Date and until required pursuant to the final paragraph of Section 3.1, the creation of any security interest, or the perfection or non-perfection, the priority or enforceability of any security interest that is expressly not required to be created or in effect on the Closing Date pursuant to such paragraph.

4.22.  Insurance. Schedule 4.22 sets forth, as of the Closing Date, a true and complete description of all property damage, business interruption and liability insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries.

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4.23.  Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. (a)  None of Holdings, the Borrower or any of the Restricted Subsidiaries or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, any of their respective directors, officers, employees, agents, advisors or Affiliates a Person that is, or is owned or controlled by Persons that are (i) the subject of any sanctions or economic embargoes administered or enforced by the United States Department of State, the United States Department of Treasury (including the Office of Foreign Assets Control), the European Union, United Kingdom or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, including Anti-Terrorism Laws, collectively, “Sanctions Laws”) or (ii) located, organized or resident in a country, territory or region that is, or whose government is, the subject of Sanctions. Each of Holdings, the Borrower and the Restricted Subsidiaries and, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, with (i) all Sanctions Laws, (ii) the PATRIOT Act and (iii) any other applicable anti-terrorism and money laundering laws, rules, regulations and orders, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). No Collateral is Embargoed Property.

(b)  Each of Holdings, the Borrower and the Restricted Subsidiaries and, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, with the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders enforced in any jurisdiction in which Holdings, the Borrower or any of their respective Subsidiaries conduct business (collectively, “Anti-Corruption Laws”).

(c)  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or in any other manner that would result in a violation of Sanctions by any Person or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 5. AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent, the Lenders and Issuing Banks that:

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5.1.  Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:

(a)  Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year (or 150 days after the end of the Fiscal Year ending December 31, 2018), the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with (i) a Narrative Report with respect thereto and (ii) a report thereon of RSM LLP or an independent registered public accounting firm of recognized national standing (which report shall not contain a “going concern” or like qualification, exception or emphasis (other than a “going concern” or like qualification, exception or emphasis resulting (A) solely from the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary, (B) solely from an upcoming maturity date of any Indebtedness or (C) a prospective or actual non-compliance with any financial covenant set forth in this Agreement or in any other definitive documentation governing any Indebtedness) or any qualification, exception or emphasis as to the scope of audit), and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and the Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b)  Quarterly Financial Statements. As soon as available, and in any event within 45 days (or, in the case of the first two Fiscal Quarters ending after the Closing Date, 60 days) after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter (in the case of such statements of operations and comprehensive income) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)  Forecasts.  As soon as practicable, and in any event within 60 days after the beginning of each Fiscal Year, the forecasted consolidated balance sheets of the Borrower and the Subsidiaries and the related consolidated statements of income and cash flows of the Borrower and the Subsidiaries for each Fiscal Quarter of such Fiscal Year, each in reasonable detail (including an explanation of the assumptions on which such forecasts are based), representing the good faith forecasts of the Borrower for each such Fiscal Quarter, and certified by a Financial Officer of the Borrower as being the most accurate forecasts available, together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request;

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(d)  Compliance Certificate and Unrestricted Subsidiary Reconciliation Statements. Together with each delivery of the consolidated financial statements of the Borrower and the Subsidiaries pursuant to Section 5.1(a) or 5.1(b), a completed Compliance Certificate (which shall include a computation of the Fixed Charge Coverage Ratio for the Test Period ended as of the date of such financial statements in reasonable detail satisfactory to the Administrative Agent (without regard to whether the Financial Performance Covenant is then applicable)) executed by a Financial Officer of the Borrower and, if any Subsidiary shall be an Unrestricted Subsidiary, with respect to each such financial statement an Unrestricted Subsidiary Reconciliation Statement (which may be in a footnote form), which shall be accompanied by a Financial Officer Certification;

(e)  Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet included in the Historical Acquired Company Financial Statements, the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;

(f)  Notice of Material Events. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action Holdings, the Borrower or any Restricted Subsidiary has taken, is taking or proposes to take with respect thereto:

(i)  the occurrence of any Default or Event of Default;

(ii) any event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(iii)  the occurrence of, or receipt by the Borrower or any Restricted Subsidiary of any written notice claiming the occurrence of, any matter materially affecting the value, enforceability or collectability of any portion of the Collateral included in the Borrowing Base, including any claims or disputes asserted by any Customer or other obligor, in each case exceeding $10,000,000 in value.

(g)  Notice of Adverse Proceedings. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of (i) any Adverse Proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;

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(h)  ERISA.  (i) Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of the occurrence of or of forthcoming occurrence of any ERISA Event that could reasonably be expected to result in liability of the Borrower in an amount exceeding $10,000,000, a written notice specifying the nature thereof, what action the Borrower or any Restricted Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Restricted Subsidiaries taken as a whole) has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent or any Lender, copies of all notices received by the Borrower or any Restricted Subsidiary from a Multiemployer Plan sponsor concerning an ERISA Event;

(i)  Information Regarding Credit Parties. (A) Within 30 days of the occurrence thereof (or such longer period as the Administrative Agent may agree to in writing), written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party, (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number and (vi) with respect to any Credit Party that is a Discretionary Guarantor (except as otherwise provided in clause (B) below), such types of changes affecting the perfection or priority of the Collateral Agent’s security interest in the applicable Collateral of such Discretionary Guarantor as the Borrower and the Collateral Agent shall have agreed upon in connection with such Credit Party becoming a Discretionary Guarantor (each Credit Party hereby agreeing to take such actions reasonably requested by the Collateral Agent that are required in order for the Collateral Agent to continue to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents), and (B) solely with respect to any Discretionary Guarantor organized under the laws of Canada or any province or territory thereof, an Authorized Officer of the Borrower shall provide the Administrative Agent 20 days’ prior written notice (or such longer period as the Administrative Agent may agree to in writing) of any change in (i) such Discretionary Guarantor’s legal name, as set forth in its Organizational Documents, (ii) such Discretionary Guarantor’s form of organization, (iii) any Credit Party’s jurisdiction of organization, or (iv) the location of the chief executive office or tangible property (other than in-transit property) of such Discretionary Guarantor;

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(j)  Supplemental Collateral Questionnaire. Together with each delivery of the consolidated financial statements of the Borrower and the Subsidiaries pursuant to Section 5.1(a), a completed Supplemental Collateral Questionnaire executed by an Authorized Officer of Holdings;

(k)  Borrowing Base Reports.

(i)  (A) Within 20 calendar days after each Borrowing Base Reporting Date following the Closing Date, or (B) during any Cash Dominion Period, within three Business Days after each Borrowing Base Reporting Date, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of such Borrowing Base Reporting Date, in each case signed by a Financial Officer of the Borrower and accompanied by the supporting documentation required in connection therewith (it being further agreed that the Borrower may (but shall not be required to) elect to deliver a completed Borrowing Base Certificate complying with this clause, together with the other documentation referred to in this clause, at more frequent intervals than otherwise required by this clause as the Borrower may determine in its discretion so long as the Borrower maintains such frequency for at least 30 calendar days following such election); and

(ii)  At such intervals as the Administrative Agent may reasonably require, (A) confirmatory assignment schedules, (B) copies of Customer invoices and (C) such further schedules, documents and/or information regarding the Collateral included in the Borrowing Base as the Administrative Agent may require in its Permitted Discretion, including trial balances and test verifications;

(l)  Filed or Distributed Information. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Credit Document, copies of (i) following a Qualifying IPO, all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Restricted Subsidiary to its security holders other than Holdings, the Borrower or another Restricted Subsidiary, and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Restricted Subsidiary with any securities exchange or with the SEC or any Governmental Authority performing similar functions;

(m)  Information under Material Indebtedness. Promptly after the furnishing thereof and to the extent not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 5.1, copies of any material requests or material notices received by any Credit Party or any Restricted Subsidiary (other than in the ordinary course of business) or material statements or material reports (other than in connection with any board observer rights furnished by Holdings, the Borrower or any Restricted Subsidiary pursuant to the terms of any Permitted Term Indebtedness;

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(n)  Beneficial Ownership Certification. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge thereof, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(o)  Other Information. Promptly after any request therefor, (i) such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or regarding the Borrowing Base or any component thereof, or compliance with the terms of any Credit Document and (ii) such information and documentation for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), in each case, as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request;

provided that none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any Restricted Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or a Restricted Subsidiary, provided that Holdings shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower and the Restricted Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto.

Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information will not be posted on the portion of the Platform that is designated for Public Lenders, provided that Holdings and the Borrower shall make any disclosure required so that each Unrestricted Subsidiary Reconciliation Statement shall be suitable for distribution to Public Lenders. Holdings and the Borrower agree to clearly designate all information provided to any Agent by or on behalf of any Credit Party that contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If Holdings and the Borrower have not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Private Lenders.

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Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(l) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower (provided, in each case, that the Borrower has notified the Administrative Agent (including by email) that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2.  Existence. Holdings, the Borrower and each Restricted Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all rights, franchises, licenses and permits necessary for the ordinary conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries; provided that (i) other than in the case of clause (a) above with respect to Holdings and the Borrower, the foregoing shall not apply to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the foregoing shall not prohibit any transaction permitted under Section 6.8.

5.3.  Payment of Taxes and Claims. The Borrower and each Restricted Subsidiary will pay all Taxes imposed upon it or any of its properties and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become or may become a Lien on any of its properties, in each case prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if (a) solely in the case of any such Tax, it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as (i) an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (ii) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.  Maintenance of Properties. (a)   The Borrower and each Restricted Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and fire, casualty or condemnation excepted, all properties used or useful in the business of the Borrower and the Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b)  The Borrower and each Restricted Subsidiary will take all actions reasonably necessary to protect all Intellectual Property used or useful in the business of the Borrower and the Restricted Subsidiaries, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower and each Restricted Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Borrower or any Restricted Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Borrower or any Restricted Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.5.  Insurance. The Borrower and the Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no greater risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (in each case, in the reasonable judgment of the Borrower). Without limiting the generality of the foregoing, the Borrower and the Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (beginning on the date which is 90 days after the Closing Date (or on such later date as the Administrative Agent may agree to in writing)) (a) in the case of liability insurance policies (other than workers’ compensation and other policies for which such endorsements are not customary), name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder, and (b) in the case of business interruption and casualty insurance policies, contain a customary lender’s loss payable endorsement that names the Collateral Agent, for the benefit of the Secured Parties, as a lender loss payee thereunder, and provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

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5.6.  Books and Records; Inspections. The Borrower and each Restricted Subsidiary will keep proper books of record and accounts in which entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization). The Borrower and each Restricted Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visits and inspections shall be limited to not more than one visit and inspection (coordinated through the Administrative Agent) in any Fiscal Year and such visit and inspection shall be at the expense of the Borrower (it being agreed that during the continuance of an Event of Default, such visits and inspections are not limited in number or otherwise by this proviso and all such visits and inspections shall be at the expense of the Borrower). The Administrative Agent and the Lenders conducting any such visit or inspection shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent registered public accounting firm. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any Restricted Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or a Restricted Subsidiary, provided that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower and the Restricted Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto. This Section 5.6 shall not apply to field examinations relating to the computation of the Borrowing Base or appraisals of the Inventory including in the Borrowing Base, which shall be governed by Section 5.13.

5.7.  Use of Proceeds. The Borrower will use the proceeds of the Loans for the purposes set forth in Section 2.6.  The Borrower will use the proceeds of the Loans in a manner consistent with Section 4.15(b) and 4.23(c).

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5.8.  Compliance with Laws.

(a)   Holdings, the Borrower and each Restricted Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except (x) in the case of Sanctions Laws, the PATRIOT Act and other applicable anti-terrorism and money laundering laws and Anti-Corruption Laws, and (y) otherwise, where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

(b)  Holdings, the Borrower and each Restricted Subsidiary shall (A) promptly notify the Administrative Agent, the Collateral Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent, the Collateral Agent and each of the Lenders, upon request by the Administrative Agent, the Collateral Agent or any of the Lenders, Holdings, the Borrower and/or each Restricted Subsidiary shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.

5.9.  Environmental Matters. (a)  Environmental Disclosure. The Borrower will deliver to the Administrative Agent:

(i)   as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (whether prepared by personnel of the Borrower or any Restricted Subsidiary or by independent consultants, Governmental Authorities or any other Persons) with respect to significant environmental, health or safety conditions or compliance matters at any Facility or with respect to any Environmental Claims;

(ii)  promptly upon an Authorized Officer of Holdings or the Borrower obtaining knowledge thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials present or Released at any real property which presence, Release or remedial action has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) Holdings or the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and

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(iii)  as soon as practicable following the sending or receipt thereof by the Borrower or any Restricted Subsidiary, a copy of any and all material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any Restricted Subsidiary may be potentially responsible for any Hazardous Materials Activity and which has a reasonable possibility of resulting in a Material Adverse Effect.

(b)  Hazardous Materials Activities. The Borrower will, and will cause each Restricted Subsidiary to, take promptly any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or any Restricted Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any Restricted Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.  Subsidiaries. If any Person becomes a Restricted Subsidiary of the Borrower (or any Subsidiary of the Borrower not theretofore a Designated Subsidiary becomes a Designated Subsidiary, including as a result of a designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Material Subsidiary), the Borrower will, as promptly as practicable, and in any event within 60 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary (if such Restricted Subsidiary is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Restricted Subsidiary owned by any Credit Party.

5.11.  Additional Collateral. The Borrower will, as promptly as practicable, and in any event within 60 days (or, in the case of clause (a), 90 days) (or such longer period as the Administrative Agent may agree to in writing) furnish to the Administrative Agent written notice of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets (other than any assets constituting Excluded Property) after the Closing Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.

5.12.  Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. The Borrower will provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

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5.13.  Field Examinations and Inventory Appraisals. (a) The Credit Parties will permit the Administrative Agent and any Persons designated by the Administrative Agent (including any consultants, accountants, appraisers and attorneys designated by the Administrative Agent) to conduct (a) field examinations of the books and records of the Borrower and the other Credit Parties relating to the Borrower’s computation of the Borrowing Base or any component thereof and the related practices and reporting and control systems and (b) appraisals of the Inventory included in the Borrowing Base, all upon reasonable notice and at reasonable times during normal business hours and as often as may reasonably be requested by the Administrative Agent; provided that, notwithstanding anything to the contrary in Section 10.2, (w) only one such field examination (other than the Initial ABL Collateral Reports which are at the sole expense of the Credit Parties) and only one such Inventory appraisal in any period of 12 consecutive months shall be at the expense of the Credit Parties unless Excess Availability shall be less than the greater of (i) $9,750,000 and (ii) 15% of the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect for five consecutive Business Days and until such time as Excess Availability shall be equal to or greater than the greater of (i) $9,750,000 and (ii) 15% of the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect for 30 consecutive calendar days, one additional field examination and one additional appraisal may be conducted at the expense of the Credit Parties during such 12 consecutive month period, (x) if a Specified Event of Default shall have occurred and be continuing, in which case any field examination and appraisals commenced during the continuance of such Specified Event of Default shall be at the expense of the Credit Parties, (y) in addition to the foregoing, the Administrative Agent may conduct one additional field examination and one additional Inventory appraisal in any period of 12 consecutive months at the expense of the Lenders and (z) in the event that the Borrower shall have consummated any Acquisition or shall have designated any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower may request that the Administrative Agent conduct a field examination and an appraisal with respect to the Accounts and Inventory acquired by the Credit Parties as a result thereof or owned by such Restricted Subsidiary, and any such field examinations and appraisals shall be at the expense of the Credit Parties it being understood that until such field examinations or appraisals under this clause (z) have been complete any Inventory and Accounts so acquired shall not be considered Eligible Inventory or Eligible Accounts. For purposes of this Section 5.13, it is understood and agreed that a single field examination and a single appraisal may be conducted at multiple relevant sites and involve one or more Credit Parties and their assets. All field examinations and appraisals shall be conducted by the Administrative Agent or professionals (including appraisers) reasonably satisfactory to the Administrative Agent and conducted and prepared on a basis reasonably satisfactory to the Administrative Agent. The Credit Parties acknowledge that the Administrative Agent, after exercising its rights under this Section 5.13, may prepare and distribute to the Lenders certain Reports pertaining to the Credit Parties’ assets for internal use by the Administrative Agent and the Lenders.

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(b)  The Credit Parties shall pay to the Administrative Agent promptly at the conclusion of any field examination performed by or for the benefit of the Administrative Agent (whether such examination is performed by the Administrative Agent’s employees or by a third party retained by the Administrative Agent), and for which the Credit Parties are obligated under Section 5.13(a), a field examination fee in an amount equal to $1,500 (or such other amount customarily charged by the Administrative Agent to its customers per day for each person employed to perform such evaluation (based on an eight (8) hour day, and subject to adjustment if additional hours are worked)), plus a per examination field examination management fee in the amount of $2,500 (or, such other amount customarily charged by the Administrative Agent to its customers), plus all costs and disbursements incurred by the Administrative Agent in the performance of such examination, and provided that if third parties are retained to perform such field examinations, either at the request of another Lender or for extenuating reasons determined by the Administrative Agent in its Permitted Discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of the Credit Parties and shall not be subject to the foregoing limits.

5.14.  Senior Indebtedness. In the event any Credit Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Credit Party shall take all such actions as shall be necessary to cause the Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders, or an agent on their behalf, to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” (however denominated) under and in respect of any indenture or other agreement or instrument under which any Subordinated Indebtedness is outstanding or by which it is governed and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders, or an agent on their behalf, may have and exercise any payment blockage or other remedies available or potentially available to holders of “senior indebtedness” or “designated senior indebtedness” under the terms of such Subordinated Indebtedness.

5.15.  Post-Closing Matters. The Credit Parties shall satisfy each of the requirements set forth on Schedule 5.15 on or before the date specified therein for each such requirement, or such later date as the Administrative Agent may agree to in writing.

5.16.  Representation and Warranty Insurance Proceeds. Holdings shall, within five Business Days of receipt thereof, contribute any proceeds received by it under each of those certain buyer-side representation and warranties insurance policies numbered 8034421 and ET111-000-699 to the Borrower or a Guarantor Subsidiary.

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5.17.  Cash Management Systems.

(a)  The Credit Parties shall, as promptly as practicable after the Closing Date (and in any event within 90 days after the Closing Date, or such longer period as the Administrative Agent may agree to) and at all times thereafter, (i) use commercially reasonable efforts to cause all their Customers on any and all Receivables of the Credit Parties from time to time included in the Borrowing Base to make all payments and remittances with respect to such Receivables into one or more deposit accounts located with a depositary bank in the United States of America (or into one or more lockboxes established and maintained by a depositary bank in the United States of America and with respect to which such depositary bank retrieves and process all checks and other evidences of payment so received at such lockbox and deposits the same into one or more deposit accounts located with it in the United States of America); provided that, in the case of payments or remittances with respect to Receivables owed to any Discretionary Guarantor, a depositary bank located in the country or jurisdiction where such Discretionary Guarantor is organized or operates (or into one or more lockboxes established and maintained by a depositary bank located in the country or jurisdiction where such Discretionary Guarantor is organized or operates and with respect to which such depositary bank retrieves and process all checks and other evidences of payment so received at such lockbox and deposits the same into one or more deposit accounts located with it in the country or jurisdiction where such Discretionary Guarantor is organized or operates) (such deposit accounts being referred to as the “Collection Deposit Accounts” and such lockboxes being referred to as the “Collection Lockboxes”), (ii) cause all proceeds of the Disposition of any ABL Priority Collateral (other than any proceeds of any Disposition of Inventory in the ordinary course of business, which shall be subject to clause (i) above), to be deposited directly into a Collection Deposit Account or the Concentration Deposit Account, (iii) cause each Collection Deposit Account and the Concentration Deposit Account at all times to be solely a collection account, and no Credit Party shall make any disbursements or other direct payments therefrom, and (iv) deposit or cause to be deposited promptly, and in any event no later than the three Business Days after the date of its receipt thereof, all cash, checks, drafts or other similar items of payment received by it relating to or constituting payments or remittances with respect to any Receivables of any Credit Party from time to time included in the Borrowing Base into one or more Collection Deposit Accounts or Collection Lockboxes in precisely the form in which they are received (but with any endorsements of such Credit Party necessary for deposit or collection), and until they are so deposited to hold such payments in trust for the benefit of the Collateral Agent.

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(b)  The Credit Parties shall use commercially reasonable efforts to ensure that as promptly as practicable after the Closing Date (but in any event within 90 days after the Closing Date, or such longer period as the Administrative Agent may agree to), and shall at all times thereafter ensure that, each depositary bank where a Collection Deposit Account or the Concentration Deposit Account is maintained, and each depositary bank that maintains a Collection Lockbox, shall have entered into a Control Agreement with respect to each such deposit account or lockbox. Each such Control Agreement shall provide, among other things, that (i) all funds deposited into any Collection Lockbox subject to a Control Agreement may be swept on a daily basis into a Collection Deposit Account, (ii) with respect to depositary banks at which a Collection Deposit Account is maintained, such depositary bank agrees, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent to forward immediately all amounts in each Collection Deposit Account (net of any customary minimum balance as may be required to be maintained in such Collection Deposit Account by such depositary bank) to the Concentration Deposit Account and to commence the process of daily sweeps from such Collection Deposit Account into the Concentration Deposit Account and (iii) with respect to the depositary bank at which the Concentration Deposit Account is maintained, such depositary bank agrees, from and after the receipt of an Activation Notice from the Collateral Agent, to forward all amounts received in the Concentration Deposit Account (net of any customary minimum balance as may be required to be maintained in the Concentration Deposit Account by such depositary bank) to the Administrative Agent Account through daily sweeps from the Concentration Deposit Account into the Administrative Agent Account. If on or prior to the date that is 90 days after the Closing Date (or such longer period as the Administrative Agent may agree to) any depositary bank shall not have entered into a Control Agreement with respect to any deposit account or lockbox required to be subject to a Control Agreement under this Section 5.17(b), such deposit account or lockbox shall be closed on such date and all funds therein transferred on such date to a deposit account or lockbox with a depositary bank that has entered into a Control Agreement for such deposit account or lockbox, as applicable.

(c)  Any Credit Party may replace any Collection Deposit Account, Collection Lockbox or Concentration Deposit Account, or establish any new Collection Deposit Account, Collection Lockbox or Concentration Deposit Account; provided, in each case, that each such replacement or new Collection Deposit Account, Collection Lockbox or Concentration Deposit Account shall be subject to a Control Agreement in favor of the Collateral Agent and shall otherwise meet the requirements of this Section 5.17 (provided that in the case of any newly acquired Credit Party, the requirements of this Section 5.17 shall not apply until the date that is 60 days after the date of the acquisition of such Credit Party).

(d)  All amounts deposited in the Administrative Agent Account under Section 5.17(b) shall be deemed received by the Administrative Agent in accordance with Section 2.16 and shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.14(b). In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Administrative Agent Account. Any amount so received in a currency other than Dollars may be converted to Dollars in accordance with the Administrative Agent’s customary practices.

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(e)  The Collateral Agent shall promptly (but in any event within three Business Days) furnish written notice to each depositary bank that shall have received an Activation Notice of any payment in full of the Obligations. Any amount received in the Administrative Agent Account under Section 5.17(b) at any time when all the Obligations have been paid in full shall be remitted to an operating account designated by the Borrower.

(f)  Without the prior written consent of the Administrative Agent, no Credit Party shall modify or amend the instructions pursuant to any of the Control Agreements. So long as no notice has been provided under Section 8.1, each Credit Party shall, and the Collateral Agent hereby authorizes each Credit Party to, enforce and collect all amounts owing on the Inventory and Receivables, provided that such authorization shall automatically terminate if the Administrative Agent provides a notice under Section 8.1. Each Credit Party acknowledges and agrees that disposition of funds in the Collection Deposit Accounts and the Concentration Deposit Account shall be subject to the Collateral Agent’s control in accordance with Section 5.17(b).

SECTION 6. NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks that:

6.1.  Indebtedness. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)  the Indebtedness created under the Credit Documents (including pursuant to Sections 2.24, 2.25 and 2.26);

(b)  Indebtedness of the Borrower or any Restricted Subsidiary owing to Holdings, the Borrower or any Restricted Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than Holdings, the Borrower or any Restricted Subsidiary, (ii) such Indebtedness owing by any Credit Party to a Restricted Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Indebtedness Subordination Agreement and (iii) such Indebtedness owing by any Restricted Subsidiary that is not a Credit Party to any Credit Party is permitted as an Investment under Section 6.6 (other than in reliance on Section 6.6(r));

(c)  Guarantees incurred in compliance with Section 6.6(d);

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(d)  Indebtedness existing on the Closing Date and set forth on Schedule 6.1, or incurred pursuant to credit facilities existing on the Closing Date and set forth on Schedule 6.1 (in an aggregate principal amount not to exceed the amount set forth on Schedule 6.1 in respect of such credit facilities), and Refinancing Indebtedness in respect thereof;

(e)  (i) Indebtedness of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets of the Borrower or any Restricted Subsidiary, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets of the Borrower or any Restricted Subsidiary, provided, in the case of this clause (i), that at the time of incurrence or assumption of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $20,000,000 and (y) 33.4% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(f)  (i) Indebtedness of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed after the Closing Date by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an Acquisition or other Investment permitted hereunder, provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired, and (B) immediately after giving effect to the Borrower or any Restricted Subsidiary becoming liable with respect to such Indebtedness (whether as a result of such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assumption), and after giving Pro Forma Effect thereto, the Specified Permitted Indebtedness Ratio Requirement shall have been satisfied, and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

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(g)  Indebtedness of the Borrower or any Restricted Subsidiary arising from any agreement in the form of purchase price adjustments, earn-outs, non-competition agreements, indemnification obligations or other arrangements representing Acquisition Consideration or deferred payments of a similar nature incurred in connection with any Acquisition or other Investment permitted by Section 6.6 (other than in reliance on Section 6.6(r)) or any Disposition permitted by Section 6.8, and Indebtedness arising from guarantees, letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments securing the performance of Holdings, the Borrower or any such Restricted Subsidiary pursuant to any such agreement; provided that, with respect to any Indebtedness existing or incurred pursuant to this clause (g) with respect to unpaid earn-outs, the amount of any unpaid earn-out shall not exceed 35% of the Acquisition Consideration of the Acquisition or Investment to which such unpaid earn-out relates;

(h)  (i) Indebtedness of Restricted Subsidiaries that are not Credit Parties, provided that at the time of incurrence of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $15,000,000 and (y) 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(i)  (i) Indebtedness of the Borrower and the Restricted Subsidiaries, provided that at the time of incurrence of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $15,000,000 and (y) 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(j)  (i) unsecured Indebtedness of the Borrower and the Restricted Subsidiaries, provided that (A) the final scheduled maturity of such Indebtedness shall not be earlier than the Revolving Maturity Date at the time such Indebtedness is incurred, (B) such Indebtedness satisfies the Specified Permitted Indebtedness Documentation Requirements, (C) after giving Pro Forma Effect thereto, the RJP Payment Conditions shall be satisfied with respect thereto, and (D) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the RJP Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements; provided further that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be extended, renewed or refinanced with Long-Term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (A) above so long as (x) such credit facility includes customary “rollover” provisions that are subject to no conditions precedent other than (I) the occurrence of the date specified for the “rollover” and (II) that no payment or bankruptcy event of default shall have occurred and be continuing and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (A) above); and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

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(k)  [reserved];

(l)  (i) (A) Indebtedness of the Borrower incurred under the Term Credit Agreement on the Closing Date in an aggregate principal amount not exceeding $280,000,000, (B) the Term Credit Agreement Amendment No. 1 Term Loans in an aggregate principal amount not exceeding $100,000,000, and (C) other Indebtedness of the Borrower or any Guarantor Subsidiary incurred after the Closing Date (including any such Indebtedness incurred as “Incremental Term Loans” or “Permitted Incremental Equivalent Indebtedness”, as each such term is defined in the Term Credit Agreement as in effect on the date hereof), provided, in the case of this clause (C), that the aggregate principal amount of such Indebtedness incurred on any date shall not exceed the Incremental Term Amount as of such date, (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii) and (iii) the Guarantees of any Indebtedness permitted under clause (i) or (ii) above by any Credit Party; provided  further that (I) such Indebtedness is not Guaranteed by any Person other than the Credit Parties, (II) such Indebtedness is not secured by any assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (III) if such Indebtedness is secured, the administrative agent, collateral agent and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement, providing that the Liens on the ABL Priority Collateral securing such Indebtedness shall rank junior in priority to the Liens on the ABL Priority Collateral created under the Credit Documents, (IV) such Indebtedness satisfies the Specified Permitted Indebtedness Documentation Requirements and (V) other than in the case of Indebtedness incurred under the Term Credit Agreement on the Closing Date, the Administrative Agent shall have received a certificate, dated the date such Indebtedness is incurred and signed by an Authorized Officer of the Borrower, confirming compliance with the requirements set forth in this clause and, if such Indebtedness or any portion thereof is being incurred in reliance on clause (c) of the definition of the term “Incremental Term Amount”, setting forth a reasonably detailed calculation of the Incremental Term Amount under such clause;

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(m)  (i) Indebtedness of the Borrower and/or any Restricted Subsidiary, provided that (A) after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting the Cash proceeds of such Indebtedness for purposes of calculating Unrestricted Cash), the Specified Permitted Indebtedness Ratio Requirement shall have been satisfied, (B) the final scheduled maturity of any such Indebtedness shall not be earlier than the latest Maturity Date in effect as of the date of the incurrence thereof, (C) [reserved], (D) such Indebtedness satisfies the Specified Permitted Indebtedness Documentation Requirements, (E) at the time of incurrence of any such Indebtedness by Restricted Subsidiaries that are not Credit Parties and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i) incurred by Restricted Subsidiaries that are not Credit Parties, together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the Non-Credit Party Cap, (F) the Permitted Intercreditor Agreement Requirement shall have been satisfied, and (G) the Administrative Agent shall have received a certificate, dated the date such Indebtedness is incurred and signed by an Authorized Officer of the Borrower, setting forth a reasonably detailed calculation confirming compliance with the condition set forth in clause (A) above; provided further that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be extended, renewed or refinanced with Long-Term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (B) above so long as (x) such credit facility includes customary “rollover” provisions that are subject to no conditions precedent other than (I) the occurrence of the date specified for the “rollover” and (II) that no payment or bankruptcy event of default shall have occurred and be continuing and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (B) above); and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(n)  Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository, credit card, debit cards and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(o)  Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments issued or created by the Borrower or any Restricted Subsidiary in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements, including in respect of workers’ compensation claims, unemployment insurance (including premiums related thereto), vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(p)  Indebtedness in respect of, or in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments relating to, tenders, statutory obligations, performance, bid, appeal, stay, customs, surety and return-of-money bonds, performance and completion guarantees and similar obligations of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business (including relating to any litigation being contested in good faith and not constituting an Event of Default under Section 8.1(h)) and not in connection with the borrowing of money or any Hedge Agreements;

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(q)  Indebtedness owed to current or former officers, directors or employees of the Borrower or any Restricted Subsidiary (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) to finance the purchase or redemption of Equity Interests in the Borrower permitted by Section 6.4;

(r)  Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, incurred in the ordinary course of business;

(s) (i) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with an Acquisition or other Investment permitted hereunder, provided that (A) the final scheduled maturity of any such Indebtedness shall not be earlier than the latest Maturity Date in effect as of the date of the incurrence thereof, (B) [reserved], (C) such Indebtedness satisfies the Specified Permitted Indebtedness Documentation Requirements, (D) [reserved], (E) immediately after giving effect to the Borrower or any Restricted Subsidiary becoming liable with respect to such Indebtedness (whether as a result of such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assumption), and after giving Pro Forma Effect thereto, the Specified Permitted Indebtedness Ratio Requirement shall have been satisfied, (F) at the time of incurrence of any such Indebtedness by Restricted Subsidiaries that are not Credit Parties and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i) incurred by Restricted Subsidiaries that are not Credit Parties, together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the Non-Credit Party Cap, and (G) the Permitted Intercreditor Agreement Requirement shall have been satisfied; provided further that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be extended, renewed or refinanced with Long-Term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (A) above so long as (x) such credit facility includes customary “rollover” provisions that are subject to no conditions precedent other than (I) the occurrence of the date specified for the “rollover” and (II) that no payment or bankruptcy event of default shall have occurred and be continuing and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (A) above), and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

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(t)  (i) Capital Lease Obligations arising under any Sale/Leaseback Transaction permitted under Section 6.9; provided that at the time of consummation of such Sale/Leaseback Transaction and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $5,000,000 and (y) 8.4% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(u)  Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment expressly permitted hereunder;

(v)  to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 6.1;

(w)  (i) Guarantees by the Borrower or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(x)  Indebtedness of the Borrower or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(y)  Indebtedness of the Borrower or any Restricted Subsidiary representing deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary in the ordinary course of business;

(z)  to the extent constituting Indebtedness, obligations arising under the Merger Agreement;

(aa) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8.1(i);

(bb) to the extent constituting Indebtedness, obligations arising under agreements governing any Permitted Factoring Transactions; and

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(cc) Indebtedness of the Borrower and/or any Restricted Subsidiary owed to Pubco in an amount not to exceed $125,000,000; provided that (i) the stated maturity of such Indebtedness shall be no earlier than the Revolving Maturity Date, (ii) the interest rate applicable to such Indebtedness shall not exceed the interest rate applicable to the Pubco Convertible Notes and (iii) such Indebtedness shall be contractually-subordinated in right of payment (as determined by the Borrower in good faith) to the Revolving Loans; and

(dd) Guarantees by the Borrower and/or any Restricted Subsidiary of the Pubco Convertible Notes in an amount not to exceed $125,000,000.

For the avoidance of doubt and notwithstanding anything herein to the contrary, the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

6.2.  Liens. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired or licensed, or assign or sell any income, profits or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(a)  Liens created under the Credit Documents (including Liens securing any Collateralized Letter of Credit);

(b)  Permitted Encumbrances;

(c)  any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth on Schedule 6.2, and any extensions, renewals and replacements thereof; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien (it being understood that individual financings of the type permitted under Section 6.1(e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)), and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1(d) as Refinancing Indebtedness in respect thereof;

(d)  Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(e) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens; provided  further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

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(e)  any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto), other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien or becomes subject to such Lien pursuant to an after-acquired property clause as in effect on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) (it being understood that individual financings of the type permitted under Section 6.1(e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)), and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount or upfront fees and any fees, premiums and expenses relating to such extension, renewal or refinancing);

(f)  [reserved];

(g)  [reserved];

(h)  Liens on the Collateral securing Permitted Term Indebtedness and obligations relating thereto not constituting Indebtedness;

(i)  in connection with any Disposition permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof;

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(j)  in the case of (i) any Restricted Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), any encumbrance, restriction or other Lien, including any put and call arrangements, related to the Equity Interests in such Restricted Subsidiary or such other Person set forth in (A) its Organizational Documents or any related joint venture, shareholders’ or similar agreement, in each case so long as such encumbrance or restriction is applicable to all holders of the same class of Equity Interests or is otherwise of the type that is customary for agreements of such type, or (B) in the case of any Person that is not a Restricted Subsidiary, in any agreement or document governing Indebtedness of such Person;

(k)  any Lien on assets and Equity Interests of Restricted Subsidiaries that are not Credit Parties (including Equity Interests owned by such Persons); provided that (i) such Lien on the Collateral granted in reliance on this clause (k) and is pari passu or junior to the Liens securing the Obligations shall be subject to the ABL Intercreditor Agreement and (ii) such Lien shall secure only Indebtedness or other obligations of Restricted Subsidiaries that are not Credit Parties;

(l)  Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for any Acquisition or Investment permitted hereunder;

(m)  nonexclusive outbound licenses of Intellectual Property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business that do not materially detract from the value of the affected asset or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(n)  any Lien in favor of the Borrower or any Restricted Subsidiary (other than Liens on assets of any Credit Party in favor of a Restricted Subsidiary that is not a Credit Party);

(o)  (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(p)  receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien;

(q)  Liens on fixed or capital assets subject to any Sale/Leaseback Transaction permitted under Section 6.9; provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(t) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens;

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(r)  Liens on Cash and Cash Equivalents securing obligations in respect of any Hedge Agreements permitted hereunder and entered into in the ordinary course of business; provided that at the time of the incurrence of such Liens, the aggregate amount of Cash and Cash Equivalents secured by Liens permitted by this clause does not exceed the greater of (i) $7,500,000 and (ii) 12.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(s)  Liens securing Permitted Ratio Indebtedness and obligations relating thereto not constituting Indebtedness;

(t)  Liens securing Permitted Incurred Acquisition Indebtedness and obligations relating thereto not constituting Indebtedness;

(u)  Liens on the Equity Interests of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons;

(v)  Liens on receivables and related assets incurred in connection with Permitted Factoring Transactions (including Liens on such receivables resulting from precautionary UCC or PPSA filings or from recharacterization or any such with Permitted Factoring Transactions as a financing or a loan); and

(w)  other Liens securing Indebtedness or other obligations, provided that at the time of the incurrence of such Liens and the related Indebtedness and other obligations and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Indebtedness and other obligations secured by Liens permitted by this clause does not exceed the greater of (i) $15,000,000 and (ii) 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to Section 6.2(a), 6.2(e), 6.2(h), 6.2(i), 6.2(j), 6.2(k), 6.2(n), 6.2(s) or 6.2(w).

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6.3.  No Further Negative Pledges. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the Closing Date identified on Schedule 6.3, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (c) in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), restrictions and conditions imposed by the Organizational Documents of such Restricted Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (ii), in any agreement or instrument relating to Indebtedness of such Person, provided in each case that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary or to the Equity Interests in such other Person (including any Unrestricted Subsidiary), as applicable, (d) restrictions and conditions imposed by any agreement or document governing secured Indebtedness permitted by this Agreement, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens and proceeds and products of, and after-acquired property that is affixed or incorporated into, such assets, (e) restrictions and conditions imposed by agreements relating to Indebtedness permitted by Section 6.1(f), provided that such restrictions and conditions apply only to Persons that are permitted under such Section to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any Refinancing Indebtedness, by the applicable Original Indebtedness) at the time such Indebtedness first became subject to Section 6.1, (f) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.8, (g) restrictions and conditions imposed by any agreement or document governing Indebtedness of any Restricted Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Restricted Subsidiary, (h) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (i) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (j) customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (k) restrictions and conditions contained in any Permitted Term Indebtedness as in effect on the Closing Date and amendments, modifications, extensions and renewals thereof, provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (l) restrictions contained in any agreement or instrument in effect at the time any Person becomes a Subsidiary, or any agreement or instrument assumed in connection with any acquisition of assets from any Person, provided that such agreements and instruments were not entered into solely in contemplation of such Person becoming a Subsidiary or of such acquisition of assets from such Person, and amendments, modifications, replacements, renewals or extensions thereof (including any such renewals or extension arising as a result of a renewal, extension or refinancing of any Indebtedness containing such restriction), provided, in each case, that the scope of any such restriction shall not have been expanded as a result thereof, (m) restrictions constituting Permitted Liens and (n) restrictions and conditions contained in any agreement or instrument evidencing or governing any Indebtedness permitted by Section 6.1 to the extent, in the good faith judgment of the Borrower, such restrictions and conditions are on customary market terms for Indebtedness of such type and so long as the Borrower has determined in good faith that such restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Credit Parties to meet their obligations under the Credit Documents.

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6.4.  Restricted Junior Payments. Neither the Borrower nor any Restricted Subsidiary will declare or pay or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)  the Borrower and any Restricted Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional Equity Interests in such Person permitted hereunder;

(b)  any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, and declare and make other Restricted Junior Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries);

(c)  the Borrower may make payments in respect of, or repurchases of its Equity Interests deemed to occur upon the “cashless exercise” of stock options, stock purchase rights, stock exchange rights or other equity-based awards if such payment or Equity Interests represents a portion of the exercise price of such options or rights or withholding taxes, payroll taxes or other similar taxes due upon such exercise, purchase or exchange;

(d)  the Borrower and any other Restricted Subsidiary may make (and may make Restricted Junior Payments to Holdings to enable Holdings (or any direct or indirect parent thereof) to make) cash payments in lieu of the issuance of fractional shares representing insignificant interests in such Person in connection with any dividend, split or combination of its Equity Interests or any Acquisition or in connection with the exercise of warrants, options or other Securities convertible into or exchangeable for Equity Interests in such Person;

(e)  each Restricted Subsidiary (other than the Borrower) may repurchase its Equity Interests owned by any of its minority owners upon a direct or indirect Disposition of such Restricted Subsidiary or of all or substantially all of such Restricted Subsidiary’s assets, provided that such Disposition is permitted under this Agreement;

(f)  the Borrower and each other Restricted Subsidiary may make any other Restricted Junior Payment in an amount not to exceed the Net Proceeds of any Designated Equity Issuance (other than any such proceeds that are otherwise relied upon under this clause with respect to any other Restricted Junior Payment or are relied upon under Section 6.6(w)) made after the Closing Date but not more than 90 days prior to the time of such Restricted Junior Payment, so long as, with respect to any such Restricted Junior Payment, no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or would result therefrom;

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(g)  each Restricted Subsidiary (other than the Borrower) may make Restricted Junior Payments with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries, as applicable), it being understood that any such Restricted Subsidiary may exclude one or more classes of Equity Interests from any such Restricted Junior Payment so long as the class or classes of Equity Interests owned by the Borrower or any other Restricted Subsidiary are not excluded from any such Restricted Junior Payment;

(h)  the Borrower and any other Restricted Subsidiary may make Restricted Junior Payments to Holdings:

(i)  the proceeds of which will be used by Holdings to pay (or to make a Restricted Junior Payment to or Investment in any direct or indirect parent thereof to enable it or another such parent to pay) (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) that are reasonable and customary and incurred in the ordinary course of business, and (B) any reasonable and customary indemnification claims made by directors, officers or employees of Holdings (or any direct or indirect parent thereof); provided that the aggregate amount of all Restricted Junior Payments made in reliance on clause (h)(i)(A), together with the aggregate amount of all Restricted Junior Payments made in reliance on clause (h)(v) below, shall not exceed $500,000 in any Fiscal Year;

(ii)  the proceeds of which will be used by Holdings to pay its Taxes or Taxes of the Borrower or any other Restricted Subsidiary (or to make Permitted Tax Distributions);

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(iii)  the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests in Holdings (or to make a Restricted Junior Payment to or an Investment in direct or indirect parent thereof to enable it or another parent to repurchase, retire or otherwise acquire its Equity Interests) from future, current or former officers, directors, employees, managers, partners, consultants or independent contractors of Holdings, the Borrower, any other Restricted Subsidiary or any direct or indirect parent thereof (or their respective estates, heirs, beneficiaries under their estates, family members, spouses, former spouses, domestic partners or former domestic partners), in each case in connection with the resignation, termination, death or disability of any such officers, directors, employees, managers, partners, consultants or independent contractors or a sale of the division or Subsidiary as to which such Person is an officer, director, employee, manager, partner, consultant or independent contractor, as the case may be, or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements, partnership agreement or equity holders’ agreement in an aggregate amount (except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement, partnership agreement or equity holders’ agreement) not in excess of $5,500,000 in any Fiscal Year plus any unutilized portion of such amount in any preceding Fiscal Year ended after the Closing Date; provided that the amounts set forth in this clause (iii) may be further increased by (1) the proceeds of any key-man life insurance received by the Borrower, any other Restricted Subsidiary or, to the extent contributed in cash as common equity to the Borrower, Holdings (or any direct or indirect parent thereof) (solely with respect to the calendar year in which such proceeds are received but without limiting any carry-over thereof permitted above), plus (2) to the extent contributed in cash as common equity to the Borrower and not theretofore utilized to make a Restricted Junior Payment under this clause (iii), the Net Proceeds from the sale of Equity Interests by Holdings (or any direct or indirect parent thereof), in each case to officers, directors, employees, managers, partners, consultants or independent contractors of Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Subsidiaries that occurs after the Closing Date, plus (3) the amount of any cash bonuses otherwise payable to any future, current or former officer, director, employee, manager, partner, consultant or independent contractor of Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Subsidiaries that are foregone in return for the receipt of Equity Interests of Holdings (or any direct or indirect parent thereof) pursuant to a deferred compensation plan of such entity; provided further that cancelation of Indebtedness owing to Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Subsidiaries from officers, directors, employees, managers, partners, consultants or independent contractors of Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Subsidiaries in connection with any such repurchase of Equity Interests will not be deemed to constitute a Restricted Junior Payment for purposes of this Section or any other provision of this Agreement;

(iv)  the proceeds of which will be used by Holdings (or any direct or indirect parent thereof) to pay, other than to Affiliates of Holdings, a portion of any customary fees and expenses related to any equity offering by Holdings (or any direct or indirect parent thereof) (including Initial Public Company Costs) or any issuance, incurrence or offering of Indebtedness, any Disposition or Acquisition or other Investment, in each case whether or not successful;

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(v)  the proceeds of which will be used by Holdings (or any direct or indirect parent thereof) to pay customary salary, bonus and other benefits payable to officers, directors, employees, managers, partners, consultants or independent contractors of Holdings (or any direct or indirect parent thereof) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the other Restricted Subsidiaries; provided that the aggregate amount of all Restricted Junior Payments made in reliance on this clause (h)(v), together with the aggregate amount of all Restricted Junior Payments made in reliance on clause (h)(i)(A) above, shall not exceed $500,000 in any Fiscal Year; and

(vi)  the proceeds of which will be used by Holdings (or any direct or indirect parent thereof) to pay amounts that would then be permitted to be paid directly by the Borrower or any other Restricted Subsidiary under Section 6.10 (other than Section 6.10(c)));

(i)  the Borrower and any other Restricted Subsidiary may pay any dividend or distribution within 30 days after the date of declaration thereof, if on the date of declaration such payment would have complied with the other provisions of this Section 6.4;

(j)  the Borrower and any other Restricted Subsidiary may honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(k)  to the extent constituting Restricted Junior Payments of the type referred to in clause (a) or (b) of the definition of such term, the Borrower and the Restricted Subsidiaries may consummate the transactions permitted by Section 6.6 (other than in reliance on Section 6.6(r)), Section 6.8 (other than in reliance on Section 6.8(b)(i)(D)) and Section 6.10 (other than Section 6.10(c)) (it being understood that this clause (k) may be relied on to consummate any transaction that is technically subject to this Section 6.4 but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.4);

(l)  the Borrower and the Restricted Subsidiaries may make regularly scheduled interest and principal payments or any other required payments as and when due in respect of any Junior Indebtedness (including, for the avoidance of doubt, in respect of the Indebtedness permitted under Section 6.1(cc)) (including any “AHYDO catch-up payment” with respect to, and required by the terms of, any indebtedness of the Borrower or any Restricted Subsidiary), other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;

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(m)  the Borrower and the Restricted Subsidiaries may refinance Junior Indebtedness with the proceeds of other Indebtedness to the extent permitted under Section 6.1;

(n)  the Borrower and the Restricted Subsidiaries may make payments of or in respect of Junior Indebtedness made solely with Equity Interests in the Borrower (other than Disqualified Equity Interests);

(o)  the Borrower and the Restricted Subsidiaries may convert any Indebtedness to Equity Interests (other than Disqualified Equity Interests) in Holdings or any direct or indirect parent thereof;

(p)  after a Qualifying IPO, so long as no Event of Default exists on the date of declaration thereof or would result therefrom, the Borrower may make Restricted Junior Payments to Holdings to permit Restricted Junior Payments to the equity holders of Holdings (or any direct or indirect parent thereof) in an aggregate amount not exceeding 6.0% per annum of the Net Proceeds from such Qualifying IPO contributed to the Borrower;

(q)  the Borrower may (and may pay Restricted Junior Payments to enable Holdings (or any direct or indirect parent thereof) to) redeem in whole or in part any Equity Interests in the Borrower or Holdings (or any direct or indirect parent thereof) solely as part of an exchange for another class of Equity Interests or rights to acquire Equity Interests or with proceeds from substantially concurrent equity contributions from, or issuances of new shares of its Equity Interests to, any Person other than the Borrower or any of its Subsidiaries; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests in the Borrower or Holdings (or such direct or indirect parent thereof) are no more adverse (taken as a whole) to the Lenders than those contained in the Equity Interests redeemed thereby;

(r)  the Borrower and any other Restricted Subsidiary may make (or may pay Restricted Junior Payments to enable Holdings (or any direct or indirect parent thereof) to make) payments in respect of withholding or similar taxes payable by or with respect to any future, current or former officers, directors, employees, managers, partners, consultants or independent contractors (or their respective Affiliates, estates, heirs, beneficiaries under their estates, family members, spouses, former spouses, domestic partners or former domestic partners) of Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Restricted Subsidiaries, and any repurchases of Equity Interests deemed to occur upon, in each case, the exercise, vesting or settlement, as applicable, of stock options, warrants, restricted equity or similar equity incentive awards or rights if such Equity Interests represent a portion of the exercise price of such stock options, warrants, restricted equity or similar equity incentive awards or rights or required withholding or similar taxes with respect to such stock options, warrants, restricted equity or similar equity incentive awards or rights;

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(s)  the Borrower and the Restricted Subsidiaries may make Restricted Junior Payments constituting Restricted Junior Payments of the type referred to in clause (d) of the definition of such term, provided that the amount of any such Restricted Junior Payment shall not cause the aggregate amount of all Restricted Junior Payments made in reliance on this clause during any Fiscal Year, measured at the time such Restricted Junior Payment is made, to exceed the sum of (i) the greater of (A) $5,000,000 and (B) 8.4% of Consolidated Adjusted EBITDA as of such Fiscal Year, plus (ii) any unutilized portion of the amount in clause (i) in any preceding Fiscal Year ended after the Closing Date plus (iii) the aggregate amount of mandatory prepayments required under the Permitted Term Indebtedness Documents that were declined by the lenders or investors of all Permitted Term Indebtedness (other than Restricted Term Indebtedness) during such Fiscal Year;

(t)  the Borrower and the Restricted Subsidiaries may make additional Restricted Junior Payments, provided that (i) at the time each such Restricted Junior Payment is made the RJP Payment Conditions shall be satisfied with respect thereto and (ii) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the RJP Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements; and

(u)  the Borrower and/or the Restricted Subsidiaries may make additional Restricted Junior Payments to Pubco, the proceeds of which shall be used substantially concurrently by Pubco for Pubco to make any required prepayment or repayment of the Pubco Convertible Notes; provided that the amount of any such Restricted Junior Payments to Pubco shall not exceed the amount of Indebtedness that is permitted to be incurred by the Borrower and/or the Restricted Subsidiaries pursuant to Section 6.1(cc) and any accrued interest or premium thereon.

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6.5.  Restrictions on Subsidiary Distributions. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any Restricted Subsidiary, (b) to repay or prepay any Indebtedness owing by such Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (c) to make loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to the Borrower or any other Restricted Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.5, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (iii) in the case of (A) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (B) in the case of restrictions and conditions referred to in clause (d) above, the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), restrictions imposed by the Organizational Documents of such Restricted Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (B), in any agreement or instrument relating to Indebtedness of such Person, provided in each case that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary or to the Equity Interests in such other Person (including any Unrestricted Subsidiary), as applicable, (iv) in the case of restrictions and conditions referred to clause in (d) above, restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens and proceeds and products of, and after-acquired property that is affixed or incorporated into, such assets, (v) restrictions and conditions imposed by any agreement or document governing Indebtedness permitted by Section 6.1(f), provided that such restrictions and conditions apply only to Persons that are permitted under such Section to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any Refinancing Indebtedness, by the applicable Original Indebtedness) at the time such Indebtedness first became subject to Section 6.1, (vi) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.8, (vii) restrictions and conditions imposed by any agreement or document governing Indebtedness of any Restricted Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Restricted Subsidiary, (viii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (ix) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (x) in the case of restrictions and conditions referred to in clause (d) above, customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (xi) restrictions contained in any Permitted Term Indebtedness as in effect on the Closing Date and amendments, modifications, extensions and renewals thereof, provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (xii) restrictions contained in any agreement or instrument in effect at the time any Person becomes a Subsidiary, or any agreement or instrument assumed in connection with any acquisition of assets from any Person, provided that such agreements and instruments were not entered into solely in contemplation of such Person becoming a Subsidiary or of such acquisition of assets from such Person, and amendments, modifications, replacements, renewals or extensions thereof (including any such renewals or extension arising as a result of a renewal, extension or refinancing of any Indebtedness containing such restriction), provided, in each case, that the scope of any such restriction shall not have been expanded as a result thereof, (xiii) restrictions constituting Permitted Liens and (xiv) restrictions and conditions contained in any agreement or instrument evidencing or governing any Indebtedness permitted pursuant to Section 6.1 to the extent, in the good faith judgment of the Borrower, such restrictions and conditions are on customary market terms for Indebtedness of such type and so long as the Borrower has determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Credit Parties to meet their obligations under the Credit Documents.

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6.6.  Investments. Neither the Borrower nor any Restricted Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a)  Investments in Cash and Cash Equivalents and in assets that were Cash Equivalents when such Investment was made;

(b)  (i) Investments existing (or that are made pursuant to legally binding written commitments existing) on the Closing Date and, in each case, set forth on Schedule 6.6, and any modification, replacement, renewal, reinvestment or extension of any such Investment so long as the amount of any Investment permitted pursuant to this clause (b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date (as set forth on Schedule 6.6) or as otherwise permitted by (and made in reliance on) another clause of this Section 6.6, and (ii) the Merger Transactions;

(c)  Investments (i) by the Borrower or any Restricted Subsidiary in any Credit Party, (ii) by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party and (iii) by the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party; provided that (A) in the case of any such Investment in a Restricted Subsidiary, such investees are Restricted Subsidiaries prior to such Investments (or such Equity Interests in a Restricted Subsidiary are held as the result of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), (B) the amount of any such Investment in Restricted Subsidiaries that are not Credit Parties made in reliance on clause (iii) shall not cause the aggregate amount of all Investments outstanding in reliance on clause (iii), together with the aggregate amount of all Guarantees by the Credit Parties of Indebtedness or other monetary obligations of the Restricted Subsidiaries that are not Credit Parties outstanding in reliance on clause (d) below, in each case measured at the time such Investment is made, to exceed the greater of (I) $15,000,000 and (II) 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, and (C) in the case of any Investment made in reliance on clause (iii), (1) at the time such Investment is made the Investment Payment Conditions shall be satisfied with respect thereto and (2) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the Investment Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements;

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(d)  Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other monetary obligations of the Borrower or any other Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Restricted Subsidiary shall not Guarantee any Permitted Term Indebtedness or any Subordinated Indebtedness unless (A) such Restricted Subsidiary has Guaranteed the Obligations pursuant hereto and (B) in the case of Subordinated Indebtedness, such Guarantee is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of such Subordinated Indebtedness and (ii) any Guarantee by the Borrower or any other Credit Party of Indebtedness or other monetary obligations of any Restricted Subsidiary that is not a Credit Party made in reliance on this clause (d) (x) shall not cause the aggregate amount of all such Guarantees, together with the aggregate amount of all Investments by the Credit Parties in Restricted Subsidiaries that are not Credit Parties outstanding in reliance on clause (c)(iii) above, in each case measured at the time such Guarantee is made, to exceed the greater of (A) $15,000,000 and (B) 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, and (y) may only be made if (1) at the time such Guarantee is made the Investment Payment Conditions shall be satisfied with respect thereto and (2) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the Investment Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements;

(e)  (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (ii) deposits, prepayments and other credits to suppliers or licensors made in the ordinary course of business;

(f)  Investments made as a result of the receipt of noncash consideration from any Disposition in compliance with Section 6.8;

(g) Investments by the Borrower or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Junior Payment in the form of Equity Interests, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof);

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(h)  Investments in the form of Hedge Agreements permitted under Section 6.12;

(i)  payroll, travel and similar advances to directors, officers and employees of the Borrower or any Restricted Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j)  loans or advances to directors, officers, employees, managers, partners, consultants or independent contractors (or, the case of clause (iii) below, any future, current or former officer, director, employee, manager, partner, consultant or independent contractor (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates)) of Holdings (or any direct or indirect parent thereof), the Borrower or any other Restricted Subsidiary (i) for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business, (ii) in connection with such Person’s purchase of Equity Interests in the Borrower, provided that no Cash or Cash Equivalents is actually advanced pursuant to this clause (ii) other than to pay Taxes due in connection with such purchase unless such Cash or Cash Equivalents are promptly repaid or contributed to the Borrower in Cash as common equity, and (iii) for other purposes, provided that, in the case of any such Investment made in reliance on this clause (iii), such Investment shall not cause the aggregate amount of Investments outstanding in reliance on this clause (iii), measured at the time such Investment is made, to exceed the greater of (x) $3,750,000 and (y) 6.25% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(k)  Permitted Acquisitions; provided that (i) the Acquisition Consideration paid for all the Permitted Acquisitions made in reliance on this clause (k), to the extent attributable to the acquisition of (A) assets acquired by any Restricted Subsidiary that is not a Credit Party or would otherwise not constitute Collateral or (B) the Equity Interests in any Person that does not become a Guarantor Subsidiary, shall not cause the aggregate amount of Acquisition Consideration paid for all the Permitted Acquisitions made in reliance on this clause (k), measured at the time such Permitted Acquisition is consummated, to exceed the greater of (x) $20,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period, and (ii) (A) at the time such Permitted Acquisitions is consummated the Investment Payment Conditions shall be satisfied with respect thereto and (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the Investment Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements;

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(l)  Investments (i) by the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party to the extent made with Cash or Cash Equivalents necessary to fund a Permitted Acquisition permitted hereunder, (ii) by the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in the Borrower or one or more Credit Parties or (iii) consisting of the transfer or contribution to any CFC or CFC Holding Company of Equity Interests in any other CFC or CFC Holding Company or exchange of Indebtedness owing by any CFC or CFC Holding Company for Indebtedness, in a like amount, owing by another CFC or CFC Holding Company;

(m)  Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(n)  Guarantees of obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o)  Investments held by a Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, provided that such Investments exist at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and are not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation);

(p)  Investments held by any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of the term “Unrestricted Subsidiary”, provided that such Investments have not been made in contemplation of or in connection with such redesignation;

(q)  any other Acquisition or other Investment to the extent consideration therefor is made solely with Equity Interests (other than Disqualified Equity Interests) in Holdings or any direct or indirect parent thereof;

(r)  Investments (i) deemed to exist as a result of Liens permitted by Section 6.2, (ii) consisting of the incurrence or assumption of Indebtedness in accordance with Section 6.1 (other than in reliance on Section 6.1(b) or 6.1(c) and other than Investments resulting from loans and advances to, or Guarantees of obligations of, Restricted Subsidiaries that are not Credit Parties) and (iii) consisting of the acquisition of assets resulting from the consummation of a merger, consolidation, dissolution or liquidation in accordance with Section 6.8(a) (it being understood that this clause (r) may be relied on to consummate any transaction that is technically subject to this Section 6.6 but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.6);

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(s)  Guarantees by the Borrower and/or any Restricted Subsidiary of the Pubco Convertible Notes in an amount not to exceed $125,000,000;

(t)  any other Acquisition or other Investment, provided that (i) at the time each such Acquisition or other Investment is made (or deemed made in accordance with the definition of the term “Unrestricted Subsidiary”) the Investment Payment Conditions shall be satisfied with respect thereto and (ii) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that all the requirements of the Investment Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements;

(u)  any other Acquisition or other Investment, provided that the Acquisition Consideration with respect to any such Acquisition or the amount of any such other Investment shall not exceed the Net Proceeds of any Designated Equity Issuance (other than any such proceeds that are otherwise relied upon under this clause with respect to any other Acquisition or Investment or are relied upon under Section 6.4(f)) made after the Closing Date but no more than 90 days prior to the time such Acquisition or such other Investment is consummated;

(v)  (i) Investments made to effect the Transactions and (ii) the Specified Acquisition;

(w) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials or equipment, or purchases, acquisitions, licenses, sublicenses (or other grants or rights to use or exploit), leases or subleases of any asset, Intellectual Property or other rights and the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements, in each case in the ordinary course of business;

(x)  any other Acquisition or other Investment, provided that the Acquisition Consideration with respect to any such Acquisition or the amount of any such other Investment shall not cause the aggregate amount of all Acquisition Consideration paid in connection with all Acquisitions made, together with the aggregate amount of all Investments outstanding, in each case in reliance on this clause (x), measured at the time such Acquisition or other Investment is consummated, to exceed the greater of (i) $10,000,000 and (ii) 16.7% of Consolidated Adjusted EBITDA as of the most recently ended Test Period;

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(y)  any Acquisition of or Investment in joint ventures, Unrestricted Subsidiaries and Restricted Subsidiaries that are not Credit Parties, provided that the Acquisition Consideration with respect to any such Acquisition or the amount of any such other Investment shall not cause the aggregate amount of all Acquisition Consideration paid in connection with all Acquisitions made, together with the aggregate amount of all Investments outstanding, in each case in reliance on this clause (y), measured at the time such Acquisition or other Investment is consummated, to exceed the greater of (i) $10,000,000 and (ii) 16.7% of Consolidated Adjusted EBITDA as of the most recently ended Test Period; and

(z)  Investments (i) received in respect of, or consisting of, the transfer or contribution of Equity Interests in or Indebtedness of any CFC or CFC Holding Company to any other CFC or CFC Holding Company, (ii) by the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of substantially concurrent Investments by the Borrower and the Restricted Subsidiaries in Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in the Borrower or one or more other Credit Parties and (iii) by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary made for tax planning reorganization purposes, so long as the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving effect to such Investments, the value of the assets that constitute Collateral and the value of the assets of the Credit Parties, in each case taken as a whole, is not impaired in any material respect by such Investment (as determined reasonably and in good faith by the Borrower).

Notwithstanding anything in this Section to the contrary, no Material Assets owned by any Credit Party may be contributed as an Investment by any Credit Party to any non-Credit Party; provided that if any Material Assets are material to the business operations of any Restricted Subsidiary that is not a Credit Party, such Material Assets may be contributed as an Investment to such Restricted Subsidiary.

6.7.  Fixed Charge Coverage Ratio. During any period (each, a “Covenant Period”) (a) commencing on any date (such date, a “Trigger Event”) on which the average Excess Availability for the preceding 30 consecutive days is less than the greater of (i) 12.5% of the Maximum Credit and (ii) $9,375,000 and (b) ending on the date on which Excess Availability shall have been greater than the amount set forth in clause (a) above for 30 consecutive calendar days, the Borrower will not permit the Fixed Charge Coverage Ratio as of last day of any Test Period (commencing with the Test Period ended immediately prior to the commencement of the Covenant Period) to be less than 1.00 to 1.00.

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6.8.  Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a)  Neither the Borrower nor any Restricted Subsidiary will merge, consolidate or amalgamate with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Restricted Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, on a consolidated basis, except that:

(i)  any Restricted Subsidiary (or any other Person (other than Holdings)) may merge, amalgamate or consolidate with or into (A) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States), provided that the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall be a Person organized under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the obligations of the Borrower under the Credit Documents (and the Guarantors shall expressly reaffirm their obligations under the Credit Documents) pursuant to documents reasonably acceptable to the Administrative Agent, or (B) any one or more other Restricted Subsidiaries, provided that if any Guarantor Subsidiary merges, amalgamates or consolidates with or into another Restricted Subsidiary that is not a Credit Party, the continuing or surviving Person shall be a Guarantor Subsidiary;

(ii)  any Restricted Subsidiary (other than the Borrower) may dissolve or liquidate, or the Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens created by the Security Documents are not adversely affected thereby) change its legal form, if Holdings determines in good faith that such action is in the best interest of the Borrower and the other Restricted Subsidiaries, taken as a whole, and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution or liquidation of a Restricted Subsidiary that is a Guarantor Subsidiary, such Restricted Subsidiary shall at or before the time of such dissolution or liquidation transfer its assets to another Restricted Subsidiary that is a Guarantor Subsidiary and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor Subsidiary will remain a Guarantor Subsidiary unless such Restricted Subsidiary is otherwise permitted to cease being a Guarantor Subsidiary hereunder);

(iii)  any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Guarantor Subsidiary, the surviving entity is a Guarantor Subsidiary except to the extent such transaction constitutes an Investment in a Restricted Subsidiary that is not a Credit Party permitted by Section 6.6 (other than in reliance on Section 6.6(r));

(iv)  any Restricted Subsidiary may merge or consolidate with or into any Person (other than the Borrower) in a transaction permitted under Section 6.8(b) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, provided that such transaction shall not result in the Borrower and the Restricted Subsidiaries Disposing (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, on a consolidated basis;

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(v)  any Restricted Subsidiary may liquidate or dissolve or may (if the validity, perfection and priority of the Liens created by the Collateral Documents are not adversely affected thereby) change its legal form, in each case if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Guarantor Subsidiary, such Restricted Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to the Borrower or another Restricted Subsidiary that is a Guarantor Subsidiary and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor Subsidiary will remain a Guarantor Subsidiary unless such Restricted Subsidiary is otherwise permitted to cease being a Guarantor Subsidiary hereunder);

(vi)  the Merger Transactions may be consummated; and

(vii)  any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with or into any other Person in order to effect an Investment permitted pursuant to Section 6.6;

provided that, in the case of clauses (i), (ii) and (iii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6 (other than in reliance on Section 6.6(r)).

(b)  Neither the Borrower nor any Restricted Subsidiary will Dispose of, or exclusively license, any asset, including any Equity Interest, owned by it (other than (x) to the Borrower or any other Restricted Subsidiary in compliance with Section 6.6, (y) directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law and (z) the use of Cash), except:

(i)  Dispositions of (A) inventory and goods held for sale in the ordinary course of business, (B) used, obsolete, worn out or surplus equipment in the ordinary course of business, (C) items of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Restricted Subsidiaries (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or be abandoned), (D) leasehold improvements to landlords pursuant to the terms of leases in respect of Leasehold Property and (E) Cash Equivalents;

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(ii)  Dispositions and exclusive licenses to the Borrower or any Restricted Subsidiary, provided that if the transferor or the licensor is the Borrower or any other Credit Party, then (A) the transferee or licensee thereof shall be a Credit Party and, if the property subject thereto constitutes Collateral, it shall continue to constitute Collateral after giving effect thereto or (B) solely if such transaction constitutes an Investment, such transaction is permitted under Section 6.6 (other than in reliance on Section 6.6(r)); provided further that any Restricted Subsidiary that is a Domestic Subsidiary and is not a CFC Holding Company may issue its Equity Interests to any Restricted Subsidiary that is not a Credit Party as part of a tax planning reorganization, provided that substantially concurrently therewith such Equity Interests are transferred by such recipient Restricted Subsidiary to the Borrower or another Credit Party (and, in the event such transfer involves any consideration paid or transferred to such recipient Restricted Subsidiary, such consideration is permitted as (and the full amount thereof, without netting of the transferred Equity Interests, shall be deemed to be) an Investment under Section 6.6 (other than in reliance on Section 6.6(r));

(iii)  Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(iv)  Dispositions of assets in any Insurance/Condemnation Event (including Dispositions in lieu of condemnation);

(v)  leases, subleases, licenses, sublicenses or other grants of rights to use or exploit, occupancy agreements in respect of or other assignments of, any property, including Intellectual Property, in each case in the ordinary course of business; provided that such leases, licenses, subleases, grants or agreements do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or not interfere in any material respect with the ordinary conduct of business of the Borrower and the other Restricted Subsidiaries, taken as a whole;

(vi)  Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, provided that, to the extent property disposed under this clause (vi) constitutes ABL Priority Collateral, such replacement property shall constitute ABL Priority Collateral;

(vii)  Sale/Leaseback Transactions permitted by Section 6.9;

(viii)  the unwinding of Hedge Agreements in accordance with the terms thereof;

(ix)  the surrender or waiver of contractual rights;

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(x)  Dispositions of Investments (including Equity Interests) in, and issuances of Equity Interests by, any joint venture or non-wholly owned Restricted Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between the parties to such joint venture or equityholders of such non-wholly owned Restricted Subsidiary set forth in, the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or non-wholly-owned Restricted Subsidiary;

(xi)  Dispositions of Equity Interests in, or Indebtedness or other Securities of, any Unrestricted Subsidiary, provided that all Dispositions made in reliance on this clause (xi) shall be made for fair value (as determined reasonably and in good faith by the Borrower);

(xii)  Dispositions of assets in order to effectuate an Acquisition permitted pursuant to Section 6.6, which assets are not part of the core or principal business of the Borrower and the other Restricted Subsidiaries, taken as a whole;

(xiii)  (i) Liens permitted by Section 6.2, (ii) Investments permitted by Section 6.6 and (iii) Restricted Junior Payments permitted by Section 6.4;

(xiv)  Dispositions of assets that are not permitted by any other clause of this Section 6.8(b), provided that (A) all Dispositions made in reliance on this clause (xiv) shall be made for fair value (as determined reasonably and in good faith by the Borrower), (B) in the case of any Disposition (or a series of related Dispositions) for consideration in excess of the greater of $3,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period in value, the Borrower or such Restricted Subsidiary shall receive at least 75% of the consideration for such transaction in Cash (provided further that for the purposes of this clause (B), the following shall be deemed to be Cash: (x) the assumption by the transferee of Indebtedness or other liabilities (contingent or otherwise) of the Borrower or any Restricted Subsidiary (other than any Junior Indebtedness) for which the Borrower or such Restricted Subsidiary shall have been validly released in writing from all liability on such Indebtedness or other liability in connection with such Disposition, (y) Securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received in such conversion) within 180 days following the closing of the applicable Disposition and (z) aggregate non-Cash consideration received by the Borrower and the Restricted Subsidiaries for all Dispositions consummated in reliance on this clause (net of any non-Cash consideration converted into Cash and Cash Equivalents) having an aggregate fair value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not in excess of the greater of (I) $6,000,000 and (II) 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, (C) if ABL Priority Collateral is included in the assets subject to such Disposition, the Borrower shall have (1) delivered to the Administrative Agent a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of the most recent Borrowing Base Reporting Date for which a calculation of the Borrowing Base shall have been delivered pursuant to Section 5.1(k) giving Pro Forma Effect to such Disposition as if effected immediately prior to such Borrowing Base Reporting Date and (2) shall have substantially simultaneously with the consummation of such transaction, to the extent that Total Utilization of Revolving Commitments would otherwise exceed the Borrowing Base then in effect, prepaid Loans and/or Cash Collateralized Letters of Credit in an amount sufficient to eliminate such excess, and (D) before and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing (other than with respect to a Disposition made pursuant to a legally binding commitment entered into by the Borrower or any Restricted Subsidiary at a time when no Event of Default existed or would have resulted from such Disposition); and

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(xv)  Dispositions of receivables and related assets pursuant to any Permitted Factoring Transactions.

(c)    The Borrower will not permit any Person other than the Borrower, or one or more of its Restricted Subsidiaries that is not a CFC or a CFC Holding Company, to own any Equity Interests in any Restricted Subsidiary that is a Domestic Subsidiary and is not a CFC Holding Company, provided that (i) any CFC Holding Company may own Equity Interests in any other CFC Holding Company, (ii) the foregoing shall not apply with respect to any Domestic Subsidiary the Equity Interests of which are owned by a CFC or a CFC Holding Company as of the Closing Date and (iii) any Restricted Subsidiary that is a Domestic Subsidiary and is not a CFC Holding Company may issue its Equity Interests to any Restricted Subsidiary that is a CFC or a CFC Holding Company as part of a tax planning reorganization, provided that substantially concurrently therewith such Equity Interests are transferred by such recipient Restricted Subsidiary to the Borrower or a Restricted Subsidiary that is not a CFC or a CFC Holding Company.

6.9.  Sales and Leasebacks. Neither the Borrower nor any Restricted Subsidiary will enter into any Sale/Leaseback Transaction unless (a) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.1(t), (b) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.2(r) and (c) after giving effect to such Sale/Leaseback Transaction, the aggregate fair value (as determined reasonably and in good faith by the Borrower) of all property Disposed of in the Sale/Leaseback Transactions consummated after the Closing Date shall not cause the aggregate amount of all Sale/Leaseback Transactions consummated after the Closing Date, measured at the time such Sale/Leaseback Transaction is consummated, to exceed the greater of (i) $5,000,000 and (ii) 8.4% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

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6.10.  Transactions with Affiliates. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments or consideration in excess of the $2,000,000 for any individual transaction or series of related transactions with any Affiliate of the Borrower or such Restricted Subsidiary on terms that are less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to:

(a)  transactions between or among the Credit Parties or their Restricted Subsidiaries or any other Person that becomes a Restricted Subsidiary as a result of such transaction, not involving any other Affiliate, including any such transactions permitted under Section 6.6(bb);

(b)  the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions;

(c)  any Restricted Junior Payment permitted under Section 6.4;

(d)  issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests) and receipt by the Borrower of capital contributions, or the issuance of Equity Interests in any Restricted Subsidiary (other than the Borrower) to any officer, director, employee, manager, partner, consultant or independent contractor thereof;

(e)  employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Subsidiaries and their respective future, current or former officers, directors, employees, managers, partners, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former officers, directors, employees, managers, partners, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of Holdings (or any direct or indirect parent thereof) or the Borrower or any Restricted Subsidiary;

(f)  payment of customary fees and indemnities to and reimbursement of out-of-pocket costs and expenses of any future, current or former officers, directors and employees of the Borrower and the Restricted Subsidiaries entered into in the ordinary course of business;

(g)  Investments permitted under Section 6.6 (including loans and advances permitted under Section 6.6(i) or 6.6(j));

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(h)  transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.10 or any amendment, modification, replacement, renewal or extension of to any such agreement to the extent that the resulting agreement, taken as a whole, is not adverse to the Lenders in any material respect;

(i)  transactions between the Borrower or any other Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings (or any direct or indirect parent thereof), the Borrower or any other Subsidiary, provided that such director abstains from voting as a director of Holdings (or such direct or indirect parent thereof), the Borrower or such other Subsidiary, as the case may be, on any matter involving such other Person;

(j)  payment of out-of-pocket costs and expenses relating to registration rights and indemnities provided to Persons holding Equity Interests in Holdings or any direct or indirect parent thereof pursuant to any registration rights agreement entered into after the Closing Date;

(k)  transactions in which the Borrower or any other Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of Holdings, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates stating that such transaction is fair to the Borrower or such other Restricted Subsidiary from a financial point of view or is on terms that at least as favorable to the Borrower or such Restricted Subsidiary, as the case may be, as those that would prevail in an arm’s-length transaction with unrelated third parties;

(l)  (i) transactions with Subsidiaries or joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with non-wholly-owned Subsidiaries or joint ventures in the ordinary course of business consistent with past practices;

(m)  transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”, provided that such transactions were not entered into in contemplation of or in connection with such designation;

(n)  the ownership by Affiliates of Holdings, the Borrower and its Subsidiaries of Loans acquired in accordance with Section 10.6;

(o)  to the extent permitted by Sections 6.4 and 6.6, payments by the Borrower and the other Restricted Subsidiaries pursuant to any tax sharing agreements among any of Holdings, the Borrower or any other Restricted Subsidiary on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries and to the extent payments are permitted by Section 6.4(h); and

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(p)  (i) so long as no Event of Default shall have occurred and be continuing, the payment of management, consulting, monitoring, advisory or other fees (including transaction and termination or exit fees) to the Sponsor or its Affiliates pursuant to the Sponsor Management Agreement; provided that during the period that an Event of Default shall have occurred or be continuing, the fees may accrue, but not be paid, and following such Event of Default ceasing to continue, such accrued fees may be paid in cash (together with accrued interest) to the Sponsor or its Affiliates, (ii) the payment of the closing fee payable under Section 5.3 of the Sponsor Management Agreement on the Closing Date and (iii) payment of indemnities to and reimbursement of out-of-pocket costs and expenses of the Sponsor and its Affiliates in connection with financial advisory, financing or other investment banking activities or other services provided to Holdings, the Borrower or any other Restricted Subsidiary (including in connection with Acquisitions or Dispositions, whether or not consummated), in each case pursuant to the Sponsor Management Agreement.

6.11.  Conduct of Business. Neither the Borrower nor any Restricted Subsidiary will engage to any material extent in any business substantially different from the types of businesses conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and businesses reasonably related, complementary, synergistic or ancillary thereto or representing a reasonable extension thereof.  Neither the Borrower nor any Restricted Subsidiary shall maintain, establish or contribute to any Canadian Pension Plan that contains a “defined benefit provision” as such term is defined under the Income Tax Act (Canada), except to the extent such maintenance, establishment or contribution, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.12.  Hedge Agreements. Neither the Borrower nor any Restricted Subsidiary will enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Restricted Subsidiary) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

6.13.  Amendments or Waivers of Organizational Documents and Certain Agreements. Neither the Borrower nor any Restricted Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) any Junior Indebtedness to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders, (b) its Organizational Documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders, or (c) the Sponsor Management Agreement to the extent such amendment, modification or waiver would increase any amounts payable by the Borrower or any Restricted Subsidiary thereunder.

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6.14.  Fiscal Year. Neither the Borrower nor any Restricted Subsidiary will change its Fiscal Year to end on a date other than December 31; provided that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year to end on any other date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments or other modifications to this Agreement and the other Credit Documents that are necessary, in the reasonable judgment of the Administrative Agent and the Borrower, to reflect such change in Fiscal Year.

6.15.  Holding Company. Holdings will not conduct, transact or otherwise engage in any substantial business or operations; provided that the following shall in any event be permitted:

(a)  incidental business or operations related to its ownership of the Equity Interests in the Borrower or any Person that has merged amalgamated or consolidated with, the Borrower;

(b)  the entry into, and the performance of its obligations with respect to, the Credit Documents, any Permitted Credit Agreement Refinancing Indebtedness, any Permitted Incremental Equivalent Indebtedness or documentation relating to other Indebtedness permitted to be incurred hereunder and other agreements contemplated hereby and thereby (except that Holdings shall not be a primary obligor (as distinguished from a guarantor) of Indebtedness for borrowed money that is not intercompany Indebtedness constituting an Investment in Holdings permitted under Section 6.6(c));

(c)  activities incidental to the consummation of the Transactions and the Specified Acquisition;

(d)  the payment of dividends and distributions, the purchase of Equity Interests in, and the making of contributions to the capital of, the Borrower or any Person that has merged amalgamated or consolidated with, the Borrower;

(e)  the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance;

(f)  the performing of activities in preparation for and consummating any public offering of its or any direct or indirect parent’s common stock or any other issuance or sale of its or any direct or indirect parent’s Equity Interests, including paying fees and expenses related thereto;

(g)  the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, employees, managers, partners, consultants and independent contractors;

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(h)  the entry into, and performance of its obligations with respect to, indemnification arrangements with officers, directors, employees, managers, partners, consultants or independent contractors of Holdings or any of its Subsidiaries;

(i)  any transaction between Holdings and the Borrower or any other Restricted Subsidiary expressly permitted under this Article VI, including (i) holding any cash, Cash Equivalents or property received in connection with Restricted Junior Payments made by the Borrower or any other Restricted Subsidiary in accordance with Section 6.4 pending application thereof by Holdings in the manner contemplated by Section 6.4 (including the redemption in whole or in part of any of its Equity Interests in exchange for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests), (ii) the provision of Guarantees in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, provided for the avoidance of doubt, that such Guarantees shall not be in respect of Indebtedness for borrowed money;

(j)  preparing reports to Governmental Authorities and to its shareholders;

(k)  holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law;

(l)  complying with applicable law; and

(m)  activities incidental to the foregoing;

(n)  provided that Holdings may merge, amalgamate or consolidate with or into any other Person so long as (i) Holdings shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings (any such Person, “Successor Holdings”), (A) Successor Holdings shall be an entity organized under the laws of the United States, any State thereof or the District of Columbia, (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Credit Documents (and the other Guarantors shall expressly reconfirm their Obligations under the Credit Documents) pursuant to an agreement or agreements in form and substance reasonably satisfactory to the Administrative Agent, (C) such merger, amalgamation or consolidation shall be permitted or not restricted under Section 6.8(a), and (D) such merger, amalgamation or consolidation shall otherwise be in compliance with the other terms of this Agreement and shall not cause an Event of Default to occur (including, for the sake of clarity, an Event of Default under Section 8.1(j)); provided further that if the foregoing requirements are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Credit Documents. Holdings will not create, incur, assume or suffer to exist any Lien on any Equity Interests in the Borrower (other than (x) Liens pursuant to any Credit Document, (y) Liens pursuant to any agreement or documentation relating to Indebtedness that is permitted pursuant to Section 6.1 so long as such Lien is subject to the ABL Intercreditor Agreement and (z) non-consensual Liens arising solely by operation of law).

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6.16.  Sanctions and other Anti-Terrorism Laws.  Holdings, the Borrower and each Restricted Subsidiary will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or knowingly indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Loans with Embargoed Property or funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; or (e) cause any Lender, the Administrative Agent or the Collateral Agent to violate any Anti-Terrorism Law.

SECTION 7. GUARANTEE

7.1.  Guarantee of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when and as the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.

7.2.  Indemnity by Holdings and the Borrower; Contribution by the Guarantors. (a)  In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), Holdings and the Borrower agree that (i) in the event a payment in shall be made by any Guarantor Subsidiary under its Obligations Guarantee, Holdings and the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, Holdings and the Borrower shall indemnify such Guarantor Subsidiary in an amount equal to the fair market value of the assets so sold.

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(b)  The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7 and under the Collateral Documents. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor Subsidiary being referred to as a “Claiming Guarantor”) and Holdings and the Borrower do not indemnify the Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor Subsidiary (a “Contributing Guarantor”) in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor Subsidiary pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor Subsidiary under its Obligations Guarantee in an amount equal to the fair market value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor Subsidiary). “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (b) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees. “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state or other applicable law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary. “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from Holdings and the Borrower pursuant to Section 7.2(a) or the other Guarantor Subsidiaries pursuant to this Section 7.2(b). The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor. The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder or under any Collateral Document.

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7.3.  Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)  its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;

(b)  the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)  the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other guarantor or any other Person and whether or not the Borrower, any such other guarantor or any other Person is joined in any such action or actions;

(d)  payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);

(e)  any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or with the applicable Designated Hedge Agreement, the applicable Designated Cash Management Services Agreement and any applicable security agreement, including foreclosure or other realization on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Designated Hedge Agreements or any Designated Cash Management Services Agreement; and

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(f)  the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Designated Hedge Agreements or any Designated Cash Management Services Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document, any Designated Hedge Agreement, any Designated Cash management Services Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Designated Hedge Agreement, such Designated Cash Management Services Agreement or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any Designated Hedge Agreement or any Designated Cash Management Services Agreement under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings and the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

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7.4.  Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, any Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

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7.5.  Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Obligations shall have been indefeasibly paid in full in Cash, the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in Cash, the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Credit Party, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in Cash, all Commitments not having terminated and all Letters of Credit not having expired or been cancelled, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6.  Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in Cash, the Commitments shall have terminated and all Letters of Credit not having expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

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7.7.  Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.

7.8.  Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Holdings, the Borrower or any Subsidiary at the time of any such grant or continuation or at the time such other Obligations are incurred, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Holdings, the Borrower or any Subsidiary. Each Guarantor has adequate means to obtain information from Holdings, the Borrower and the Subsidiaries on a continuing basis concerning the financial condition of Holdings, the Borrower and the Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Holdings, the Borrower and the Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, the Borrower or any Subsidiary now or hereafter known by any Secured Party.

7.9.  Bankruptcy, Etc. (a)  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)  Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve Holdings, the Borrower or any other Subsidiary of any portion of any Obligations.  The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Secured Parties, or allow the claim of any Secured Party or of the Administrative Agent, for the benefit of the Secured Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

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In the event that all or any portion of the Obligations are paid by Holdings, the Borrower or any other Subsidiary, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

7.10.  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Obligations Guarantee in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall only be liable under this Section 7.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.10, or otherwise under this Obligations Guarantee, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.10 shall remain in full force and effect until the Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Qualified ECP Guarantor intends that this Section 7.10 constitute, and this Section 7.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1.  Events of Default. If any one or more of the following conditions or events shall occur:

(a)  Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) to pay, when due, any amount payable to the applicable Issuing Bank in reimbursement of any drawing under any Letter of Credit or to deposit, when due, any Cash Collateral required pursuant to Section 2.14 or 2.22 or (iii) to pay, within five Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder;

(b)  Default in Other Agreements. (i) Failure by the Borrower or any Restricted Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity or, in the case of any Hedge Agreement, being terminated, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice but only after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that notwithstanding the foregoing, this clause (b) shall not apply to any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or to any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted under Section 6;

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(c)  Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(f)(i), 5.2(a) (with respect to the existence of Holdings and the Borrower only), 5.7, 5.17 or 6; provided that an Event of Default under Section 6.7 will be subject to cure as provided in Section 8.2;

(d)  Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any report, certificate (including any Borrowing Base Certificate) or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be incorrect, in the case of any representation or warranty qualified or modified as to materiality in the text thereof, in any respect, and otherwise, in any material respect, in each case as of the date made or deemed made;

(e)  Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and such failure shall not have been remedied within (i) if such breach relates to Section 5.1(k)(i), five Business Days (or two Business Days if such breach is during a Cash Dominion Period), or (ii) otherwise, 30 days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such failure;

(f)  Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary in an involuntary case or proceeding under any Debtor Relief Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or other applicable law; or (ii) an involuntary case or proceeding shall be commenced against Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary under any Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed or discharged;

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(g)  Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case or proceeding under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any Debtor Relief Law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property (other than any liquidation permitted by Section 6.8(a)); or Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary shall make any assignment for the benefit of creditors; or Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f);

(h)  Judgments and Attachments. One or more final judgments for the payment of money in an aggregate amount of $15,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(i)  Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate have resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or the institution of any steps by the Borrower or any Restricted Subsidiary or any applicable regulatory authority to terminate a Canadian Pension Plan if, as a result of such termination, the Borrower or any Restricted Subsidiary may be required to make an additional contribution to such Canadian Pension Plan that would be reasonably expected to have a Material Adverse Effect;

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(j)  Change of Control. A Change of Control shall occur; or

(k)  Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee (other than any Obligations Guarantees by any Restricted Subsidiary that is not a Material Subsidiary) for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and (to the extent required by the Credit Documents) perfected Lien on any material Collateral, with the priority required by the Credit Documents, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Credit Documents, (ii) the release thereof as provided in Section 9.8(e) or (iii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents or, in the case of Collateral consisting of real property, to the extent covered by the title insurance policy applicable to such real property required pursuant to the Collateral and Guarantee Requirement to the extent the insurer has not denied coverage under such title insurance policy; or this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (i) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (ii) upon (A) the occurrence and during the continuance of any other Event of Default and (B) notice to the Borrower by the Administrative Agent provided at the request of (or with the consent of) the Requisite Lenders, (1) the Commitments and the obligation of each Issuing Bank to issue, amend or extend any Letter of Credit shall immediately terminate, (2) the unpaid principal amount of and accrued interest on the Loans and all other Obligations (other than the Designated Cash Management Services Obligations and the Designated Hedge Obligations) shall immediately become due and payable, and the Borrower shall immediately be required to deposit Cash Collateral in respect of Letter of Credit Usage in accordance with Section 2.4(l), in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party, (3) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents, and (4) the Agents may exercise any other remedies under any of the Credit Documents or under applicable law that are available during the continuance of an Event of Default.

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8.2.  Permitted Holders’ Right to Cure.

(a)  Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails to comply with the Financial Performance Covenant upon the occurrence of a Trigger Event or at the end of any Fiscal Quarter, at any time after the beginning of such Fiscal Quarter and to and including (x) with respect to any failure to comply upon the occurrence of a Trigger Event, the tenth Business Day after the date of such Trigger Event, and (y) otherwise, the tenth Business Day after the date on which financial statements with respect to such Fiscal Quarter are required to be delivered pursuant to Section 5.1(a) or 5.1(b) (the last day of such period being the “Anticipated Cure Deadline”), any of the Permitted Holders shall have the right to make in cash, directly or indirectly, an equity contribution in Holdings in cash which equity investment shall be in common equity or other Equity Interests in Holdings (in the case of any Equity Interests other than common equity, such Equity Interests shall be on terms and conditions reasonably acceptable to the Administrative Agent) (the “Cure Right”), and upon receipt by the Borrower of the cash proceeds in cash pursuant to the exercise of such Cure Right (the “Cure Amount”), the Financial Performance Covenant shall be recalculated, giving effect to a pro forma increase in Consolidated Adjusted EBITDA for such Fiscal Quarter and the applicable subsequent periods that include such Fiscal Quarter in an amount equal to such Cure Amount; provided that (i) such pro forma increase in Consolidated Adjusted EBITDA shall be made solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenant with respect to any applicable period that includes the Fiscal Quarter with respect to which such Cure Right was exercised and not for any other purposes under any Credit Document (including for purposes of determining pricing, mandatory prepayments and the availability or amount of any baskets), (ii) there shall be no reduction in Indebtedness in connection with any Cure Amount for determining compliance with the Financial Performance Covenant and no Cure Amount will reduce or be included in the calculations of Consolidated Senior Secured Net Debt, Consolidated Total Net Debt, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio for the Fiscal Quarter or any subsequent Fiscal Quarter with respect to which such Cure Right was exercised, except in each case to the extent such Cure Amount is actually applied to prepay Indebtedness (and then only from and after the Fiscal Quarter in which such prepayment is made) and (iii) the Cure Amount shall be contributed by Holdings to the Borrower as an equity contribution.

(b)  If, after the exercise of any Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall be in compliance with the requirements of the Financial Performance Covenant as of the end of such Fiscal Quarter, the Borrower shall be deemed to have been in compliance with the Financial Performance Covenant as of the relevant date of determination with the same effect as if there had been no failure to comply with the Financial Performance Covenant on such date, and the applicable Default or Event of Default shall be deemed to have been cured; provided that (i) the Cure Right may be exercised on no more than five occasions, (ii) in each period of four consecutive Fiscal Quarters, there shall be at least two Fiscal Quarters in respect of which no Cure Right is exercised and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Maintenance Covenant.

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(c)  Upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a Fiscal Quarter, none of the Agents, the Lenders or the Issuing Banks shall be permitted to terminate the Commitments, accelerate all or any portion of the Loans, impose the rate of interest provided for in Section 2.10, or exercise any remedies against the Collateral or any other rights and remedies under any of the Credit Documents that are available during the continuance of an Event of Default caused solely by a failure to comply with the requirements of the Financial Performance Covenant, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline except that no Lender or Issuing Bank shall be required to make any Credit Extension hereunder during the period during which the Permitted Holders may exercise a Cure Right unless and until the Cure Amount is actually received. For the avoidance of doubt, the provisions of this clause (c) shall not limit the Agents, the Lenders or the Issuing Banks’ rights or remedies with regard to any other continuing Event of Default.

SECTION 9. AGENTS

9.1.  Appointment of Agents. PNC Bank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender and Issuing Bank hereby authorizes PNC Bank to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9, other than Sections 9.7 and 9.8(e), are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and no Credit Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.

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9.2.  Powers and Duties. Each Lender and Issuing Bank irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender, any Issuing Bank or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Document except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.3.  General Immunity. (a)  No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or Issuing Bank or any other Secured Party for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates (including any Borrowing Base Certificate) or any other documents furnished or made by any Agent to the Lenders or Issuing Banks or by or on behalf of any Credit Party to any Agent or any Lender or Issuing Bank in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Without limiting the generality of the preceding sentence, notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by any Lender, any Issuing Bank or any other Secured Party as a result of, (A) confirmations of the amount of outstanding Loans, the Letter of Credit Usage or the component amounts thereof or any confirmation of or calculation of the Borrowing Base or the component amounts thereof, (B) calculation of Quarterly Average Excess Availability, Quarterly Average Facility Utilization or Excess Availability, (C) the terms and conditions of any Permitted Intercreditor Agreement or any amendment, supplement or other modification thereof. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, (D) qualification of (or lapse of qualification of) any Account or Inventory under the eligibility criteria set forth herein, (E) determination of whether the Investment Payment Conditions or the RJP Payment Conditions have been satisfied, (F) the calculations of the outstanding amount of any Designated Cash Management Services Obligations, Designated Pari Cash Management Services Obligations, Designated Hedge Obligations and Designated Pari Hedge Obligations or (G) compliance with Section 9.8.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

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(b)  Exculpatory Provisions. Neither any Agent nor any of its Related Parties shall be liable to the Lenders or Issuing Banks for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate (including any Borrowing Base Certificate), consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for Holdings, the Borrower and the Subsidiaries), accountants, insurance consultants and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender or Issuing Bank shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5). In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume the satisfaction of such Lender or Issuing Bank unless the Administrative Agent shall have received written notice to the contrary from such Lender or Issuing Bank reasonably in advance of such Credit Extension.

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(c)  Reports. Each Lender and Issuing Bank hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to any Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel, and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use and not share any Report with any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, each other Person preparing a Report and the Related Parties of any of the foregoing harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by any of them as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d)  Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

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(e)  Concerning Arranger and Certain Other Indemnitees. Notwithstanding anything herein to the contrary, none of the Arranger or any of the co-agents, bookrunners or managers listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder, but all such Persons shall have the benefit of the exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 and shall have all of the rights and benefits of a third party beneficiary with respect thereto, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders. The exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 shall apply to any Affiliate or other Related Party of the Arranger or any Agent in connection with the arrangement and syndication of the credit facilities provided for herein (including pursuant to Section 2.24, 2.25 and 2.26) and any amendment, supplement or modification hereof or of any other Credit Document (including in connection with any Extension Offer), as well as activities as an Agent.

9.4.  Agents Entitled to Act in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender or an Issuing Bank hereunder. With respect to its Loans and participations in the Letters of Credit, Swing Line Loans and Protective Advances, each Agent shall have the same rights and powers hereunder as any other Lender or Issuing Bank and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders or the Issuing Banks.  Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

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9.5.  Lenders’ and Issuing Banks’ Representations, Warranties and Acknowledgments. (a)  Each Lender and Issuing Bank represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent or any of its Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or Issuing Banks or to provide any Lender or Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

(b)  Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement, a Refinancing Facility Agreement, an Incremental Facility Agreement or an Extension Agreement and funding its Loans on the Closing Date and/or providing its Revolving Commitment on the Closing Date or by providing any Incremental Revolving Commitment or Extended Revolving Commitment shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date or as of the date of the effectiveness of extension of such Incremental Revolving Commitment or Extended Revolving Commitment.

(c)  Each Lender acknowledges and agrees that PNC Bank may (but is not obligated to) act as administrative agent, collateral agent or a similar representative for the holders of any Permitted Term Indebtedness and, in such other capacities, may be a party to Term Credit Agreement.  Each Lender and PNC Bank waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against PNC Bank or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

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9.6.  Right to Indemnity. Each Lender, in proportion to its Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

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9.7.  Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time upon 30 days, advance written notice to the Borrower, the Issuing Banks and the Lenders from its capacity as such. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g)), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned, to appoint a successor.  If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor (subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g)), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned).  Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.

9.8.  Collateral Documents and Obligations Guarantee. (a)  Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent determines in its discretion to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).

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(b)  Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of setoff rights of any Lender or Issuing Bank or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

(c)  Credit Bidding.

(i)  Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Requisite Lenders: (A) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof or other applicable law; (B) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof or other applicable law; (C) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; (D) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or (E) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party (it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (B), (C) or (D) without its prior written consent).

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(ii)  Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (B), (C) or (D) of the preceding clause (i), the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

(iii)  With respect to any contingent or unliquidated claim that is an Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

(iv)  Each Secured Party whose Obligations are credit bid under clause (B), (C) or (D) of the preceding clause (i) is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (A) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (B) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

(d)  Designated Hedge Obligations and Designated Cash Management Services Obligations. No Obligations under any Designated Hedge Agreement or Designated Cash Management Services Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 2.16(f) or 10.5(c)(iii) of this Agreement. Notwithstanding anything to the contrary herein, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of any Designated Hedge Obligations or any Designated Cash Management Services Obligations.

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(e)  Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i)  When all Obligations (excluding contingent obligations as to which no claim has been made, the Designated Hedge Obligations and the Designated Cash Management Services Obligations) have been paid in full, all Commitments have terminated and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations Guarantees provided for in any Credit Document, whether or not on the date of such release there may be outstanding Designated Hedge Obligations or Designated Cash Management Services Obligations.

(ii)  If (A) any Guarantor Subsidiary shall have been designated as an Unrestricted Subsidiary in accordance with the terms hereof, (B) all the Equity Interests in any Guarantor Subsidiary held by the Borrower and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted hereunder or (C) any Guarantor Subsidiary shall cease to be a wholly-owned Subsidiary as a result of the consummation of a joint venture entered into for a valid business purpose and permitted hereunder, then such Guarantor Subsidiary shall, upon effectiveness of such designation, or the consummation of such transaction, automatically be discharged and released from its Obligations Guarantee and all security interests created by the Collateral Documents in Collateral owned by such Guarantor Subsidiary shall be automatically released, without any further action by any Secured Party or any other Person; provided that no such discharge or release shall occur unless substantially concurrently therewith, such Subsidiary shall have been discharged and released from its Guarantee of all Permitted Term Indebtedness, and all Liens on the assets of such Subsidiary securing any such Indebtedness shall have been released. Upon any sale or other transfer by any Credit Party (other than to any Credit Party or any other Designated Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 10.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person.

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(iii)  Each Secured Party hereby authorizes the Collateral Agent to subordinate, at the request of the Borrower, any Lien on any property (other than any ABL Priority Collateral) granted to or held by the Collateral Agent under any Collateral Document to the holder of any Lien on such property that is permitted by Section 6.2(b) (solely with respect to Liens permitted under clauses (b), (f), (v) and (o)(i) of the definition of “Permitted Encumbrances”), 6.2(d), 6.2(e) (other than any Liens in the Equity Interests of any Guarantor Subsidiary), 6.2(j), 6.2(l), 6.2(o), 6.2(q) or 6.2(r); provided, that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.2(e) or 6.2(q) to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien.

(iv)  In connection with any termination, release or subordination pursuant to this Section 9.8(e), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.8(e) shall be without recourse to or representation or warranty by the Administrative Agent or the Collateral Agent.

(f)  Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(g)  Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Obligations Guarantees, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)), Section 10.24 and all the other provisions of this Agreement relating to Collateral, any Obligations Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder.  It is understood and agreed that the benefits of the Collateral and the Obligations Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

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9.9.  Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender or Issuing Bank pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10.  Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Credit Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)  to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.8, 2.10, 2.16, 2.18, 2.19, 2.20, 10.2 and 10.3) allowed in such judicial proceeding; and

(c)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders, the Issuing Banks or other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank, or to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

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9.11.  ERISA Representation.

(a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)  such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective in-vestment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

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(b)  In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)  none of the Administrative Agent, the Collateral Agent, or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii)  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(c)  no fee or other compensation is being paid directly to the Administrative Agent, the Collateral Agent or the Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

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SECTION 10. MISCELLANEOUS

10.1.  Notices. (a)  Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank shall be given to such Person at its address as set forth on Schedule 10.1 or, in the case of any Lender or Issuing Bank, at such address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by facsimile (except for any notices or other communications given to the Administrative Agent or the Collateral Agent), courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (or, if not sent during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including its fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.

(b)  Electronic Communications.

(i)  Notices and other communications to any Lender and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2 if such Lender or any Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

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(ii)  Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent or any of its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)  The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants as to the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and their Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.

(iv)  Each Credit Party, each Lender and each Issuing Bank agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)  Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)  Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

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10.2.  Expenses. If the Closing Date occurs, the Borrower agrees to pay promptly (a) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of counsel) incurred by any Agent, the Arranger or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing, extending or replacing, in whole or in part, the credit facilities provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated) or any other document or matter requested by the Borrower, including any Incremental Facility Agreement or in connection with any Extension Offers, (b) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) all the reasonable and documented out-of-pocket fees, costs, expenses and other charges of any auditors, accountants, consultants or appraisers, (d) all fees and expenses of the Administrative Agent under Section 5.13 and all other reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of any appraisers, examiners, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral, insurance reviews, field examinations, appraisals and the preparation of the Reports, and (e) after the occurrence and during the continuance of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, Arranger, Lender or Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that (x) in the case of clauses (a), (b), (c) and (d) above, expenses with respect to counsel shall be limited to one firm of primary counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all Persons entitled to reimbursement under such clauses (taken as a whole), and (y) in the case of clause (e) above, expenses with respect to counsel shall be limited to one firm of primary counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all Persons entitled to reimbursement under such clause (taken as a whole) (and, if any such Person shall have advised the Borrower that there is an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and one additional firm of local counsel in each applicable jurisdiction for each group of affected Persons that are similarly situated). All amounts due under this Section 10.2 shall be payable within 30 days after receipt by the Borrower of a summary statement therefor, together with any supporting documentation reasonably requested by the Borrower. Notwithstanding the foregoing, each of the Agents, the Arranger and their respective Affiliates shall be obligated to refund and return promptly any and all amounts paid by the Borrower pursuant to this Section 10.2 to such Person to the extent such Person is not entitled to payment thereof in accordance with the terms hereof.

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10.3.  Indemnity. (a)  In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless, each Agent (and each sub-agent thereof), the Arranger, each Lender and each Issuing Bank and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (B) a material breach of the obligations of such Indemnitee or its Related Parties under the Credit Documents, or (ii) arise out of any dispute solely among Indemnitees (other than (A) claims against any Agent or the Arranger (or any holder of any other title or role) in its capacity in fulfilling its role as such, and (B) claims arising out of any act or omission on the part of any Credit Party or any Affiliates of any Credit Party). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. All amounts due under this Section 10.3 shall be payable within 30 days after receipt by the Borrower of a written demand therefor, together with, in the case of any reimbursement of costs and expenses, after receipt of a summary statement therefor with any supporting documentation reasonably requested by the Borrower. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower pursuant to this Section 10.3(a) to such Indemnitee for any loss, claim, damage, liability, fee or expense to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.

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(b)  The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of the following sentence (with “Borrower” being substituted for “Indemnitee” in each such clause) shall be deemed reasonable)), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable)), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act of the relevant Indemnitee.

(c)  To the extent permitted by applicable law, (i) no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, the Arranger, any Lender, any Issuing Bank or any Related Party of any of the foregoing, and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Credit Party or any Related Party of any Credit Party, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this Section 10.3(c) shall diminish obligations of the Credit Parties under Section 10.2 or 10.3(a).

10.4.  Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders. Each Lender and Issuing Bank agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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10.5.  Amendments and Waivers. (a)  Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(d) and as otherwise provided in Sections 10.5(c), 10.5(e) and 10.5(f), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders.

(b)  Affected Lenders’ Consent. In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i)  increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default, and no making of a Protective Advance or Out-of-Formula Loan as contemplated hereby, shall constitute an increase in any Commitment of any Lender);

(ii)  extend the scheduled final maturity date of any Loan;

(iii)  extend the scheduled expiration date of any Letter of Credit (other than any Collateralized Letter of Credit or Post-Term Letter of Credit) beyond the Revolving Commitment Termination Date;

(iv)  waive, reduce or postpone any scheduled payment (but not any voluntary prepayment) of any Loan;

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(v)  reduce the rate of interest on any Loan or any fee payable hereunder (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10 or any change in the definition, or in any component of, the terms “Quarterly Average Facility Utilization” or “Quarterly Average Excess Availability”), or waive or postpone the time for payment of any such interest or fee (including any prepayment fee);

(vi)  reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)  waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(d) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));

(viii)  amend the definition of the term “Requisite Lenders”, the term “Supermajority Lenders” or the term “Pro Rata Share”; provided that additional extensions of credit made pursuant to Sections 2.24, 2.25 and 2.26 shall be included, and with the consent of the Requisite Lenders other additional extensions of credit pursuant hereto may be included, in the determination of “Requisite Lenders”, “Supermajority Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Exposures are included on the Closing Date;

(ix)  release all or substantially all the Collateral from the Liens of the Collateral Documents, or all or substantially all the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all the Guarantors in respect of the Obligations Guarantee) or contractually subordinate the Lien granted to the Collateral Agent in the Collateral for the benefit of the Secured Parties as to the Lien of any other creditor, in each case except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or other applicable law or any other sale or other disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders);

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(x)  amend the definition of the term “Interest Period” in a manner that would require any BSBY Rate Loan to be made with an Interest Period longer than six months without the consent of the Lender making such BSBY Rate Loan; provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (vii), (viii) and (ix).

(c)  Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:

(i)  waive, amend or otherwise modify the rights or obligations of any Agent without the prior written consent of such Agent;

(ii)  waive, amend or otherwise modify the rights or obligations of any Agent, any Issuing Bank or the Swing Line Lender (including any waiver, amendment or other modification of the obligation of Lenders to purchase participations in Protective Advances as provided in Section 2.2(b), Letters of Credit as provided in Section 2.4(g) or Swing Line Loans as provided in Section 2.3(c)) without the prior written consent of such Agent, such Issuing Bank or the Swing Line Lender, as the case may be;

(iii)  waive, amend or otherwise modify this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment (in accordance with Section 2.16(f) of Obligations arising under the Credit Documents, on the one hand, and the Designated Pari Hedge Obligations or the Designated Pari Cash Management Services Obligations, on the other, or amend or otherwise modify the definition of the term “Obligations”, “Designated Hedge Obligations”, “Designated Cash Management Services Obligations”, “Designated Pari Hedge Obligations”, “Designated Pari Cash Management Services Obligations” or “Secured Parties” (or any comparable term used in any Collateral Document), in each case in a manner adverse to any Secured Party holding Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations then outstanding without the written consent of such Secured Party (it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder, so long as such amendment or other modification by its express terms does not alter the Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations being so secured or Guaranteed, shall not be deemed to be adverse to any Secured Party holding Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations, as the case may be);

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(iv)  waive, amend or otherwise modify this Agreement (A) to increase any advance rates set forth in the definition of the term “Borrowing Base”, or to add categories of eligible assets other than Eligible Receivables, Eligible Unbilled Receivables or Eligible Inventory, without the prior written consent of each Lender or (B) otherwise to modify the definition of the term “Borrowing Base” or any component definition thereof in a manner that has the effect of increasing borrowing availability in any material respect (other than modifications to eligibility criteria or Reserves implemented by the Administrative Agent in the manner and to the extent expressly provided herein), without the prior written consent of the Supermajority Lenders (it being understood that nothing in this clause (v) shall impair the ability of the Administrative Agent to make Protective Advances or Out-of-Formula Loans in accordance with Section 2.2 and Section 2.15, respectively); or

(v)  waive, amend or otherwise modify Section 2.16(f) without the consent of each Lender adversely affected thereby.

(d)  Class Amendments.  Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e)  Certain Permitted Amendments. Notwithstanding anything herein or in any other Credit Document to the contrary:

(i)  any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature or (ii) to better implement the intentions of this Agreement, so long as (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;

(ii)  in connection with any transaction permitted by Section 2.24, 2.25 or 2.26, this Agreement and the other Credit Documents may be amended as contemplated by Sections 2.24, 2.25 and 2.26, including to add any covenant applicable to the Borrower and/or the Restricted Subsidiaries (including any Previously Absent Financial Maintenance Covenant) or any other provisions for the benefit of the Lenders;

(iii)  in connection with the incurrence of any Permitted Term Indebtedness, this Agreement and the other Credit Documents may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to add any covenant applicable to the Borrower and/or the Restricted Subsidiaries (including any Previously Absent Financial Maintenance Covenant) or any other provisions for the benefit of the Lenders;

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(iv)  the Administrative Agent and the Collateral Agent may, without the consent of any Secured Party, (i) consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any Collateral Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” or (ii) waive, amend or modify any provision in any Collateral Document, or consent to a departure by any Credit Party therefrom, to the extent the Administrative Agent or the Collateral Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement;

(v)  subject to Section 10.5(c)(iv), the definition of the term “Borrowing Base” and the component definitions thereof may be modified by the Administrative Agent in the manner and to the extent expressly provided herein; and

(vi)  this Agreement and the other Credit Documents may be amended in the manner provided in Sections 6.14 and 10.24.

Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(f).

(f)  Requisite Execution of Amendments, Etc. With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

10.6.  Successors and Assigns; Participations. (a)  Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)  Register.  The Borrower, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

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(c)  Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:

(i)  any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or

(ii)  any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee” upon (A) the giving of notice to the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank, and (B) receipt of prior written consent (each such consent not to be unreasonably withheld or delayed) of (1) the Borrower, provided that the consent of the Borrower to any assignment (x) shall not be required if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, (2) the Administrative Agent, (3) the Swing Line Lender and (4) each Issuing Bank;

provided that:

(A)  in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than $5,000,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the assigning Lender;

(B)  each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class; and

(C)  in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which  may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, such Defaulting Lender’s Pro Rata Share of Revolving Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its Pro Rata Share of all Revolving Loans and participations in Letters of Credit, Swing Line Loans and Protective Advances; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (C), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(d)  Mechanics.  Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)  Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof (or of any Incremental Facility Agreement or Refinancing Facility Agreement) or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date (or, in the case of any Incremental Facility Agreement or Refinancing Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower or any Affiliate of the Borrower. It is understood and agreed that the Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 10.6(e) and in the applicable Assignment Agreement.

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(f)  Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, as an Issuing Bank or in any other capacity hereunder) on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)  Participations.

(i)  Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as required pursuant to other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(ii)  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.

(iii)  The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.21 and 2.23 as if it were an assignee under Section 10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)  Certain Other Assignments and Pledges. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank or other central banking authority as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or other central banking authority; provided that (i) no such assignment, pledge or grant shall be made in favor of any Disqualified Institution, (ii) no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and (iii) in no event shall the applicable Federal Reserve Bank, other central banking authority, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

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(i)  Disqualified Institutions.

(i)  If any assignment or participation under this Section 10.6 is made to any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Loans held by such Disqualified Person, purchase such Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall be liable to the relevant Disqualified Person under Section 2.18(c) if any BSBY Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 10.6 (except that no registration and processing fee required under this Section 10.6 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 10.6(i)(i) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity.

(ii)  Notwithstanding anything to the contrary contained in this Agreement, each Disqualified Person (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, (y) attend or participate in conference calls or meetings participated in or attended by the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent, or (z) access any electronic site established for the Lenders and/or the Issuing Banks or confidential communications from counsel to or financial advisors of the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Banks and (B) (x) for purposes of determining whether the Requisite Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, shall not have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank to take (or refrain from taking) any such action, and all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Requisite Lenders or all Lenders have taken any actions, except that no amendment, modification or waiver of any Credit Document shall, without the consent of the applicable Disqualified Person, deprive any Disqualified Person of its pro rata share of any payment to which all Lenders are entitled and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Reorganization Plan”) each Disqualified Person party hereto hereby agrees (1) not to vote on such Reorganization Plan, (2) if such Disqualified Person does vote on such Reorganization Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Reorganization Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

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(iii)  Notwithstanding anything to the contrary contained in this Agreement, no Credit Party shall be required to indemnify any Disqualified Person or reimburse any cost, expenses or other amounts incurred by any Disqualified Person pursuant to Section 10.2 or 10.3.

(j)  Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Disqualified Institution. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.18(c), 2.19 and 2.20) and no SPC shall be entitled to any greater amount under Sections 2.18(c), 2.19 and 2.20 or any other provision of this Agreement or any other Credit Document than the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.18(c), 2.19 and 2.20 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, and except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Credit Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under applicable law; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 10.6, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

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10.7.  Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.  Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Arranger, any Lender, any Issuing Bank or the Swing Line Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, in the event that on the fifth Business Day prior to the Revolving Maturity Date any Letter of Credit shall be a Collateralized Letter of Credit or a Post-Term Letter of Credit, then, unless on such date any unreimbursed drawing shall have been outstanding thereunder, such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents (other than for purposes of such Letter of Credit and all obligations in respect thereof continuing to constitute Obligations that are secured and Guaranteed as provided in the Credit Documents) and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.4(g).  The provisions of Sections 2.18(c), 2.19, 2.20, 9, 10.2, 10.3 and 10.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

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10.9.  No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, the Arranger, any Lender or any Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arranger, the Lenders and the Issuing Banks hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, the Arranger, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

10.10.  Marshalling; Payments Set Aside. None of the Agents, the Arranger, the Lenders or the Issuing Banks shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to any Agent, the Arranger, any Lender or any Issuing Bank (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent, the Arranger, any Lender or any Issuing Bank), or any Agent, the Arranger, any Lender or any Issuing Bank enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

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10.11.  Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.  Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.  Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.  APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “ACQUIRED COMPANY MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER AN ACQUIRED COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE DETERMINATION OF WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND (C) THE DETERMINATION OF THE ACCURACY OF ANY ACQUIRED BUSINESS REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF MERGER SUB (OR ITS APPLICABLE AFFILIATES) HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE MERGER AGREEMENT OR TO DECLINE TO CONSUMMATE THE MERGER, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

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10.15.  CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGER, THE CREDIT PARTIES, THE LENDERS AND THE ISSUING BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR, IN THE CASE OF THE AGENTS, TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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10.17.  Confidentiality. Each of the Administrative Agent, the Collateral Agent and each Lender (which term shall for the purposes of this Section 10.17 include each Issuing Bank) (and each Lender agrees to cause its SPC, if any) shall hold all Confidential Information (as defined below) obtained by it in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and that the Administrative Agent, the Collateral Agent and each Lender may disclose Confidential Information (a) to its Affiliates and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information and have been advised of the confidential nature of such information (and to other Persons authorized by it to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the advisors thereto) to any swap or derivative transaction relating to the Borrower, its Affiliates or its or their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other marketing materials relating to the credit facility governed by this Agreement); , (c) to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, (d) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) in customary “tombstone” or similar advertisements, (g) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or commission, or otherwise as required by applicable law or compulsory legal process (in which case the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (h) upon the request or demand of any Governmental Authority or any regulatory or quasi-regulatory authority (including any self-regulatory organization) purporting to have jurisdiction over the Administrative Agent, the Collateral Agent or such Lender, as the case may be, or any of their respective Affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (i) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (j) to the extent that such information was already in possession of the Administrative Agent, the Collateral Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates and (k) with the consent of the Borrower.  For purposes of the foregoing, “Confidential Information” means, with respect to the Administrative Agent, the Collateral Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of Holdings, the Borrower and the Subsidiaries obtained by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, under the terms of this Agreement and identified as confidential by the Borrower. In addition, the Administrative Agent, the Collateral Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement on a confidential basis to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Arranger or any Agent, such parties may disclose Information as provided in this Section 10.17. Notwithstanding the foregoing, no such information shall be disclosed to any Person that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent.

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10.18.  Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

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10.19.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20.  Effectiveness; Entire Agreement. Subject to Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter between or among any Credit Parties and any Agent or the Arranger or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect), and the Agents, the Arranger and their respective Related Parties are hereby released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21.  PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable “know-your-customer” and anti-money laundering rules and regulations, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other applicable “know-your-customer” and anti-money laundering rules and regulations.

10.22.  Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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10.23.  No Fiduciary Duty. Each Agent, the Arranger, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.

10.24.  Permitted Intercreditor Agreements.

(a)  Each of the Lenders (which term shall for the purposes of this Section 10.24 include each Issuing Bank) and the other Secured Parties acknowledges that obligations of the Borrower and the Guarantor Subsidiaries under the Term Credit Agreement are, and under any Permitted Term Indebtedness may be, secured by Liens on assets of the Borrower and the Guarantor Subsidiaries that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the Term Credit Agreement (or in respect of such other Permitted Term Indebtedness) will be set forth in the ABL Intercreditor Agreement and any documents relating thereto.

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(b)  Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the ABL Intercreditor Agreement, including to the subordination of the Liens on the Term Priority Collateral securing the Obligations on the terms set forth in the ABL Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the ABL Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the ABL Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or any Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 10.24 or in accordance with the terms of the ABL Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent and the Collateral Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the ABL Intercreditor Agreement.

(c)  Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Permitted Intercreditor Agreement that the Borrower may from time to time request and that are reasonably acceptable to the Administrative Agent (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Obligations, any Permitted Incurred Acquisition Indebtedness, any Permitted Ratio Indebtedness, any Permitted Term Indebtedness or any Permitted Subordinated Indebtedness, (ii) to confirm for any party that such Permitted Intercreditor Agreement is effective and binding upon the Administrative Agent and the Collateral Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Permitted Intercreditor Agreement if executed at such time as a new agreement.

(d)  Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Permitted Intercreditor Agreement.

(e)  Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Sections 9, 10.2 and 10.3 with respect to all actions taken by it pursuant to this Section 10.24 or in accordance with the terms of any Permitted Intercreditor Agreement to the full extent thereof.

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(f)  The provisions of this Section 10.24 are intended as an inducement to the secured parties under the Term Credit Agreement or under any Permitted Incurred Acquisition Indebtedness, any Permitted Ratio Indebtedness, any Permitted Term Indebtedness or any Permitted Subordinated Indebtedness to extend credit to the Borrower thereunder and such secured parties are intended third party beneficiaries of such provisions.

10.25.  Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)   a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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10.26.  Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

(b)  As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a) “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BCP QUALTEK MERGER SUB, LLC, as Borrower

By:
Name:
Title:

After giving effect to the Merger, QualTek USA, LLC hereby absolutely, irrevocably and unconditionally assumes all obligations of BCP QualTek Merger Sub, LLC under this Agreement.

QUALTEK USA, LLC, as Borrower

By:
Name:
Title:

BCP QUALTEK BUYER, LLC, as Guarantor

By:
Name:
Title:

[ABL Credit Agreement]

QUALTEK MIDCO, LLC QUALTEK MANAGEMENT, LLC NX UTILITIES, LLC
EMPIRE TELECOM USA, LLC QUALSAT, LLC
ADVANTEK ELECTRICAL CONSTRUCTION, LLC VELOCITEL, LLC
SITE SAFE, LLC
NX UTILITIES ULC, each as Guarantors

By:
Name:
Title:

[ABL Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and Lender,

By:
Name: Sara V. Traberman
Title: Senior Vice President

[ABL Credit Agreement]